As filed with the Securities and Exchange Commission on April 27, 2015

Registration No. 333-202694

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	6022	41-1799504
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

53 First Street, S.W.

Wells, Minnesota 56097

(507) 553-3151

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. James D. Moll

Interim President and Chief Executive Officer

Wells Financial Corp.

53 First Street, S.W.

Wells, Minnesota 56097

(507) 553-3151

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Spidi, Esq.

James C. Stewart, Esq.

Jones Walker LLP

1227 25th Street, N.W.

Suite 200 West

Washington, D.C. 20037

(202) 434-4660

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.10 par value per share	112,657	$27.00	$3,042,000	$353.48	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2015

PRELIMINARY PROSPECTUS

WELLS FINANCIAL CORP.

Up to 97,963 Shares of Common Stock

(Subject to increase to 112,657 shares)

Wells Financial Corp., a Minnesota corporation, is offering shares of its common stock in connection with the conversion merger of St. James Federal Savings and Loan Association. Pursuant to an Agreement and Plan of Conversion Merger, dated as of November 14, 2014, St. James Federal Savings and Loan Association, a federally chartered mutual savings association, will convert from the mutual to the stock form of organization and simultaneously merge with and into Wells Federal Bank, a wholly owned subsidiary of Wells Financial Corp. Completion of the offering and consummation of St. James Federal Savings and Loan Association’s conversion and merger with and into Wells Federal Bank immediately thereafter are interdependent transactions.

We are offering up to 97,963 shares of common stock for sale at $27.00 per share on a best efforts basis, subject to certain conditions. We may sell up to 112,657 shares of common stock at $27.00 per share, without giving subscribers the opportunity to change or cancel their orders, because of demand for the shares, changes in market conditions or regulatory considerations. We must sell a minimum of $1,955,000 in common stock or 72,407 shares at $27.00 per share in order to complete the offering.

If you are or were a depositor or borrower of St. James Federal Savings and Loan Association:

•	You may have priority rights to purchase shares of common stock.

If you are not a St. James Federal Savings and Loan Association depositor or borrower, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering shares of our common stock in a “subscription offering” to eligible depositors and borrowers of St. James. Shares of our common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering” with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering, as we may determine at any time. We also may offer for sale shares of our common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sterne, Agee & Leach, Inc. Sterne, Agee & Leach, Inc. is not required to purchase any shares of our common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of our common stock in the offering. Sterne, Agee & Leach, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

All shares of our common stock will be offered for sale at a price which will be equal to the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or OTCQB, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01. Thus, shares of our common stock will be sold at a price approximately equal to market price, as calculated using this formula, although the price could be slightly less than the ask price on the OTCQB at the time of your transaction. In this preliminary prospectus we have assumed this price to be $27.00 per share. The actual price may be more or less than $27.00 per share and cannot be determined until immediately prior to distribution of the final prospectus. Our common stock is quoted on the OTCQB under the symbol “WEFP.” On ________, 2015, the last reported sales price of our common stock on the OTCQB was $________ per share.

Sterne, Agee & Leach, Inc. will assist us in selling our shares of common stock on a best efforts basis. The minimum number of shares of common stock you may order is 25 shares, provided, however, that if the purchase price is greater than $20.00 per share, such minimum number of shares will be adjusted so that the aggregate purchase price for such minimum shares will not exceed $500.00. Therefore, at a purchase price of $27.00 per share, the minimum number of shares of common stock you may order is 18 shares. Funds received during the offering will be held in a segregated account at Wells Federal Bank, and will earn interest at Wells Federal Bank’s passbook savings rate, which is currently ____% per annum. The offering is expected to expire at __:__ p.m., Central Time, on ________, 2015. We may extend this expiration date without notice to you until ________, 2015. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond ________, 2015, or the number of shares of common stock to be sold is decreased to fewer than 72,407 shares or increased to more than 112,657 shares. If the offering is extended beyond ________, 2015, or if the number of shares of common stock to be sold is decreased to fewer than 72,407 shares ($1,955,000 in the aggregate) or increased to more than 112,657 shares ($3,042,000 in the aggregate) , we will give subscribers an opportunity to change or cancel their orders.

Wells and St. James cannot complete the offering and the conversion merger unless: the members of St. James approve the Plan of Conversion Merger at a special meeting to be held on ________, 2015; we receive all required regulatory approvals or non-objections, including final approvals of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Division of Financial Institutions of the Department of Commerce of the State of Minnesota and, if not waived, the Board of Governors of the Federal Reserve System; and we sell shares of our common stock with an aggregate value of at least $1,955,000.

OFFERING SUMMARY

Purchase Price: $27.00 Per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	72,407	85,185	97,963	112,657
Gross offering proceeds	$1,955,000	$2,300,000	$2,645,000	$3,042,000
Estimated offering expenses (excluding selling agent fees and expenses)	$415,000	$415,000	$415,000	$415,000
Estimated selling agent fees and expenses (1)	$300,000	$300,000	$300,000	$307,500
Estimated net proceeds	$1,240,000	$1,585,000	$1,930,000	$2,319,500
Estimated net proceeds per share	$17.13	$18.61	$19.70	$20.59

_______________

(1)	Includes a success fee of 6.0% of the dollar value of all shares sold, subject to a minimum success fee of $175,000, a management fee of $25,000 (which will be credited against the success fee), records management fees of $35,000, and reimbursable expenses of the offering (including legal fees) payable to Sterne, Agee & Leach, Inc. of $90,000. See “The Conversion Merger and the Offering—Plan of Distribution; Selling Agent Compensation” for a discussion of Sterne, Agee & Leach, Inc.’s compensation for this offering and the conversion merger.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 14.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sterne Agee

For assistance, please contact the Stock Information Center, toll-free, at 1-(___) ___-____.

The date of this prospectus is ________, 2015.

WELLS FEDERAL BANK

ND
MN
SD
WI
IA
Minneapolis
St. Paul
WISCONSIN
169
MINNESOTA
35
52
14
St. Peter
Mankato
Owatonna
St. James Federal
14
14
90
Minnesota Lake
Corporate Office, Wells
Albert Lea
90
Blue Earth
Fairmont
69
65
IOWA

Corporate Office
53 1st Street South West
Wells, Minnesota

Albert Lea
2630 Bridge Avenue
Albert Lea, Minnesota

Blue Earth
303 South Main Street
Blue Earth, Minnesota

Fairmont
1015 Highway 15 South
Fairmont, Minnesota

Mankato
1601 Adams Street
Mankato, Minnesota

Minnesota Lake
104 Main Street North
Minnesota Lake, Minnesota

Owatonna
496 North Street
Owatonna, Minnesota

St. James Federal
501 1st Avenue South
St. James, Minnesota

St. Peter
1618 South Minnesota Avenue
St. Peter, Minnesota

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information before making an investment decision, you should read this entire prospectus carefully, including the financial statements, the notes to the financial statements and the section entitled “Risk Factors.”

Unless otherwise stated in this prospectus, references to “we,” “us,” “our,” “Wells,” the “Company,” or the “Corporation,” refer to Wells Financial Corp., references to the “Bank,” refer to Wells Federal Bank and references to “St. James’” refer to St. James Federal Savings and Loan Association. The Agreement and Plan of Conversion Merger, dated as of November 14, 2014, by and among Wells, the Bank and St. James is referred to as the “Agreement.” The Plan of Conversion Merger of St. James with the Bank, which was approved by the boards of directors of St. James, Wells and the Bank, is referred to as the “Plan of Conversion Merger.”

Given the size of St. James relative to Wells, the conversion merger is not considered a significant transaction to Wells in accordance with the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, financial statements for St. James and pro forma financial information reflecting the conversion merger are omitted from this prospectus as permitted by the applicable rules and regulations of the Securities and Exchange Commission.

The Parties

Wells Financial Corp.

Wells Financial Corp. is a bank holding company that was incorporated in December 1994 under the laws of the State of Minnesota for the purpose of acquiring all of the issued and outstanding common stock of Wells Federal Bank. This acquisition occurred in April 1995 at the time the Bank simultaneously converted from a mutual to a stock institution, and sold all of its outstanding capital stock to the Company and the Company made its initial public offering of common stock.

In February 2005, the Company terminated the registration of its common stock, and stopped reporting, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the completion by the Company of a modified Dutch auction issuer tender offer and a one-for-100 share reverse stock split. By terminating the Company’s registration under the Exchange Act, we achieved significant cost savings in expenditures for legal and accounting costs related to being a public company registered with the SEC, as well as enabling management, employees and the Board of Directors to focus more on the operation and management of our business, rather than the periodic SEC reporting process.

The primary activity of the Company is directing and planning the activities of the Bank, the Company’s primary asset. At December 31, 2014, the remainder of the assets of the Company were maintained in deposit accounts at the Bank. The Company engages in no other significant activities. As a result, references to the Company generally refer to the Bank, unless the context otherwise indicates. In the discussion of regulation, except for the discussion of the regulation of the Company, all regulations apply to the Bank rather than the Company.

The principal sources of funds for the Company’s lending activities are deposits, advances from the Federal Home Loan Bank and the amortization, repayment, and maturity of loans, and investment securities. Principal sources of income are interest and fees on loans, investment securities, and deposits held in other financial institutions.

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As of December 31, 2014, the Company had total assets of $251.8 million, total deposits of $222.0 million, and stockholders’ equity of $24.1 million or 9.6% of total assets. The only subsidiary of the Company is the Bank.

Wells’ executive offices are located at 53 First Street, S.W., Wells, Minnesota 56097. Its telephone number is (507) 553-3151, and its website is located at www.wellsfinancialcorp.com. Information on our website should not be considered part of this prospectus.

Wells Federal Bank

Wells Federal Bank converted from a federally chartered savings bank to a Minnesota state chartered commercial bank in 2012. The Bank is headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota and one loan origination office in Dakota County, Minnesota. The Bank was founded in 1934 and its deposits are insured to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) System. The Bank is a community oriented, full-service retail commercial bank. The Bank attracts deposits from the general public and uses such deposits to invest in residential lending on owner occupied and non-owner occupied properties, agricultural real estate and operating loans, home equity and other consumer loans, commercial real estate and commercial construction and operating loans. Cash in excess of amounts needed for lending operations is used to purchase investment securities and to maintain required liquidity. The Bank has two subsidiaries, Greater Minnesota Mortgage (“GMM”) and Wells Insurance Agency (“WIA”). GMM originated loans through referrals from community commercial banks and, primarily, sold these loans to the secondary market. GMM ceased operations on February 1, 2012 and its operations were transferred to the Bank. WIA is a full-service insurance agency that sells property, casualty, life and health insurance.

The Bank’s executive offices are located at 53 First Street, S.W., Wells, Minnesota 56097. Its telephone number is (507) 553-3151, and its website is located at www.wellsfederal.com. Information on our website should not be considered part of this prospectus.

St. James Federal Savings and Loan Association

St. James Federal Savings and Loan Association is a federally-chartered mutual savings association with a single office, located at 501 First Avenue South, St. James, Minnesota 56081. St. James was founded in 1958 and provides financing for consumers and agriculture, as well as traditional savings opportunities for customers in St. James, Minnesota and the surrounding area. St. James has no subsidiaries. St. James is converting from the mutual to the stock form of ownership and is simultaneously merging with and into the Bank. Upon completion of the conversion merger, St. James will cease to exist as an independent entity.

St. James is subject to regulation and examination by the OCC, and its deposits are insured up to applicable legal limits by the FDIC under the Deposit Insurance Fund. St. James is a member of the Federal Home Loan Bank System.

As of December 31, 2014, St. James had $27.2 million in assets, $2.8 million in total equity, $18.7 million in net loans and $24.4 million in deposits. St. James’ executive offices are located at 501 First Avenue South, St. James, Minnesota 56081, and its telephone number is (507) 375-3177.

Business Strategy

The Bank is a community oriented, full-service retail commercial bank. It is the mission of Wells Federal Bank and its subsidiary to become a leading source of financial products and services in southern

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Minnesota and northern Iowa by offering comprehensive, competitively priced loan, deposit and insurance products. The Bank attracts deposits from the general public and uses such deposits to invest in residential lending on owner occupied and non-owner occupied properties, agricultural real estate and operating loans, home equity and other consumer loans, commercial real estate and commercial construction and operating loans. Due to the market interest rates and length of terms on residential loans, the Bank sells substantially all of the residential loans it originates to the secondary market. As a source of noninterest income and to maintain a direct relationship with the borrowers, the Bank retains servicing on these loans. Commercial, agricultural, home equity and other consumer loans are originated in the Bank’s primary service area as portfolio loans to provide interest income. As stated above, the Bank attracts deposits from the general public to fund its loans. The Bank strives to price its deposits to be competitive in its market area, not to be the highest rate offered, but also, not the lowest. Cash that is not invested in loans is invested in securities and interest-bearing bank accounts. When evaluating the purchase of securities for the Bank’s investment securities portfolio, preservation of principal, credit quality and liquidity are given preference over yield. Should additional funding be required, the Bank has the ability to borrow funds from the Federal Home Loan Bank of Des Moines.

The Conversion Merger

Pursuant to the Agreement and the Plan of Conversion Merger, St. James will convert from a federally chartered mutual (meaning no stock outstanding) savings association to a federally chartered stock savings association. In connection with St. James’ mutual-to-stock conversion, we will acquire 1,000 shares of common stock of St. James issued in the conversion for $1.00 in cash per share. The 1,000 shares of St. James common stock will constitute all of St. James’ issued and outstanding shares of common stock. Immediately following our acquisition of St. James, St. James will merge with and into the Bank, with the Bank as the resulting institution, and the St. James stock then held by Wells will be cancelled. Completion of the offering and consummation of St. James’ conversion and merger with and into the Bank immediately thereafter are interdependent transactions.

McAuliffe Financial, LLC, an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of February 13, 2015, the estimated aggregate pro forma market value of St. James was between $1,955,000 and $2,645,000, with a midpoint of $2,300,000. As a result, the minimum and maximum of the offering is based on the estimate of the minimum and maximum of St. James’ pro forma market value.

The Offering

In connection with the conversion merger of St. James and pursuant to the Plan of Conversion Merger, we are offering up to 97,963 shares of our common stock to eligible depositors and borrowers of St. James, up to 8.0% of the shares of our common stock sold in the offering to Wells’ employee stock ownership plan, or ESOP, and, to the extent shares remain available, to the general public, with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus. We must sell a minimum of 72,407 shares of our common stock in order to complete the conversion merger and the offering. Sterne, Agee & Leach, Inc. will use its best efforts to assist us in selling the shares of common stock being offered. Sterne, Agee & Leach, Inc. is not required to sell any specific number or dollar amount of shares offered, but will use their best efforts to sell the shares offered.

All shares of our common stock will be offered for sale at a price equal to the average of the daily arithmetic mean of the closing bid and asked quotations on the OTCQB of our common stock commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher

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$0.01. Thus, shares of Wells common stock will be sold at a price approximately equal to market price, as calculated using this formula, although the price could be slightly less than the ask price on the OTCQB at the time of your transaction. In this preliminary prospectus we have assumed this price to be $27.00 per share. The actual price may be more or less than $27.00 per share and cannot be determined until immediately prior to distribution of the final prospectus.

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

First:	Depositors of St. James with $50 or more on deposit as of the close of business on September 30, 2013.

Second:	Wells’ Employee Stock Ownership Plan.

Third:	Depositors of St. James with $50 or more on deposit as of the close of business on ________, 2015.

Fourth:	Other depositors of St. James as of the close of business on ________, 2015 and borrowers of St. James as of January 18, 2012 whose borrowings remained outstanding as of the close of business on ________, 2015.

The subscription offering expires at __:__ p.m., Central Time, on ________, 2015, but may be extended to ________, 2015, without notice to you.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering and community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Sterne, Agee & Leach, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering or syndicated community offering will be based on the facts and circumstances available to Wells at the time of the determination.

If we receive orders for more shares than we are offering, i.e., an over-subscription, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to priorities in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Offering—Subscription Offering and Subscription Rights” and “—Community Offering.”

To ensure a proper allocation of stock, each subscriber eligible to purchase in the subscription offering must list on the stock order form all deposit accounts in which the subscriber had an ownership interest at the applicable eligibility date. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event of an over-subscription of the offering. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the Plan of Conversion Merger and of the acceptability of the order forms is subject to our discretion and will be final.

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How the Offering Range Was Determined

Federal regulations require that in connection with the conversion merger, at a minimum, the aggregate purchase price of the securities sold in the offering be based upon the estimated pro forma market value of St. James as determined by an independent appraisal. St. James has retained McAuliffe Financial, LLC which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. McAuliffe Financial, LLC has indicated that in its valuation as of February 13, 2015, the estimated fair market value of St. James ranged from $1,955,000 to $2,645,000, with a midpoint of $2,300,000.

McAuliffe Financial, LLC will receive fees totaling $30,000 for its appraisal report, including any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon St. James’ financial condition and results of operations, the effect of the additional capital that it theoretically would have raised on a stand-alone basis from the sale of common stock in this offering, and an analysis of a peer group of 10 publicly traded financial institution holding companies that McAuliffe Financial, LLC considered comparable to St. James.

Two measures that some investors use to analyze a stock investment are the ratio of the offering price to an issuer’s “book value” and “tangible book value” and the ratio of the offering price to an issuer’s earnings. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Earnings are defined as net earnings after taxes. We considered the impact the offering would have to our book value, tangible book value and earnings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” for more information regarding non-GAAP financial measures.

The following table presents a summary of the pro forma pricing ratios based on the financial impact of the conversion merger and offering based on financial data as of and for the year ended December 31, 2014.

Wells Financial Corp. (pro forma):	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Earnings Multiple

Minimum	71.75%	72.47%	16.46	x
Midpoint	72.12	72.84	16.67
Maximum	72.50	73.21	16.88
Maximum, as adjusted	72.93	73.64	17.09

Reasons for the Conversion Merger

As a mutual savings and loan association, St. James’ sole source of capital is the retention of earnings. St. James faces increasing challenges generating sufficient earnings from its operations to keep pace with the regulatory and technology changes needed to remain competitive while maintaining high capital levels. St. James expects to continue to face earnings challenges in the future. St. James’ Board of Directors has considered various options for St. James in light of these challenges.

The Board of Directors determined that St. James would not be able to convert to stock form on a stand alone basis due to the significant expense of the conversion process and the additional operating expenses it would incur for some time after the conversion. The Board of Directors also considered merging with another mutual savings and loan association, but there are few mutual associations in Minnesota and it is unlikely that an out-of-state association would be attracted to a small institution in a

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rural market. Furthermore, none of the mutual associations in Minnesota have a business plan similar to St. James’.

St. James was initially contacted by Wells in December 2013, when Wells expressed interest in determining if a conversion merger transaction was possible. Based upon favorable preliminary discussions between St. James and Wells, the parties pursued the permissibility of such a transaction with the OCC and their respective advisors.

St. James’ primary reasons for proposing the conversion merger are as follows:

•	limited options continuing as a stand-alone entity;

•	high operating expenses as a stand-alone entity due to its small size and limited earning capacity resulting therefrom;

•	alleviate pressure to grow the balance sheet and increase earnings;

•	increasing complexity of regulatory compliance; and

•	expansion of services available to customers by combining with Wells.

In determining to undertake the conversion merger, the St. James board also considered the potential risks and costs associated with a failure to successfully complete the conversion merger and the potential impact on business and customer relationships of a change from an independent mutual institution but determined that these considerations did not outweigh the potential benefits of the conversion merger.

Reasons for the Offering

Wells’ primary reasons for the offering are to:

•	fulfill a condition required for regulatory approval of the conversion merger that Wells sell shares of its common stock with a value equal to the pro forma market value of St. James in a subscription offering giving preference to certain St. James depositors and borrowers;

•	provide a larger capital cushion for asset growth, which will primarily be realized through existing operations;

•	improve our overall capital and competitive position;

•	increase our loans to one borrower limit to allow us to make larger loans, including larger commercial real estate loans;

•	support growth and diversification of operations, products and services; and

•	provide additional financial resources to pursue branch expansion and possible future acquisition opportunities.

The Wells board also considered the potential costs and expenses associated with the offering and the conversion merger as well as the reporting and other responsibilities that would be applicable to Wells following the offering but determined that these considerations did not outweigh the potential benefits to Wells of the offering and conversion merger.

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Other than the acquisition of St. James, we have no current arrangements to acquire other financial institutions.

Conditions to Complete the Conversion Merger and the Offering

Wells and St. James cannot complete the offering and the conversion merger unless:

•	the members of St. James approve the Plan of Conversion Merger at a special meeting to be held on ________, 2015;

•	we sell shares of our common stock having an aggregate value of at least $1,955,000; and

•	we receive all required regulatory approvals or non-objections, including final approvals of the OCC, the FDIC, the Division of Financial Institutions of the Department of Commerce of the State of Minnesota (the “MDFI”) and, if not waived, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

The initial application for St. James’ conversion was filed with the OCC on ________, 2015 and the initial application for the merger of St. James with and into Wells Federal Bank was filed with the FDIC and the MDFI on ________, 2015. In addition, on April 17, 2015, we received a determination from the Federal Reserve Board that no regulatory purpose would be served by requiring an application under the Bank Holding Company Act of 1956, as amended.

We have described the conditions to completing the conversion merger in greater detail under the heading “Conditions to Completing the Conversion Merger” beginning on page 107 of this prospectus.

Organizational Structure

The following diagram depicts our corporate structure after the conversion merger and the offering:

Public Shareholders
100% of common stock
Wells Financial Corp.
100% of common stock
Wells Federal Bank

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25, provided, however, that if the purchase price is greater than $20.00 per share, such minimum number of shares will be adjusted so that the aggregate purchase price for such minimum shares will not exceed $500.00. Therefore, at a purchase price of $27.00 per share, the minimum number of shares of common stock you may purchase is 18 shares. No individual may purchase more than 5.0% of the shares of common stock sold in the offering (3,620 shares at the minimum and 5,632 shares at the adjusted maximum). If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 5.0% of the shares of common stock sold in the offering (3,620 shares at the minimum and 5,632 shares at the adjusted maximum):

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•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

Subject to receipt of required OCC approval and certain conditions, the maximum purchase limitation may be increased to 9.99% of the shares sold in the offering, provided that orders exceeding 5.0% of the shares of common stock sold may not exceed in the aggregate 10.0% of the total shares sold. See “The Offering—Limitations on Common Stock Purchases.”

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and the Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and Community Offering

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your St. James deposit accounts; provided, however, that your order is received (not postmarked) before __:__ p.m., Central Time, on ________, 2015, which is the end of the offering period, unless extended.

In the subscription offering and community offering, you may pay for your shares by:

•	personal check, bank check or money order, made payable to Wells Financial Corp.; or

•	authorizing us to withdraw funds from the types of St. James deposit accounts designated on the stock order form.

Wells Federal Bank and St. James are not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. If you wish to pay with cash, please contact the Stock Information Center. You may not pay by wire transfer, use a check drawn on a St. James or Wells Federal Bank line of credit, or use a third-party check to pay for shares of common stock. You may not designate on your stock order form a direct withdrawal from a St. James account with check-writing privileges. Please submit a check instead. If you request that we directly withdraw the funds from your St. James checking account, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Additionally, you may not designate direct withdrawal from an Individual Retirement Account or a prearranged funeral expense account held at St. James. If you wish to use funds in a funeral expense account, you must terminate the underlying contract for funeral services prior to your subscription. Please call the Stock Information Center if you have a question about using Individual Retirement Account or funeral expense account funds to purchase Wells common stock.

For orders paid for by check or money order, the funds must be available in the account. The funds will be immediately deposited and held in a segregated account at Wells Federal Bank. We will pay interest on those funds calculated at Wells Federal Bank’s passbook savings rate from the date your order is processed until completion or termination of the conversion merger, at which time each subscriber will receive an interest check. All funds authorized for withdrawal from deposit accounts with St. James must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from an

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account until the completion of the conversion merger and offering and will earn interest within the account at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

Withdrawals from St. James certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at Wells Federal Bank’s current passbook savings rate subsequent to the withdrawal.

After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 112,657 or decreased to fewer than 72,407, or the offering is extended beyond ________, 2015.

We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Wells Federal Bank, the FDIC or any other government agency.

How We Intend to Use the Proceeds from the Offering

We estimate net proceeds from the sale of the common stock in this offering will be $1,240,000, $1,930,000 and $2,319,500 at the minimum, maximum and adjusted maximum of the offering, respectively, after deducting estimated offering expenses payable by us of $715,000 at the minimum and maximum of the offering and $722,500 at the adjusted maximum of the offering, including the fees payable to Sterne, Agee & Leach, Inc., the investment banking firm assisting us with this offering and conversion merger. We intend to use the proceeds to support future loan and asset growth, to repurchase shares of our common stock, to expand our business operations and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering” on page 31 of this prospectus.

Benefits to Employees and Potential Dilution to Stockholders Following the Offering and Conversion Merger

We expect our tax-qualified employee stock ownership plan, or ESOP, to purchase 8.0% of the total number of shares of common stock that we sell in the offering, or 7,837 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8.0% of the total number of shares of common stock sold in the offering. We also reserve the right for the ESOP to instead purchase some or all of the shares of common stock in the open market following the offering in order to fund the employee stock ownership plan, subject to regulatory approval. This plan is a tax-qualified retirement plan for the benefit of all our employees.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completing the Conversion Merger.” Until certificates for the shares of common stock are delivered to purchasers, purchasers may not be able to sell the shares of common stock that they purchased. Your ability to sell the shares of common stock prior

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to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights. If you subscribe for shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, adding the names of persons who are not owners of a qualifying deposit account as of the applicable eligibility record date can result in loss of your subscription rights. In addition, the stock order form requires that you list all St. James deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock in the Subscription and Community Offerings

If you wish to purchase shares of common stock in the subscription offering or community offering, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than __:__ p.m., Central Time, on ________, 2015. You may submit your stock order form by mail, using the stock order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand-delivery to St. James Federal Savings and Loan Association, located at 501 1st Avenue South, St. James, Minnesota 56081. Please do not hand-deliver stock order forms to Wells Federal Bank. Please do not mail stock order forms to Wells Federal Bank. Once submitted, your order will be irrevocable unless the offering is terminated or extended beyond ________, 2015 or the number of shares of common stock to be sold is decreased to less than 72,407 shares or increased to more than 112,657 shares. The offering may be extended, without notice to you, until ________, 2015. If the subscription offering and/or community offering is extended beyond ________, 2015, or if the number of shares of common stock to be sold is decreased to less than 72,407 shares or is increased to more than 112,657 shares, we will, with the approval of the OCC, be required to resolicit subscriptions before proceeding with the offering. Subscribers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of your intent is not received prior to the end of the resolicitation period, your order will be cancelled, funds will be returned with interest and deposit account withdrawal authorizations will be cancelled.

No extension of the offering period may last longer than 90 days. Combined extensions may not last beyond ________, 2017.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at __:__ p.m., Central Time, on ________, 2015, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 72,407 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

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•	increase the purchase limitations (See “The Offering—Limitations on Common Stock Purchases”); and/or

•	seek the approval of the OCC to extend the offering beyond ________, 2015; provided that any such extension will require us to resolicit subscribers in the subscription and community offerings.

Alternatively, Wells and St. James may terminate the offering and the conversion merger, return funds with interest and cancel deposit account withdrawal authorizations. See “The Merger—Termination.”

Market for Common Stock

Our common stock is, and is expected to continue to be, quoted on the OTCQB under the symbol “WEFP.” See “Stock and Dividend Information.”

Our Policy Regarding Dividends and Share Repurchases

We have paid a regular quarterly dividend of $0.15 per share and expect to continue paying a dividend following the completion of the conversion merger, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank and compliance with applicable federal and state banking regulations. We have in the past, from time to time, repurchased shares of our common stock in the open market and will consider additional open market repurchases following the completion of the conversion merger subject to compliance with certain SEC restrictions on such activities by an issuer during a distribution of its securities and compliance with applicable federal and state banking regulations.

Our board of directors has the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. In determining whether to pay a cash dividend and the amount of such cash dividend, the board is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that we will pay dividends in the foreseeable future, or that if paid, we will not reduce or eliminate dividends in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Minnesota law and the policies and regulations of the Federal Reserve, may be paid in addition to, or in lieu of, regular cash dividends. Wells files a consolidated tax return with Wells Federal Bank. Any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

We are subject to Minnesota law and the policies and regulations of the Federal Reserve relating to our ability to pay dividends to our stockholders. However, our ability to pay dividends may depend, in part, upon dividends we receive from Wells Federal Bank because we have no source of income other than dividends from Wells Federal Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. Federal and state banking laws limit dividends and other distributions from Wells Federal Bank to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Supervision and Regulation—Restrictions on Dividends.”

Tax Consequences

As a general matter, the conversion merger will not be a taxable transaction for federal or state income tax purposes to Wells Financial Corp., the Bank, St. James or persons eligible to subscribe in the

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subscription offering. See the section of this prospectus under the heading “The Conversion —Material Income Tax Consequences” beginning on page 105 for additional information.

Management After the Conversion Merger

Upon the consummation of the conversion merger, St. James will cease to exist. The Bank will offer the five non-employee directors of St. James, Daniel Birkholz, Steve Jeppson, Donald Kuhlman, Michael Kulseth and Harold Wolle, Jr., seats on an advisory board of the Bank for a period of one year following the effective date of the conversion merger.

Proposed Purchases by Executive Officers and Directors of Wells and St. James

We currently expect St. James’ directors and executive officers and Wells’ directors and executive officers, together with their associates, to subscribe for approximately 13,000 shares of common stock in the offering, which equals 18.0% of the shares to be sold at the minimum of the offering range and 13.3% of the shares to be sold at the maximum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price per share to be paid by them for their subscribed shares will be the same per share price to be paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Interests of Management and Board of Directors

St. James. St. James’ directors and officers have interests in the conversion merger as individuals which are in addition to, or different from, their interests as members of St. James. These interests are as follows:

•	appointment of up to five non-employee directors of St. James’ board of directors to an advisory board of the Bank for a period of one year following the conversion merger;

•	indemnification by Wells of current and former St. James directors and officers; and

•	purchase by St. James of a directors’ and officers’ liability insurance policy for a period of three years after the conversion merger at an annual premium no greater than 150% of the current annual premium paid by St. James for its existing directors’ and officers’ liability insurance policy.

Wells. We expect that Wells’ tax-qualified employee stock ownership plan, or ESOP, will purchase 8.0% of the total number of shares of common stock that we sell in the offering, or 7,837 shares of common stock assuming that we sell the maximum of the shares proposed to be sold. If we receive orders for more shares than the maximum of the offering range, the ESOP will have first priority to purchase shares over the maximum up to an aggregate of 8.0% of the shares of Wells sold in the conversion merger.

SEC Reporting

We do not intend to register our common stock under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act and, therefore, will not be subject to the periodic and other reporting requirements of Section 13 of the Exchange Act. Under Section 15(d) of the Exchange Act, and SEC regulations thereunder, we will be subject to the periodic reporting requirements, but not the proxy

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solicitation or beneficial ownership reporting requirements of the Exchange Act for at least the fiscal year in which our registration statement under the Securities Act of 1933 becomes effective.

How to Obtain Additional Information—Stock Information Center

Wells Financial Corp., Wells Federal Bank and St. James Federal Savings and Loan Association office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering or the conversion merger, please call our Stock Information Center (toll-free) at 1-(___) ___-____, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PURCHASER IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS RECEIVES THE PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE, IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO THE EXPIRATION DATE.

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RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business

The risks described below are not the only risks that Wells faces. Additional risks not presently known to Wells, or that Wells currently views as immaterial, may also impair Wells’ business. If any of the risks described below or any additional risks actually occur, Wells’ business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of its securities could decline substantially and you could lose all or part of your investment.

We may not realize the anticipated benefits from our acquisition of St. James.

The acquisition of St. James is anticipated to expand our market area into Watonwan County, Minnesota and allow us to better serve our customers in our existing market area.  The success of this transaction, however, will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of the Bank and St. James in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of St. James or result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Our success will depend upon our ability to effectively manage our future growth.

We believe that we have in place the management and systems, including data processing systems, internal controls and a strong credit culture, to support continued growth. However, our continued growth and profitability depend on the ability of our officers and key employees to manage such growth effectively, to attract and retain skilled employees and to maintain adequate internal controls and a strong credit culture. Accordingly, there can be no assurance that we will be successful in managing our growth, and the failure to do so would adversely affect our financial condition and results of operations.

Our business is geographically concentrated and is subject to regional economic factors that could have an adverse impact on our business.

Substantially all of our business is with customers in our market area of south central Minnesota and northern Iowa. Most of our customers are consumers and small and medium-sized businesses, including family farmers, which are dependent upon the regional economy. Adverse changes in economic and business conditions in our markets could adversely affect our borrowers, their ability to repay their loans and to borrow additional funds, and consequently our financial condition and performance.

Additionally, we often secure our loans with real estate collateral, most of which is located in south central Minnesota and northern Iowa. A decline in local economic conditions could adversely affect the values of such real estate. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are more geographically diverse.

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The loss of senior executive officers and certain other key personnel could hurt our business.

Our success depends, to a great extent, upon the services of James D. Moll, our Interim President and Chief Executive Officer and Chief Financial Officer.  The unexpected loss of Mr. Moll could have a material adverse effect on our operations. From time to time, we also need to recruit personnel to fill vacant positions for experienced lending officers and branch managers. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that we will continue to be successful in attracting, recruiting and retaining the necessary skilled managerial, marketing and technical personnel for the successful operation of our existing lending, operations, accounting and administrative functions or to support the expansion of the functions necessary for our future growth. Our inability to hire or retain key personnel could have a material adverse effect on our results of operations.

Our legal lending limits are relatively low and restrict our ability to compete for larger customers.

At December 31, 2014, our lending limit per borrower was approximately $3.0 million, or 20% of our capital and surplus accounts. Under Minnesota law, capital stock and surplus accounts are narrowly defined and do not include undivided profits. An additional amount equal to 25% of capital and surplus can be lent to the same borrower if the loan is secured by U.S. Treasury or U.S. government guaranteed bonds. An additional 25% of capital and surplus can be loaned if secured by first real estate mortgages on improved property in Minnesota or adjacent states where the loan to value ratio is not more than 50%. Accordingly, the size of loans that we can offer to potential borrowers may be less than the size of loans that many of our competitors with larger capitalization are able to offer. We may engage in loan participations with other banks for loans in excess of our legal lending limits. However, there can be no assurance that such participations will be available at all or on terms which are favorable to us and our customers.

We may not be able to generate significant profits in the future.

Our net income for the fiscal years ended December 31, 2014 and 2013 was approximately $1,303,000 and $1,186,000, respectively. Our ability to generate a profit in the future requires successful generation of revenues from loans and management of expenses, among other factors.

In addition, our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 79.2% and 77.9%, respectively, for the years ended December 31, 2014 and 2013. Our efficiency ratio reflects the high fixed costs of operating eight branches and our relatively small asset size, together with higher compensation and benefits expense. We believe that our existing systems will be better utilized as we use the capital raised in the offering to support our efforts to make more loans, attract new customers and increase business with existing customers.

Most of our loans are secured, in whole or in part, with real estate collateral which may be subject to declines in value.

In addition to the financial strength and cash flow characteristics of the borrower in each case, we often secure our loans with real estate collateral. As of December 31, 2014, approximately 85.2% of our loans had real estate as a primary, secondary or tertiary component of collateral. In addition, approximately 66.0% of our securities portfolio consisted of mortgage-backed securities issued by either Fannie Mae, Freddie Mac or Government National Mortgage Association (GNMA). Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies, and acts of nature. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower. If real estate prices in our markets decline, the value of the real estate collateral

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securing our loans could be reduced. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

Our loan portfolio has greater risk than those of many institutions due to the amount of our agricultural real estate loans and agricultural and commercial non-real estate loans.

At December 31, 2014, 20.7% of our gross loans consisted of agricultural real estate loans and an additional 7.3% consisted of agricultural and commercial non-real estate loans, the repayment of which are vulnerable to local economic conditions.  The credit risk associated with these types of loans is considered to be greater than the credit risk associated with one- to four-family residential loans that we originate because the repayment of agricultural real estate loans and agricultural and commercial non-real estate loans typically depends on the successful operations and income of the borrower’s business, which can be significantly affected by economic conditions. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential real estate loans.

Agricultural and commercial non-real estate loans are often secured by collateral that may depreciate over time, be difficult to appraise and fluctuate in value (such as accounts receivable, growing crops, livestock, inventory and equipment).  Repossessed collateral for a defaulted loan also may be worth less than the outstanding loan balance because of damage, loss or depreciation of the collateral.

The repayments of agricultural real estate loans depend on the profitable operation or management of the farm property securing the loan.  The success of the farm may be affected by many factors outside the control of the borrower, including adverse weather conditions that prevent the planting or harvesting of crops or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural commodities produced (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations).  Most farmers in our service area mitigate the risks associated with adverse weather conditions by purchasing coverage through crop insurance programs.  These programs guarantee up to 85% of their anticipated revenue per acre of crop land based on market prices per bushel determined prior to planting and the farmers’ average actual yields over the past five years.

In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm.  If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired.  The primary agricultural commodities in our market area are corn and soybeans, and to a lesser extent, beef and pork.  Accordingly, adverse circumstances affecting any of these commodities, including changes in government policies that subsidize the production of ethanol (which uses corn that is produced in our market area) may have a significant adverse effect on our agricultural real estate and agricultural non-real estate loan portfolio.

Furthermore, any extended period of low commodity prices, significantly reduced yields on crops, reduced levels of government assistance to the agricultural industry and/or reduced farmland values could result in a significant increase in our nonperforming loans. Similarly, if farming input costs rise, such as the cost of fertilizer, fuel, seed and chemicals, it may also result in a significant increase in our nonperforming loans.  An increase in nonperforming loans would likely result in a loss of net income from these loans, an increase in the provision for loan losses, and/or an increase in loan charge-offs, which would have an adverse impact on our results of operations and financial condition.

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It is not uncommon for there to be a delay between the date that our agricultural borrowers deliver to buyers the agricultural commodities they produce and the date they receive payment for these goods. During this time, borrowers may not have insurance or other protection against the loss of the commodities which have been delivered which increases the risks associated with our agricultural real estate and agricultural non-real estate loans.

It is not uncommon for our farming customers to deliver their agricultural commodities in the third or fourth calendar quarter of the year and not to receive payment for these delivered goods until the first calendar quarter of the following year. Farmers may choose to deliver the goods before payment in order to secure a favorable price for the commodities delivered or for tax planning purposes. During this time, the commodities delivered and the receipt of payment on these goods is at risk which increases the risk of repayment on our agricultural non-real estate loans.

Many of our agricultural operating loans are made to farmers who use the borrowed funds to pay for crop production expenses (primarily fertilizer, fuel, seed, chemicals and farm rental payments). These loans are generally for a term of up to 12 months and are secured by the crops. Although these loans are generally cross-collateralized with other farm assets, if farmers deliver commodities and do not receive payment for them, this could have an adverse effect on the borrower’s ability to repay their loan and on our financial condition  and results of operations.   Additionally, many of these borrowers also have agricultural real estate loans with us, and the failure of the borrower to receive payments for delivered commodities could also affect the borrower’s ability to repay its agricultural real estate loan.

Additionally, many of our agricultural operating and term loans are due during the first calendar quarter of each year, which substantially increases our cash reserves during this period.  If many of our agricultural non-real estate borrowers are affected by a buyer’s default as described above, this could have a negative impact on our liquidity position.

Our loan portfolio has greater risk than those of many lending institutions due to our amount of exposure to involuntary loan modification available to certain of our farm borrowers under Chapter 12 of the United States Bankruptcy Court.

At December 31, 2014, 20.7% of our gross loans consisted of agricultural real estate loans and an additional 7.3% consisted of agricultural and commercial non-real estate loans, the repayment of which are vulnerable to local economic conditions.  A substantial amount of the customers related to these types of loans would qualify for relief under 11 U.S.C. Section 1201 et seq. of the United States Bankruptcy Code (generally known as Chapter 12-Adjustment of Debts of a Family Farmer with Regular Annual Income).  Chapter 12 was added to the Bankruptcy Code in 1986.  It is designed specifically for the reorganization of the financial obligations of family farmers.

Under certain circumstances, a family farmer may be permitted to modify their financial loan arrangements with the Bank without the consent of the Bank in the following circumstances: (1) non-consensual use of cash collateral; (2) non-payment of unsecured indebtedness; (3) non-consensual reduction of the amount of the indebtedness to the then present fair market value of the secured property; (4) establishment of a non-consensual repayment schedule which extends beyond the terms of the original secured debt; and, (5) non-consensual establishment of an interest rate on the unpaid balance of the indebtedness which may be substantially less than the original agreed upon interest rate.

Chapter 12 was enacted by the United States Congress in response to the severe agricultural related recession that gripped the United States in 1986.  In the past, the combination of the agricultural related recession and the Chapter 12 Bankruptcy proceedings resulted in significant, substantial, and

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sometimes catastrophic losses to agricultural related lending institutions, often times leading to the institution’s ultimate demise.

Any future agriculture related economic recession could result in a significant increase in the number of our loan customers seeking relief under Chapter 12 of the Bankruptcy Code, which would have an adverse impact on the results of our operations and financial condition.

Changes in interest rates could have a material adverse effect on our operations.

Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are affected substantially by our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we pay on our interest-bearing liabilities. Changes in interest rates could have an adverse effect on our net interest income because, as a general matter, interest-bearing liabilities reprice or mature more quickly than interest-earning assets. An increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, which would have a negative effect on our profitability. A continuation of the current low interest rate environment could also adversely affect our spread since, while yields on interest-earning assets continue to fall, we have limited ability to reduce our interest costs much further.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed securities as borrowers refinance their loans in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earn on the prepaid loans or securities. Alternatively, increases in interest rates may decrease loan demand.

Changes in interest rates also affect the current market value of our investment securities portfolio. Generally, the value of interest-earning investment securities moves inversely with changes in interest rates.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of borrowers and the value of real estate and other assets serving as collateral for the repayment of many loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to the allowance. Our allowance for loan losses was $2.2 million, or 1.17%, of total loans, at December 31, 2014, and $1.7 million, or 1.03%, of total loans at December 31, 2013. Our non-performing assets were $4.7 million, or 1.85%, of total assets at December 31, 2014, and $5.6 million, or 2.31%, of total assets at December 31, 2013. Material additions to the allowance could materially decrease our net income. As we expand and diversify our lending activities into commercial real estate and other areas considered to have greater credit risk than one-to four-family lending, we expect that the allowance for loan losses will need to increase. In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs, as required by these regulatory authorities, might have a material adverse effect on our financial condition and results of operations.

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Financial reform legislation could substantially increase our compliance burden and costs and necessitate changes in the conduct of our business.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. The Dodd-Frank Act is having a broad impact on the financial services industry, including significant regulatory and compliance changes. Many of the requirements called for in the Dodd-Frank Act are being implemented over time and most are subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act are implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. In particular, the following provisions of the Dodd-Frank Act, among others, are expected to impact our operations and activities, both currently and prospectively:

·	Changes in methodologies for calculating deposit insurance premiums and increases in required deposit insurance fund reserve levels, which could increase our deposit insurance expense;

·	Elimination of restrictions on interstate branching, which could allow more competitors to enter our market area; and

·	Imposition of comprehensive, new consumer protection requirements, which could substantially increase our compliance burden and potentially expose us to new liabilities.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and investments and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations and to act as a source of strength for the Bank. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital.  Should we be required by regulatory authorities to raise additional

19

capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

The federal banking agencies have recently adopted proposals that have substantially amended the regulatory risk-based capital rules applicable to the Bank. The amendments implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The amended rules included new minimum risk-based capital and leverage ratios, which became effective in January 2015, with certain requirements to be phased in beginning in 2016, and refined the definition of what constitutes “capital” for purposes of calculating those ratios.

The new minimum capital level requirements applicable to the Bank include: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The amended rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

The Basel III changes and other regulatory capital requirements will result in generally higher regulatory capital standards. The application of more stringent capital requirements to the Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could further limit our ability to make distributions, including paying out dividends or buying back shares.

One-to four-family non-owner occupied loans involve additional risks.

A portion of our lending activity consists of the origination of first mortgage loans secured by one-to four-family non-owner occupied residential properties in our market area. Such lending involves additional risks, since the borrowers may depend on rental income from the property to make loan payments. If tenants become delinquent or the property is vacant for an extended period of time, the borrower may not be able to make loan payments. Renters of these properties are also less likely to be concerned with property upkeep, making foreclosed non-owner occupied property more difficult to sell. In addition, we would reduce or eliminate this lending activity if the community banks are unwilling or unable to continue to purchase participations in these loans.

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Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and our profitability could be adversely affected. For additional information see “Business of Wells Financial Corp.—Market Area and Competition.”

We operate in a highly regulated environment.

We are subject to extensive regulation, supervision and examination by the Department of Commerce of the State of Minnesota, the Federal Reserve Board and the FDIC. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and our depositors and borrowers rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, classification of our assets and determination of the level of our allowance for loan losses. If regulators require us to charge-off loans or increase our allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulation, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Supervision and Regulation.”

Risks Related to the Stock Offering and the Conversion Merger

The Agreement may be terminated in accordance with its terms and the conversion merger may not be completed.

The Agreement is subject to a number of conditions which must be fulfilled in order to complete the conversion merger. Those conditions include: approval of the Agreement by St. James’ members, receipt of regulatory approvals, non-objections or waivers, absence of orders prohibiting the completion of the conversion merger, effectiveness of the registration statement of which this prospectus is a part, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion from Wells’ tax counsel. Completion of the conversion merger is also subject to the sale of the minimum number of shares of Wells common stock needed to complete this transaction. There can be no assurance that the conditions to closing of the conversion merger will be fulfilled or that the conversion merger will be completed.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Agreement, including the conversion merger, may be completed, various approvals, non-objections or waivers must be obtained from the bank regulatory authorities. These authorities may impose conditions on the completion of the conversion merger or require changes to the terms of the Agreement. Such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Agreement or imposing additional costs on or

21

limiting Wells’ revenues, any of which might have a material adverse effect on Wells following the conversion merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions or changes will be imposed.

The Conversion Merger’s financial effect upon Wells’ future financial condition and results of operations could differ from the present expectations of management.

The final valuations of the acquired assets and the assumed liabilities for accounting purposes under the acquisition methods of accounting (as discussed under “Capitalization”, “Pro Forma Book Value Impact of Transaction to New Investors and Existing Stockholders” and “Pro Forma Data”) may differ materially from the estimated valuations assumed by management and reflected by the pro forma financial statements included in this prospectus, and such valuation differences may result in material changes (including possible material adverse changes) to Wells’ future financial condition and results of operations compared to those anticipated by management, including but not limited to St. James’ loans, core deposit customer relationships, and other identifiable assets acquired by (or of St. James’ liabilities assumed by) Wells in the conversion merger, all of which may vary on account of multiple factors at the time of closing compared to the preliminary valuation estimates of Wells’ management.

There is an extremely limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.

Although our common stock is currently quoted on the OTCQB, a regular trading market for the shares may not be sustained in the future. The OTCQB is an inter-dealer, over-the-counter market that provides significantly less liquidity than the national securities exchanges such as the New York Stock Exchange or the NASDAQ Stock Market. Quotes for the stocks on the OTCQB are not listed in the financial sections of newspapers, and newspapers generally have very little coverage of stocks quoted solely on the OTCQB. Accordingly, prices for and coverage of securities quoted solely on the OTCQB may be difficult to obtain. In addition, securities quoted solely on the OTCQB tend to have a limited number of market makers and larger spreads between the bid and ask prices than those listed on a national securities exchange. All of these factors may cause holders of our common stock to be unable to resell their shares at or near the offering price or at any price.

Purchasers of our common stock may experience dilution in our earnings per share.

Purchasers of our common stock may experience dilution in our earnings per share if we are not able to maintain our net income relative to the additional shares to be outstanding upon consummation of the conversion merger. See “Pro Forma Book Value Impact of Transaction to New Investors and Existing Stockholders” and “Pro Forma Data.”

Expected voting control by directors, officers and other employees could enable insiders to prevent a merger that may provide that stockholders receive a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the conversion merger, when combined with the shares they currently own and that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in directors, officers and other employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that could result in premiums paid to stockholders. In addition, the total voting power of directors, officers and other employees could be in excess of 20% of our outstanding stock. That level would enable directors, officers and other employees as a group to defeat any stockholder matter that requires an 80% vote, such as the removal of directors and certain amendments to our articles of incorporation. The directors and officers as a group currently own 19.8%

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of the outstanding common stock and are expected to own between 19.4% and 18.5% of the outstanding common stock following the offering.

We do not expect to remain a SEC-reporting company, which will reduce the amount of financial and other information available to stockholders.

Following the conversion merger, we do not intend to register our common stock under Section 12 of the Securities Exchange Act of 1934 unless we have more than 2,000 stockholders of record thereafter which we do not expect to be the case. Accordingly, we will not be subject to the various rules applicable to SEC-registered companies, such as the SEC periodic reporting disclosure and proxy rules, and our directors and officers will not be subject to the short-swing trading rules. Pursuant to Section 15(d) of the Securities Exchange Act, we will be required to file periodic reports with the SEC during the fiscal year in which the registration statement containing this prospectus became effective but will be able to suspend these filing obligations in any fiscal year in which we have fewer than 1,200 stockholders of record as of the beginning of the fiscal year. We anticipate that we will have fewer than 1,200 stockholders of record following the conversion merger and intend to suspend our SEC filing obligations under Section 15(d) if that is the case. If we do not remain an SEC-reporting company, the amount of publicly available financial and other information about us will be reduced. This could have an impact on the market for our stock, which could adversely affect its market value.

The market for stocks of financial institutions has been unusually volatile in recent years, and our stock price may decline.

If you purchase shares in the offering, you may not be able to sell them at or above the $27.00 purchase price. The trading price of our common stock on the OTCQB is determined by the marketplace, and will be influenced not only by our operating results but by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have experienced substantial market price volatility in recent years. We might experience fluctuations in our stock price that are not directly related to our operating performance or asset quality but are influenced by the current market conditions for financial institutions generally, the market’s perception of the health of the financial industry, and the market’s assessment of credit quality conditions, including default and foreclosure rates.

Our return on equity may be low compared to other financial institutions. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the fiscal year ended December 31, 2014, our return on average equity was 4.9% compared to the median return on average equity of 5.9% for the most recent 12 month period for which data was publicly available for publicly traded financial institutions with assets under $500.0 million. Following the offering and the conversion merger, we expect our stockholders’ equity to increase from $24.1 million to between $28.1 million at the minimum of the offering range and $29.1 million at the adjusted maximum of the offering range. See “Capitalization.” Our return on equity will be reduced by the capital raised in the offering and higher expenses associated with the planned expansion as a result of the conversion merger. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our shares of common stock.

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Various factors may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of Wells Financial Corp. that our board might conclude are not in the best interest of Wells Financial Corp. or its stockholders.

Our board of directors has no current intention to sell control of Wells Financial Corp. Provisions of our articles of incorporation and bylaws, Minnesota law and various other factors may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make it more difficult for companies or persons to acquire control of Wells Financial Corp., without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may prevent or impede the holders of our common stock from obtaining representation on our board of directors and that may discourage takeover attempts or make them more difficult include:

•	Articles of incorporation, bylaws and statutory provisions. Provisions of the articles of incorporation and bylaws of Wells Financial Corp. and Minnesota law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation do not permit cumulative voting in the election of directors. Our articles of incorporation and bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations, restrictions on who may call special meetings of stockholders, qualification for service on the board of directors and how directors may be removed from office. Additionally, the Minnesota Business Corporation Act and our articles of incorporation impose restrictions on business combinations with certain large stockholders.

•	Authorized preferred stock. Our articles of incorporation authorize the board of directors to issue up to 500,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance. These terms may include voting rights, preferences as to dividends and liquidations, conversion rights, and sinking fund provisions. The issuance of preferred stock could negatively impact the rights of holders of common shares, and therefore could reduce the value of our common stock. In addition, specific rights granted to preferred stockholders could be used to restrict our ability to merge with, or sell assets to, a third party.

See “Restrictions on Acquisition of Wells Financial Corp.” on page 111. These provisions may make it more difficult to pursue a change in control or attempt a takeover of Wells Financial Corp. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our common stock may be adversely affected.

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RECENT DEVELOPMENTS

The following tables set forth selected historical consolidated financial and other data of Wells Financial Corp. at the dates and for the periods indicated. The information at December 31, 2014 is derived in part from, and should be read together with, our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated financial and other data at March 31, 2015 and for the three months ended March 31, 2015 and 2014, was not audited but, in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period.

	At March 31,	At December 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$251,609	$251,826
Loans held for sale	2,746	1,707
Loans receivable, net	178,782	182,050
Securities available for sale	32,636	34,177
Certificates of deposit	3,691	4,181
Cash and cash equivalents (1)	20,982	16,373
Deposits	219,829	221,972
Borrowed funds	-	-
Mezzanine equity	2,533	2,533
Stockholders’ equity	24,556	24,086
Adjusted common equity (2)	27,089	26,619

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)
Selected Operations Data:
Interest income	$2,340	$2,111
Interest expense	117	160
Net interest income	2,223	1,951
Provision for loan losses	70	170
Noninterest income	882	879
Noninterest expense	2,229	2,261
Net income, after tax	493	251

(footnotes begin on following page)

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	As of and for the Three Months Ended March 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)
Other Selected Data:
Return on average assets	0.79%	0.41%
Return on average equity	7.34%	3.83%
Stockholders’ equity to assets	9.76%	9.77%
Adjusted common equity to assets (2)	10.77%	10.72%
Net interest rate spread (3)	3.77%	3.39%
Net interest margin (4)	3.78%	3.40%
Nonperforming loans to total loans (5)	0.71%	0.50%
Nonperforming assets to total assets (5)	2.66%	2.13%
Allowance for loan losses to total loans	1.24%	1.11%
Allowance for loan losses to nonperforming assets (5)	46.65%	34.98%
Basic earnings per share	$0.66	$0.33
Diluted earnings per share	$0.66	$0.33
Cash dividends declared per share	$0.18	$0.15
Book value per share (2)	$36.52	$34.54
Tangible book value per share (2)	$36.52	$34.54
Dividend payout ratio	27.27%	45.45%
Efficiency ratio (6)	71.79%	79.33%

____________

(1)	Includes Federal Funds Sold.
(2)	See the Company’s reconciliation of non-GAAP financial measures presented in the foregoing selected financial information to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest income divided by average interest-earning assets.
(5)	Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.
(6)	Noninterest expense divided by net interest income plus noninterest income.

Comparison of Financial Condition at March 31, 2015 and December 31, 2014

At March 31, 2015, total assets were $251.6 million, a decrease of $217,000 from $251.8 million at December 31, 2014. Decreases in loans receivable and securities available for sale were offset by increases in fed funds sold and loans held for sale.

Securities available for sale decreased from $34.2 million at December 31, 2014 to $32.6 million at March 31, 2015. Maturities and principal repayments of mortgage backed securities and obligations of state and political subdivisions totaling $857,000 and 926,000, respectively, were only partially offset by the purchase of $280,000 in new securities.

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Loans held for sale increased from $1.7 million at December 31, 2014 to $2.7 million at March 31, 2015. On December 31, 2014 and March 31, 2015, the Company had firm commitments to sell the loans that were classified as held for sale. Loans receivable decreased by $3.3 million, or 1.8%, from $182.1 million at December 31, 2014 to $178.8 million at March 31, 2015. The decrease in loans receivable resulted primarily from principal repayments of agricultural input loans and in 5 or more family residential loans.

In accordance with the Bank’s internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of March 31, 2015 and December 31, 2014, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $2.3 million and $2.2 million and 1.24% and 1.17%, respectively.

Loans on which the accrual of interest had been discontinued amounted to $1.3 million and $1.0 million at March 31, 2015 and December 31, 2014, respectively. The Company considers all nonaccrual loans impaired. The amount of impaired loans at March 31, 2015 and December 31, 2014 was $4.1 million and the related allowance for loan loss for these loans was $600,000 and $573,000, respectively.

Foreclosed real estate decreased to $3.5 million at March 31, 2015 from $3.7 million at December 31, 2014, as the Company disposed of one property during the three months ended March 31, 2015. At March 31, 2015, foreclosed real estate consisted of four residential and ten commercial properties.

Liabilities decreased by $687,000, from $225.2 million at December 31, 2014 to $224.5 million at March 31, 2015. This decrease resulted, primarily, from a $2.1 million decrease in deposits being partially offset by a $1.2 million increase in advances from borrowers for taxes and insurance.

Stockholders’ equity increased by $470,000 from $24.1 million at December 31, 2014 to $24.6 million at March 31, 2015. The increase in stockholders’ equity resulted, primarily, from net income of $493,000 and an increase in other comprehensive income of $123,000 being partially offset by payments of $134,000 in cash dividends, the purchase of $15,000 in treasury stock and the change in fair value of redeemable common stock.

Comparison of Operating Results for the Three Months Ended March 31, 2015 and March 31, 2014

General. Net income increased by $242,000, or 96.4%, to $493,000 or $0.66 per basic and diluted share for the three months ended March 31, 2015 when compared to $251,000 or $0.33 per basic and diluted share for the three months ended March 31, 2014. Net interest income increased by $272,000, or 13.9%, in the three months ended March 31, 2015 when compared to the three months ended March 31, 2014. Improvement in net interest income and reduction in the provision for loan loss of $100,000, or 58.8% were the primary reasons for the increase in earnings.

Interest Income. Interest income increased by $229,000, or 10.8%, for the three months ended March 31, 2015 when compared to the three months ended March 31, 2014, as a $258,000 increase in interest income from loans receivable more than offset a $29,000 decrease in interest income from investments. The changes in interest income from the loan portfolio and investment securities and other interest bearing deposits resulted, primarily, from changes in the average balances and yields on those interest earning assets. The average balance of loans receivable increased $16.6 million, or 10.0%, and the yield increased by 14 basis points. Average investments decreased $10.7 million, or 16.7%, and the yield on investments increased by 3 basis points.

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Interest Expense. Interest expense on deposits decreased by $43,000, or 26.9%, for the three months ended March 31, 2015 when compared to the three months ended March 31, 2014. These changes resulted from changes in the average balances and interest rates. Although average interest-bearing liabilities increased $4.2 million to $219.6 million for the three months ended March 31, 2015, compared to $215.4 million for the three months ended March 31, 2014, the average cost of interest-bearing liabilities decreased 8 basis points to 0.21% for the three months ended March 31, 2015 from 0.29% for the three months ended March 31, 2014, reflecting the continued low interest rate environment.

Net Interest Income. Net interest income increased by $272,000, or 13.9%, for the three months ended March 31, 2015 when compared to the three months ended March 31, 2014, due to the changes in interest income and interest expense described above. The Company’s interest rate spread increased by 38 basis points to 3.77% for the three months ended March 31, 2015, compared to 3.39% for the three months ended March 31, 2014 as the result of a 30 basis point increase in the average yield on interest-earning assets to 3.98% in the three months ended March 31, 2015 from 3.68% in the three months ended March 31, 2014 and a 8 basis point decrease in the average cost of interest-bearing liabilities to 0.21% in the three months ended March 31, 2015 from 0.29% in the three months ended March 31, 2014. The Company’s net interest margin improved 38 basis points to 3.78%% for the three months ended March 31, 2015 compared to 3.40% for the three months ended March 31, 2014.

Provision for Loan Losses. The provision for loan loss decreased by $100,000, or 58.8% for the three months ended March 31, 2015 when compared to the three months ended March 31, 2014. The provision reflects management’s monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Due to changes in economic conditions and changes in the composition of the loan portfolio, it is possible that the provision for loan losses may increase in future periods.

Noninterest Income. Noninterest income remained relatively constant at $882,000 for the quarter ended March 31, 2015 compared to $879,000 for the same period in 2014. When comparing the first quarter of 2015 with the first quarter of 2014, decreases of $11,000, $10,000 and $24,000 in gain on sale of loans, loan servicing fees and other noninterest income, respectively, were offset by a $31,000 increase in insurance commissions.

Noninterest Expense. Noninterest expense decreased by $32,000, or 1.4%, for the three months ended March 31, 2015 when compared to the three months ended March 31, 2014 due, primarily, to a $67,000 decrease in compensation and benefits and a $24,000 decrease in occupancy and equipment. Partially offsetting these decreases was a $58,000 increase in expense related to other real estate owned.

Income Tax Expense. Income tax expense increased by $145,000, or 86.3%, for the three months ended March 31, 2015 when compared to the three months ended March 31, 2014 due to the increase in income before income taxes. Income tax expense as a percent of income before taxes was 38.8% and 40.1% for the three months ended March 31, 2015 and 2014, respectively.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial data as of and for the years ended December 31, 2014 and 2013 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus, and the selected consolidated financial data as of and for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements not appearing in this prospectus.

You should read the following financial data in conjunction with other information contained in this prospectus, including the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related accompanying notes included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Selected Financial Condition Data
At December 31,	2014	2013	2012	2011	2010
	(Dollars in thousands)
Total assets	$251,826	$243,801	$244,195	$239,475	$238,407
Loans held for sale	1,707	1,952	6,911	3,253	2,217
Loans receivable, net	182,050	165,401	157,901	170,016	185,418
Securities available for sale	34,177	41,569	23,068	23,006	14,624
Certificates of deposit	4,181	3,695	9,631	3,735	—
Cash and cash equivalents (1)	16,373	17,625	34,000	25,089	20,786
Deposits	221,972	214,370	214,928	210,555	210,819
Borrowed funds	—	—	150	1,000	1,785
Mezzanine equity	2,533	2,342	2,008	1,506	1,888
Stockholders’ equity	24,086	23,741	24,149	23,453	21,339
Adjusted common equity (2)	26,619	26,083	26,157	24,959	23,227

Selected Operations Data
Years Ended December 31,	2014	2013	2012	2011	2010
	(Dollars in thousands)
Interest income	$8,818	$8,475	$9,390	$10,953	$12,597
Interest expense	597	798	1,238	1,991	3,709
Net interest income	8,221	7,677	8,152	8,962	8,888
Provision for loan losses	520	640	840	1,410	978
Noninterest income	3,569	4,151	5,287	4,046	4,496
Noninterest expense	9,344	9,216	9,950	9,273	9,522
Net income, after tax	1,303	1,186	1,592	1,500	1,815

Other Selected Data
As of and for Years Ended December 31,	2014	2013	2012	2011	2010
Return on average assets	0.52%	0.48%	0.66%	0.62%	0.73%
Return on average equity	4.93%	4.52%	6.23%	6.23%	8.00%
Stockholders’ equity to assets	9.56%	9.74%	9.89%	9.79%	8.95%
Adjusted common equity to assets (2)	10.57%	10.70%	10.71%	10.42%	9.74%
Net interest rate spread (3)	3.53%	3.33%	3.70%	3.96%	3.78%
Net interest margin (4)	3.54%	3.36%	3.71%	4.00%	3.68%
Nonperforming loans to total loans (5)	0.55%	0.78%	2.44%	1.44%	1.25%
Nonperforming assets to total assets (5)	1.85%	2.31%	3.12%	2.92%	3.34%
Allowance for loan losses to total loans	1.17%	1.03%	1.09%	1.62%	1.17%
Allowance for loan losses to nonperforming assets (5)	46.3%	30.6%	22.8%	40.0%	25.5%
Basic earnings per share	$1.72	$1.54	$2.03	$1.91	$2.32
Diluted earnings per share	$1.72	$1.54	$2.03	$1.91	$2.31
Cash dividends declared per share	$0.60	$0.60	$0.25	—	$1.04
Book value per share (2)	$35.86	$33.90	$33.87	$31.74	$29.52
Tangible book value per share (2)	$35.86	$33.90	$33.87	$31.74	$29.52
Dividend payout ratio	34.8%	38.9%	12.4%	—	44.90%
Efficiency ratio (6)	79.25%	77.92%	74.04%	71.29%	71.14%

(footnotes begin on following page)

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(1)	Includes Federal Funds Sold.
(2)	See the Company’s reconciliation of non-GAAP financial measures presented in the foregoing selected financial information to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest income divided by average interest-earning assets.
(5)	Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.
(6)	Noninterest expense divided by net interest income plus noninterest income.

OVERVIEW OF ST. JAMES

St. James Federal Savings and Loan Association is a federally-chartered mutual (meaning no stockholders) savings association with one office in St. James, Minnesota. St. James was founded in 1958 and provides financing for home ownership and traditional savings opportunities for customers in the local community. St. James is converting from the mutual to the stock form of ownership and is simultaneously merging with and into the Bank. Upon completion of the conversion merger, St. James will cease to exist.

St. James is subject to regulation and examination by the OCC, and its deposits are insured up to applicable limits by the FDIC under the Deposit Insurance Fund. St. James is a member of the Federal Home Loan Bank System.

At December 31, 2014, St. James had $27.2 million in assets, $2.8 million in total equity, $18.7 million in net loans and $24.4 million in deposits. St. James’ principal executive office is located at 501 1st Avenue South, St. James, Minnesota 56081, and its telephone number is (507) 375-3177.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

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•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends;

•	regulatory changes or actions; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 14.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The following table sets forth the calculation of our net proceeds after giving effect to the sale by Wells of 72,407, 85,185, 97,963 and 112,657 shares in this offering at the minimum, midpoint, maximum and adjusted maximum, respectively, at an assumed offering price of $27.00 per share, and deducting the estimated offering and conversion merger expenses totaling $715,000 at the minimum, midpoint and maximum of the offering and $722,500 at the adjusted maximum of the offering. (The purchase price will be equal to the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTCQB, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01).

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	Based Upon the Sale at $27.00 Per Share of
	Minimum 72,407 shares		Midpoint 85,185 shares		Maximum 97,963 shares		Adjusted Maximum 112,657 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$1,955		$2,300		$2,645		$3,042
Less offering expenses	715		715		715		723
Net offering proceeds (2)	$1,240	100.0%	$1,585	100.0%	$1,930	100.0%	$2,319	100.0%

Distribution of net proceeds:
To fund loan to ESOP	$156	12.6%	$184	11.6%	$212	11.0%	$243	10.5%
Retained by Wells Financial Corp.	$1,084	87.4%	$1,401	88.4%	$1,718	89.0%	$2,076	89.5%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that all shares of common stock are sold in the subscription and community offerings.

We may use the proceeds from the offering to support future loan and asset growth, to repurchase shares of our common stock, to expand our business operations and for general corporate purposes. As of the date of this prospectus, we have not determined what portion, if any, of the net proceeds will be retained by us and what portion, if any, will be contributed to the Bank. Of the estimated proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering, approximately 87.4%, 87.8%, 89.0% and 89.5%, respectively, will be available for use by Wells.

We currently are not aware of any other potential uses of proceeds by Wells Financial Corp. However, the foregoing potential uses may change due to unforeseen circumstances, such as the need for additional capital by Wells Federal Bank.

STOCK AND DIVIDEND INFORMATION

Listings and Markets

Our common stock is quoted on the OTCQB under the symbol “WEFP.”

Stock Price and Dividend Information

The high and low sales prices of Wells’ common stock shown below are based on information posted on the OTCQB by broker-dealers. These prices may include dealer mark-up, mark-down and/or commission and may not necessarily represent actual transactions.

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The following table sets forth the high and low sales prices, the closing price, and the cash dividends declared per share for the Wells common stock for the periods indicated:

	Market Price						Dividends
	High		Low		Close		Declared
2015:
Second quarter (through_______, 2015)	$	____	$	____	$	____	$ ____
First quarter		29.15		26.00		29.03	0.18

2014:
Fourth quarter		$28.00		$25.40		$27.09	$0.15
Third quarter		26.05		24.10		25.75	0.15
Second quarter		26.00		23.21		26.00	0.15
First quarter		24.10		21.55		24.10	0.15

2013:
Fourth quarter		$24.75		$21.00		$22.25	$0.15
Third quarter		22.45		20.38		23.00	0.15
Second quarter		20.42		19.00		20.42	0.15
First quarter		19.65		18.37		19.50	0.15

The per share closing price of our common stock on November 14, 2014, the last trading day preceding public announcement of the transaction, was $25.75. On ________, 2015, the last reported per share closing price of our common stock was $__.__.

Sterne, Agee & Leach, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Number of Stockholders and Shares Outstanding

As of December 31, 2014, we had approximately 179 stockholders of record and 742,252 shares of common stock (including redeemable common stock) outstanding. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or “street” name.

Our Policy Regarding Dividends and Share Repurchases

We have paid a regular quarterly dividend of $0.15 per share and expect to continue paying a dividend following the completion of the conversion merger, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank and compliance with applicable federal and state banking regulations. We have in the past, from time to time, repurchased shares of our common stock in the open market and will consider additional open market repurchases following the completion of the conversion merger subject to compliance with certain SEC restrictions on such activities by an issuer during a distribution of its securities and compliance with applicable federal and state banking regulations.

Our board of directors has the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. In determining whether to pay a cash dividend and the amount of such cash dividend, the board is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that we will pay dividends in the foreseeable future, or that if paid, we will not reduce or eliminate dividends in the future. Special

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cash dividends, stock dividends or returns of capital, to the extent permitted by Minnesota law and the policies and regulations of the Federal Reserve, may be paid in addition to, or in lieu of, regular cash dividends. We file a consolidated tax return with the Bank. Any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

We are subject to Minnesota law and the policies and regulations of the Federal Reserve relating to our ability to pay dividends to our stockholders. However, our ability to pay dividends may depend, in part, upon dividends we receive from Wells Federal Bank because we have no source of income other than dividends from Wells Federal Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. Federal and state banking laws limit dividends and other distributions from Wells Federal Bank to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Supervision and Regulation—Restrictions on Dividends.”

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CAPITALIZATION

The following table presents the historical capitalization of Wells Financial Corp. at December 31, 2014, and the pro forma consolidated capitalization of Wells Financial Corp., after giving effect to the offering and conversion merger, based upon the assumptions set forth in the “Pro Forma Data” section.

			Pro Forma Consolidated (1), Based Upon the Sale in the Offering of
	Wells Historical December 31, 2014	St. James Historical December 31, 2014	72,407 Shares at $27.00 per Share (Minimum of Offering Range)	85,185 Shares at $27.00 per Share (Midpoint of Offering Range)	97,963 Shares at $27.00 per Share (Maximum of Offering Range)	112,657 Shares at $27.00 per Share Adjusted (Maximum, of Offering Range) (2)
	(Dollars in thousands)

Deposits (3)	$221,972	$24,439	$246,411	$246,411	$246,411	$246,411
Borrowings	—	—	—	—	—	—

Total deposits and borrowed funds	$221,972	$24,439	$246,411	$246,411	$246,411	$246,411

Mezzanine equity:
Redeemable common stock, $0.10 par value; 95,602 shares issued and outstanding	2,533	—	2,737	2,765	2,793	2,824
Less:
Common stock to be acquired by employee stock ownership plan (4)	—	—	(156)	(184)	(212)	(243)
Total mezzanine equity	$2,533	$—	$2,581	$2,581	$2,581	$2,581
Stockholders’ equity:
Preferred stock, no par value; 500,000 shares authorized, none issued or outstanding	$—	$—	$—	$—	$—	$—
Common stock, $0.10 par value, 7,000,000 shares authorized; 646,650 shares issued and outstanding at December 31, 2014 (5)	209	—	216	218	219	220
Additional paid-in-capital	17,110	—	18,323	18,666	19,010	19,398
Retained earnings (6) (7)	35,552	2,755	38,324	38,296	38,268	38,237
Unearned ESOP shares	—	—	—	—	—	—
Accumulated other comprehensive income	93	—	93	93	93	93
Treasury stock	(28,878)	—	(28,878)	(28,878)	(28,878)	(28,878)
Total stockholders’ equity	24,086	2,755	28,078	28,395	28,712	29,070
Adjusted common equity (8)	$26,619	$2,755	$30,659	$30,976	$31,293	$31,651

Adjusted common equity as a percentage of historical and pro forma assets (3) (8)	10.57%	10.12%	10.93%	11.03%	11.13%	11.25%

(1)	Pro forma adjusted common equity/retained earnings reflects additional common stock and paid-in capital from the offering, and the net effect of acquisition accounting entries, including any bargain purchase gain.
(2)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.
(3)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion merger and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(4)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan, or ESOP, financed by a loan from Wells Financial Corp. It is anticipated that the loan will be repaid over a period of 10 years principally from Wells Federal Bank’s contributions to the ESOP. Since Wells Financial Corp. will finance the ESOP debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on the consolidated financial statements of Wells Financial Corp. Accordingly, the amount of shares of common stock acquired by the ESOP is shown in this table as a reduction of total mezzanine equity.
(5)	No effect has been given to the issuance of additional shares of Wells Financial Corp. common stock pursuant to the stock option plan. See “Management of Wells—Benefit Arrangements and Plans.”
(6)	The retained earnings of Wells Federal Bank are substantially restricted. See “Stock and Dividend Information—Our Policy Regarding Dividends and Share Repurchases,” “The Conversion—Liquidation Account”, “Supervision and Regulation”.
(7)	St. James’ retained earnings is eliminated in the conversion merger through acquisition accounting. The retained earnings of Wells will be increased by the bargain purchase gain recognized under acquisition accounting, and adjusted for the change in fair value of redeemable common stock classified as mezzanine equity.
(8)	See the Company’s reconciliation of non-GAAP financial measures presented in the foregoing table to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.

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PRO FORMA BOOK VALUE IMPACT OF TRANSACTION

TO NEW INVESTORS AND EXISTING STOCKHOLDERS

At December 31, 2014, our net book value was $26.6 million, or $35.86, per share. Net book value per share represents the amount of our adjusted common equity, divided by 742,252 shares of common stock, which was the number of shares of common stock (including redeemable common stock) outstanding at December 31, 2014. Accretion per share to new investors represents the difference between the pro forma net book value per share of common stock and the amount per share paid by purchasers of shares of common stock in this offering immediately after the completion of the offering. After (i) giving effect to the sale by us of 72,407, 85,185, 97,963 and 112,657 shares in this offering at the minimum, midpoint, maximum, and adjusted maximum, respectively, at an assumed offering price of $27.00 per share, and (ii) deducting the estimated offering expenses totaling $715,000, or $9.87 per share, $8.39 per share and $7.30 per share at the minimum, midpoint and maximum, respectively, and $722,500, or $6.41 per share, at the adjusted maximum. At the minimum of the offering, this represents an immediate increase in pro forma net book value and tangible net book value of $1.77 and $1.40 per share, respectively, to existing stockholders. At the maximum of the offering, this represents an immediate increase in pro forma net book value and tangible net book value of $1.38 and $1.02 per share, respectively, to existing stockholders. The following table illustrates this per share pro forma impact:

	Minimum	Midpoint	Maximum	Adjusted Maximum

Public offering price per share (1)	$27.00	$27.00	$27.00	$27.00
Net book value per share at December 31, 2014 (2)	$35.86	$35.86	$35.86	$35.86
Pro forma increase per share attributable to the conversion merger (3)	$1.77	$1.58	$1.38	$1.17
Pro forma net book value per share after the conversion merger	$37.63	$37.44	$37.24	$37.03
Net tangible book value per share at December 31, 2014 (2)	$35.86	$35.86	$35.86	$35.86
Pro forma increase per share in combined tangible book value attributable to the conversion merger	$1.40	$1.21	$1.02	$0.81
Pro forma tangible net book value per share after the conversion merger	$37.26	$37.07	$36.88	$36.67

(1)	The public offering price per share was determined based on the average of the daily arithmetic mean of the average closing bid and asked quotations of a share of our common stock on the OTCQB commencing 30 trading days before the second trading day prior to the date of this prospectus (with any amount equal to or greater than $0.005 rounded to the next higher $0.01), or $27.00.
(2)	See the Company’s reconciliation of non-GAAP financial measures presented in the foregoing table to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”
(3)	This represents an accretion per share to our existing stockholders of 3.90%, 3.37%, 2.84% and 2.26% at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering. Pro forma per share data assumes that 814,659, 827,437, 840,215 and 854,909 shares are outstanding at the minimum, midpoint, maximum and adjusted maximum, respectively.

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PRO FORMA DATA

Our actual net proceeds from the sale of our shares of common stock in this offering cannot be determined until the offering and the conversion merger are complete. However, we estimate that we will receive net proceeds from this offering of approximately $1,240,000, $1,585,000, $1,930,000 and $2,319,500, at the minimum, midpoint, maximum and adjusted maximum of the offering, respectively, after deducting estimated offering expenses payable by us of $715,000 at the minimum, midpoint and maximum of the offering and $722,500 at the adjusted maximum of the offering.

The following table sets forth our and St. James’ historical net earnings and our equity prior to the offering and conversion merger, and the pro forma consolidated net earnings and equity of Wells after completion of the transaction. In preparing these tables and in calculating pro forma data, the following assumptions were made:

•	All shares of common stock will be sold in the offering at an assumed purchase price of $27.00 per share. The actual purchase price will be equal to the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTCQB, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01. The actual purchase price may be more or less than $27.00 per share and cannot be determined until immediately prior to distribution of the final prospectus;

•	our employee stock ownership plan, or ESOP, will purchase 8% of the shares of common stock sold in the offering with a loan from Wells Financial Corp. The loan is expected to be repaid in substantially equal payments of principal and interest over a period of 10 years. Wells Federal Bank intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. Wells Federal Bank’s total annual payments on the ESOP debt are expected to be based upon 10 equal annual installments of principal and interest. Applicable accounting principles require that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. We currently contribute approximately $64,000 per year to the ESOP, and therefore do not anticipate that we will increase our annual ESOP expenses as a result of the shares of Company common stock purchased in the stock offering;

•	the pro forma consolidated data has been prepared based on the acquisition method of accounting under United States generally accepted accounting principles. Under acquisition accounting, the assets and liabilities of St. James, after completion of the conversion merger, will be recorded at their respective fair values and added to those of the Bank and included in the consolidated financial statements of Wells. See “The Conversion Merger—The Conversion—Accounting Consequences”;

•	the fair value of the assets and liabilities of St. James are assumed to equal their pre-merger book value, with the exception of core deposit intangible, which is assumed to have a fair value of $305,000, or 1.25% of the book value of the deposits of St. James;

•	pro forma earnings have been calculated assuming the shares of common stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 1.62% for the year ended December 31, 2014. The reinvestment rate was based on the five-year Treasury Note rate. Pro forma earnings does not include any bargain purchase gain or deduct any transaction costs;

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•	the pro forma after-tax yield on the net proceeds is assumed to be 1.07% for the year ended December 31, 2014, based on an effective tax rate of 34%;

•	no effect has been given to the withdrawals from deposit accounts of either St. James or the Bank to purchase shares in the offering;

•	historical per share amounts have been calculated by dividing historical amounts by 742,252 shares of common stock;

•	pro forma per share amounts have been calculated by dividing pro forma amounts by 814,659 and 840,215 shares of common stock, which represents the pro forma total outstanding shares of Wells common stock after the sale of shares at the minimum and maximum of the offering, respectively; and

•	pro forma equity amounts have been calculated as if the stock had been sold on December 31, 2014 and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the transaction.

The following pro forma data relies on the assumptions that are outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we were liquidated. The pro forma data does not predict how much we will earn in the future.

We calculated pro forma data using the five-year Treasury Note rate, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on Wells Federal Bank’s interest-earning assets and the weighted average rate paid on deposits, which is the reinvestment rate generally required by federal regulations. Also, the pro forma information does not reflect any anticipated operational cost savings or benefits as a result of the transaction.

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	At or For the Year Ended December 31, 2014 Based Upon the Sale at $27.00 Per Share of (1)
	72,407 Shares at Minimum of Offering Range(2)		85,185 Shares at Midpoint of Offering Range(2)		97,963 Shares at Maximum of Offering Range(2)		112,657 Shares at Adjusted Maximum of Offering Range (2)(3)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$1,955		$2,300		$2,645		$3,042
Less offering expenses	(715)		(715)		(715)		(723)

Estimated net investable proceeds	$1,240		$1,585		$1,930		$2,319
Less: Common stock purchased by ESOP	(156)		(184)		(212)		(243)

Estimated net cash proceeds	$1,084		$1,401		$1,718		$2,076
Net Earnings for the Year Ended December 31, 2014
Historical – Wells	$1,303		$1,303		$1,303		$1,303
Historical – St. James	$96		$96		$96		$96

Historical – Combined	$1,399		$1,399		$1,399		$1,399
Pro forma income on net proceeds	12		15		18		22
Acquisition accounting effect on earnings (4)	(57)		(57)		(57)		(57)

Pro forma net earnings	$1,354		$1,357		$1,360		$1,364
Basic earnings per share
Historical	$1.72		$1.72		$1.72		$1.72
Pro forma net earnings per share	$1.64		$1.62		$1.60		$1.58
Offering price as a multiple of annualized pro forma net earnings per share	16.46	X	16.67	X	16.88	X	17.09	X
Number of shares outstanding for pro forma net income per share calculation (6)	824,335		836,193		848,051		861,687

At December 31, 2014
Adjusted common equity (5)
Historical – Wells	$26,619		$26,619		$26,619		$26,619

Estimated net cash proceeds	1,084		1,401		1,718		2,076
Acquisition accounting effect on equity (4)	2,956		2,956		2,956		2,956

Pro forma adjusted common equity	$30,659		$30,976		$31,293		$31,651
Intangible assets	305		305		305		305

Pro forma tangible adjusted common equity	$30,354		$30,671		$30,988		$31,353
Book value per share
Historical – Wells	$35.86		$35.86		$35.86		$35.86
Pro forma adjusted common equity	$37.63		$37.44		$37.24		$37.02
Intangible assets	$0.37		$0.37		$0.36		$0.36

Pro forma tangible adjusted common equity	$37.26		$37.07		$36.88		$36.67

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	At or For the Year Ended December 31, 2014 Based Upon the Sale at $27.00 Per Share of (1)
	72,407 Shares at Minimum of Offering Range(2)	85,185 Shares at Midpoint of Offering Range(2)	97,963 Shares at Maximum of Offering Range(2)	112,657 Shares at Adjusted Maximum of Offering Range (2)(3)

Offering price as percentage of pro forma adjusted common equity per share	71.75%	72.12%	72.50%	72.93%
Offering price as percentage of pro forma tangible adjusted common equity per share	72.47%	72.84%	73.21%	73.64%
Number of shares outstanding for pro forma book value per share calculations	814,659	827,437	840,215	854,909

(1)	The purchase price will be equal to the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTCQB, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $0.01. In this preliminary prospectus we have assumed this price to be $27.00 per share. The actual price may be more or less than $27.00 per share and cannot be determined until immediately prior to distribution of the final prospectus.
(2)	In a typical, stand-alone conversion, St. James would conduct an offering of a range of shares of its common stock based on an independent appraisal of St. James’ estimated market value, assuming that St. James’ stand-alone conversion and offering were completed. McAuliffe Financial, LLC, an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of February 13, 2015, the estimated market value of St. James ranged from $1,955,000 to $2,645,000, with a midpoint of $2,300,000. Based on this valuation and an assumed $27.00 per share purchase price, the number of shares of common stock being offered for sale by Wells will range from 72,407 shares to 97,963 shares.
(3)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.
(4)	Reflects the estimated net acquisition accounting adjustments to be recorded upon closing of the conversion merger. For equity, this includes the value assigned to equity-based consideration transferred as part of the acquisition and bargain purchase gain, if any. This combined amount equals the assumed fair value of St. James’ net assets being acquired. For net earnings, this includes amortization and accretion of mark-to-market valuation adjustments for assets acquired and liabilities assumed, net of the tax effect, over the appropriate periods. It is also anticipated that the merger of St. James with and into Wells will provide the combined institution with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue, however, no pro forma adjustments have been made for this. The historical book value and pro forma fair value of St. James’ assets to be acquired and liabilities to be assumed, as of December 31, 2014, are as follows:

	Historical Book Value	Pro Forma Adjustments		Pro Forma Fair Value
	(In thousands, except for per share data)
Cash and cash equivalents	$6,776	$		$6,776
Securities	1,198			1,198
Loans	18,734			18,734
Core deposit intangible	—		305	305
Other assets	507			507
	27,215			27,520
Deposits	(24,439)			(24,439)
Other liabilities	(21)		(104)	(125)
	(24,460)			(24,564)
Net assets acquired	$2,755			$2,956

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The following table presents the calculation of the consideration paid and bargain purchase gain at the midpoint of the offering range. Dollars in thousands, except for per share data.

		Pro Forma Fair Value
Consideration paid:
Common shares of Wells offered to depositors and borrowers of St. James:
Pro forma fair value per share	$27.00
Pro forma purchase price per share	27.00
Subscription right value per share	$0.00
Pro forma number of shares offered to St. James depositors and borrowers	78,370
Pro forma consideration paid		$—
Pro forma bargain purchase gain		2,956
Acquisition accounting effect on equity		$2,956

The consideration paid for St. James consists of the subscription rights offered to the depositors and borrowers of St. James. Wells will measure these rights at their acquisition date fair value. The fair value of the rights are calculated based upon the fair value of the underlying shares less the purchase price for the shares, which are expected to offset each other. The pro forma number of shares offered to St. James depositors and borrowers is based upon the midpoint of the offering range, and is not dependent on the number of shares the depositors and borrowers choose to purchase.

The pro forma bargain purchase gain is computed based on the amount by which the fair value of the net assets acquired exceeds the consideration paid. The merger is expected to result in a gain because of the legal and financial barriers to completing the merger, including the related transaction costs associated with the conversion merger and stock issuance.

(5)	See the Company’s reconciliation of non-GAAP financial measures presented in the foregoing table to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”
(6)	The following table shows the calculation of weighted average common shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the offering range:

	Minimum	Midpoint	Maximum	Adjusted Maximum

Wells average fully diluted shares outstanding	757,141	757,141	757,141	757,141
New shares issued	72,407	85,185	97,963	112,657
Less ESOP shares	(5,793)	(6,815)	(7,837)	(9,013)
Plus one year vesting of ESOP shares	579	681	784	901
Wells pro forma average fully diluted shares outstanding	824,335	836,193	848,051	861,687

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section should be read in conjunction with the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus.

Overview

The Company’s business activities to date have been limited to its investment in the Bank and a loan made to the Bank’s Employee Stock Ownership Plan (“ESOP”) to enable the ESOP to purchase shares of the Company’s common stock and, to a lesser degree, investing in securities and deposits in other financial institutions. The Company’s loan to the ESOP was previously repaid, however, the Company plans to fund a new loan to the ESOP to purchase shares of the common stock in the offering. As a result of the limited operations of the Company, this discussion primarily relates to the Bank. The principal business of the Bank consists of attracting deposits from the general public and using such deposits, together with borrowings, to invest in loans and investment securities.

The Company’s primary source of income is the Bank’s net income. The Bank’s primary source of net income is its net interest income, which is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank’s interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In order to maintain interest rate spread and reduce interest rate risk, management has elected to diversify the Bank’s loan portfolio by emphasizing its investment in agriculture and commercial mortgages, agricultural and commercial operating and term loans and consumer loans.

The Bank’s secondary sources of income are, primarily, the gain on sale of loans originated for sale and loan servicing fees. During 2013 and 2014, the Bank saw decreased activity in the refinancing of loans sold to the secondary market due to changes in market conditions and interest rates on these loans.

The operations of the Bank and the entire banking industry are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of the federal government and governmental agencies. The demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds influence lending activities. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the Bank's market area.

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, such as statements of the Company’s plans, objectives, estimates and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the

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Company and the perceived overall value of the products and services by users, including the features, pricing and quality compared to competitor’s products and services; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Critical Accounting Policies

The consolidated financial statements include amounts that are based on informed judgments of management. These estimates and judgments are the result of management’s need to estimate the effect of matters that are inherently uncertain. Therefore, actual results could vary significantly from the estimates used. Management considers the following items to be the critical accounting estimates contained in the consolidated financial statements.

Allowance for Loan Loss. The allowance for loan loss is based on management’s periodic review of the loan portfolio. In evaluating the adequacy of the allowance for loan loss, management considers factors including, but not limited to, specific loan impairment, historical loss experience, the size and composition of the loan portfolio and current economic conditions. Although management believes that the allowance for loan loss is maintained at an adequate level, there can be no assurance that further additions will not be made to the allowance and that losses will not exceed the estimated amounts.

Available for Sale Securities. The fair value of equity securities is based on quoted market prices and the fair value of debt securities is generally determined based on matrix pricing utilizing yield curves, credit ratings and prepayment speeds. The Company believes the unrealized losses are temporary because the primary reason for the unrealized losses is changes in market interest rates from the date of purchase to the reporting date.

Mortgage Servicing Rights. Mortgage servicing rights are capitalized and then amortized over the period of estimated servicing income. Management periodically evaluates its capitalized mortgage servicing rights for impairment. The valuation of mortgage servicing rights is based on estimated prepayment speeds, ancillary income received from servicing the loans and current interest rates. Changes in these estimates may have a material effect on the valuation of the mortgage servicing rights. Although management believes that the estimates used to determine the value of the mortgage servicing rights are reasonable, future material adjustments may be necessary if economic conditions vary from those used to estimate the value of the mortgage servicing rights.

Foreclosed Real Estate. Foreclosed real estate is reported at the lower of cost or fair value, less estimated costs to sell. The Company monitors the net fair value of the property on a monthly basis, taking into consideration market and economic factors, including comparison to sales of like properties.

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Business Strategy

The Bank is a community oriented, full-service retail commercial bank. It is the mission of Wells Federal Bank and its subsidiary to become a leading source of financial products and services in southern Minnesota and northern Iowa by offering comprehensive, competitively priced loan, deposit and insurance products. The Bank attracts deposits from the general public and uses such deposits to invest in residential lending on owner occupied and non-owner occupied properties, agricultural real estate and operating loans, home equity and other consumer loans, commercial real estate and commercial construction and operating loans. Due to the market interest rates and length of terms on residential loans, the Bank sells substantially all of the residential loans it originates to the secondary market. As a source of noninterest income and to maintain a direct relationship with the borrowers, the Bank retains servicing on these loans. Commercial, agricultural, home equity and other consumer loans are originated in the Bank’s primary service area as portfolio loans to provide interest income. As stated above, the Bank attracts deposits from the general public to fund its loans. The Bank strives to price its deposits to be competitive in its market area, not to be the highest rate offered, but also, not the lowest. Cash that is not invested in loans is invested in securities and interest-bearing bank accounts. When evaluating the purchase of securities for the Bank’s investment securities portfolio, preservation of principal, credit quality and liquidity are given preference over yield. Should additional funding be required, the Bank has the ability to borrow funds from the Federal Home Loan Bank of Des Moines.

Comparison of Financial Condition for the Years Ended December 31, 2014 and December 31, 2013

Total assets increased by $8.0 million during 2014 from $243.8 million at December 31, 2013 to $251.8 million at December 31, 2014 due to an increase of $16.6 million in loans receivable. During 2014, the Bank purchased a small branch office in a neighboring town which included approximately $5.5 million in loans, primarily agricultural real estate, operating and term loans. During 2014 the Bank also hired an agricultural lender and a commercial lender to help generate loans in these areas. Partially offsetting the increase in loans receivable was a $7.4 million decrease in securities available for sale.

Securities available for sale decreased from $41.6 million at December 31, 2013 to $34.2 million at December 31, 2014. Maturities and principal repayments of mortgage backed securities totaling $12.6 million, along with the sale of $3.2 million in lower yielding securities were only partially offset by the purchase of $8.0 million in new securities.

Loans held for sale decreased from $2.0 million at December 31, 2013 to $1.7 million at December 31, 2014. On December 31, 2013 and December 31, 2014, the Company had firm commitments to sell the loans that were classified as held for sale. Loans receivable increased by $16.6 million, or 10.1%, from $165.4 million at December 31, 2013 to $182.1 million at December 31, 2014. The increase in loans receivable resulted primarily from an increase in loans secured by agricultural land and increases in loans on commercial and residential real estate.

In accordance with the Bank’s internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 2014 and December 31, 2013, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $2.2 million and $1.7 million and 1.17% and 1.03%, respectively.

Loans on which the accrual of interest had been discontinued amounted to $1.0 million and $1.3 million at December 31, 2014 and 2013, respectively. The Company considers all nonaccrual loans impaired. The amount of impaired loans at December 31, 2014 and 2013 was $4.1 million and $5.1

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million, respectively, and the related allowance for loan loss for these loans was $573,000 and $377,000, respectively.

Foreclosed real estate declined $687,000 to $3.7 million at December 31, 2014 from $4.3 million at December 31, 2013 as the Company disposed of 16 properties during the year. At December 31, 2014, foreclosed real estate consisted of three residential and ten commercial properties.

Liabilities increased by $7.5 million, from $217.7 million at December 31, 2013 to $225.2 million at December 31, 2014. This increase resulted, primarily, from an increase in deposits that were acquired in the branch acquisition described above.

Stockholders’ equity increased by $345,000 from $23.7 million at December 31, 2013 to $24.1 million at December 31, 2014. The increase in stockholders’ equity resulted, primarily, from net income of $1.3 million and an increase in other comprehensive income of $357,000 being partially offset by payments of $453,000 in cash dividends, the purchase of $703,000 in treasury stock and the change in fair value of redeemable common stock.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

General. Net income increased by $117,000, or 9.9% to $1.3 million or $1.72 per basic and diluted share for 2014 when compared to $1.2 million or $1.54 basic and diluted share for 2013. Net interest income increased by $544,000, or 7.1%, in 2014 when compared to 2013. Improvement in net interest income and reductions in provision for loan loss and income tax expense were partially offset by a decrease in noninterest income. During 2014, the Company saw decreased activity in the refinancing of loans sold to the secondary market and, accordingly, a decrease in the corresponding fees, which is the primary reason for the decrease in noninterest income.

Interest Income. Interest income increased by $343,000, or 4.0% for 2014 when compared to 2013 as a $383,000 increase in interest income from loans receivable more than offset a $40,000 decrease in interest income from investments. The changes in interest income from the loan portfolio and investment securities and other interest bearing deposits resulted from changes in the average balances and yields on those interest earning assets. The average balance of loans receivable increased $13.6 million, or 8.6%, which offset a 16 basis point decline in yield. Average investments declined $11.1 million, or 15.6%, which offset a 14 basis point increase in yield. These changes are detailed in the Average Balance Sheet and Rate/Volume analysis below.

Interest Expense. Interest expense on deposits and borrowed funds decreased by $201,000, or 25.2%, for 2014 when compared to 2013. These changes resulted from changes in the average balances and interest rates. Although average interest-bearing liabilities increased $1.7 million to $218.2 million for 2014 compared to $216.5 million for 2013, the average cost of interest-bearing liabilities decreased ten basis points to 0.27% for 2014 from 0.37% for 2013, reflecting the continued low interest rate environment. These changes are detailed in the Average Balance Sheet and Rate/Volume analysis below.

Net Interest Income. Net interest income increased by $544,000, or 7.1% for the year ended December 31, 2014 when compared to the year ended December 31, 2013 due to the changes in interest income and interest expense described below. The Company’s interest rate spread increased 21 basis points to 3.53% for fiscal 2014 compared to 3.32% for fiscal 2013 as the result of an 11 basis point increase in the average yield on interest-earning assets to 3.80% in 2014 from 3.69% in 2013 and a ten basis point decrease in the average cost of interest-bearing liabilities to 0.27% from 0.37% in the prior year. The Company’s net interest margin improved 19 basis points to 3.54% for fiscal 2014 compared to 3.35% for fiscal 2013.

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Provision for Loan Losses. The provision for loan loss decreased by $120,000, or 18.8% for 2014 when compared to 2013. The provision reflects management’s monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Due to changes in economic conditions and changes in the composition of the loan portfolio, it is possible that the provision for loan losses will increase in future periods.

Noninterest Income. Noninterest income decreased by $582,000, or 14.0%, for 2014 when compared to 2013 primarily due to a $739,000 decrease in the gain on sale of loans originated for sale. During 2014 the Company saw decreased activity in the refinancing of loans sold to the secondary market due to changes in market conditions. Gain on sale of loans held for sale declined to $803,000 for 2014 from $1.5 million in 2013. Also contributing to the decline in non-interest income was a decrease in loan servicing fees.

Noninterest Expense. Noninterest expense increased by $128,000, or 1.4%, for 2014 when compared to 2013 due, primarily, to a $431,000 increase in compensation and benefits. During 2014 the Bank hired additional personnel to expand the commercial and agricultural loan portfolios and, to a lesser extent, replace employees that announced their retirements. An increase in benefits expense, primarily health insurance, also contributed to the additional expense. Partially offsetting this increase in expense were a $231,000 decrease in expense related to other real estate owned due to a decline in foreclosed real estate and a $104,000 decrease in occupancy expense primarily resulting from a $41,000 decrease in repair and maintenance expenses, a $22,000 decrease in rent expenses and a $18,000 decrease in depreciation expenses.

Income Tax Expense. Income tax expense decreased by $163,000, or 20.7%, for 2014 when compared to 2013. Upon completion and filing of the Company’s 2013 income tax return it was realized that the Company was over accrued for income tax purposes. This over accrual was reversed during the third quarter of 2014 resulting in a decrease in income tax expense. The resulting effective tax rate for 2014 was 32.3%, compared to 39.9% for 2013. Management expects the effective tax rate for 2015 to be approximately 38.0%

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Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information at the date and for the periods indicated. All average balances are based on daily averages, unless otherwise noted. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	Years Ended December 31,
	2014			2013
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest earning assets:
Loans receivable (1)	$172,011	$8,088	4.70%	$158,393	$7,705	4.86%
Investments (2)	59,933	730	1.22%	71,020	770	1.08%
Total interest-earning assets	231,944	8,818	3.80%	229,413	8,475	3.69%
Non interest-earning assets	16,501			17,149
Total assets	$248,445			$246,562

Interest-bearing liabilities:
Savings, NOW and money market accounts (3)	$145,337	$90	0.06%	$134,371	$110	0.08%
Certificates of deposit	72,900	507	0.70%	82,105	687	0.84%
Borrowed funds	—	—	—%	23	1	4.35%
Total interest-bearing liabilities	218,237	597	0.27%	216,499	798	0.37%

Non interest-bearing liabilities	3,780			3,821
Total liabilities	222,017			220,320
Equity (4)	26,428			26,242
Total liabilities and equity	$248,445			$246,562
Net interest income		$8,221			$7,677
Interest rate spread (5)			3.53%			3.32%
Net interest margin (6)			3.54%			3.35%
Ratio of average interest earning assets to average interest bearing liabilities	1.06 X			1.06 X

(1)	Average balances include non-accrual loans and loans held for sale.
(2)	Includes interest-bearing deposits in other financial institutions.
(3)	Includes $13,509 and $14,163 in non-interest-bearing deposits for the years ended December 31, 2014 and 2013, respectively.
(4)	See the Company’s reconciliation of non-GAAP financial measures presented in the foregoing table to their most directly comparable GAAP financial measures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”
(5)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume). The combined effects of changes in both rate and volume that cannot be separately identified have been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,
	2014 vs. 2013			2013 vs. 2012
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest Income:
Loans receivable	$626	$(243)	$383	$(383)	$(703)	$(1,086)
Investments	(128)	88	(40)	188	(17)	171
Total interest-earning assets	498	(155)	343	(195)	(720)	(915)

Interest expense:
Deposit accounts	(65)	(135)	(200)	(62)	(353)	(415)
Borrowed funds	(1)	—	(1)	(24)	(1)	(25)
Total interest-bearing liabilities	(66)	(135)	(201)	(86)	(354)	(440)
Change in net interest income	$564	$(20)	$544	$(109)	$(366)	$(475)

Management of Market Risk

Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset and Liability Management Committee (ALCO). The principal objective of the ALCO is to maximize net interest income within acceptable levels of risk, which are established by policy. Interest rate risk is monitored and managed by using financial modeling techniques to measure the impact of changes in interest rates.

Net interest income, which is the primary source of the Company’s earnings, is impacted by changes in interest rates and the relationship of different interest rates. To manage the impact of the rate changes, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities at approximately the same time intervals.  The Company uses net interest simulation to assist in interest rate risk management. The process includes simulating various interest rate environments and their impact on net interest income and net portfolio value. As of December 31, 2014, the level of net portfolio value and interest income at risk was within the Company’s policy limits for all interest rate scenarios.  The Company feels that the risk is both minimal and acceptable.

The following table shows the net portfolio value sensitivities as of December 31, 2014:

Net Portfolio Value	Fair Value of Equity % Change from Base	12 Month Net Interest Income % Change from Base

+300	-12.74%	-6.60%
+200	-8.30%	-4.27%
+100	-4.26%	-2.17%
Base
-100	-1.28%	-2.98%
-200	-7.43%	-10.86%
-300	-6.89%	-16.88%

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Liquidity and Capital Resources

The Bank’s primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are significantly influenced by general interest rates, economic conditions and competition. If needed, the Bank’s primary source of funds can be supplemented by wholesale funds obtained through additional advances from the Federal Home Loan Bank system. The Bank invests excess funds in overnight deposits, which not only serve as liquidity, but also earn interest income until funds are needed to meet required loan funding.

The Bank’s most liquid asset is cash, including investments in interest bearing accounts at the United Bankers Bank and the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank’s operating, financing and investing activities during any given period. At December 31, 2014, the Bank’s noninterest bearing cash was $7.0 million. In addition, at December 31, 2014, the Bank had $1.1 million and $6.3 million invested in interest bearing accounts at the United Bankers Bank and the FHLB of Des Moines, respectively.

At December 31, 2014, the Bank had no outstanding advances from the FHLB of Des Moines. At December 31, 2014, the Bank had the ability to borrow up to $71.0 million based upon the pledged collateral. The Bank has the option of pledging additional collateral which will increase the amount available to borrow.

The Company also maintains an established line of credit with the United Bankers Bank. At, December 31, 2014, the Company had no outstanding borrowings from the United Bankers Bank and the total amount available under the line of credit was $1.5 million.

The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 2014, the Bank's Tier 1 leverage capital totaled $25.4 million, or 9.9% of adjusted total assets, which substantially exceeded the 4.0% Tier 1 leverage capital requirement at that date by $15.1 million, or 5.9% of adjusted total assets. The Bank's Tier 1 and total risk-based capital totaled $25.4 million and $27.6 million at December 31, 2014 or 13.58% and 14.74% of risk-weighted assets, respectively, which exceeded the current requirements of 4.0% and 8.0% of risk-weighted assets by $17.9 million and $12.6 million or 9.58% and 6.74% of risk-weighted assets, respectively. The Bank will be subject to higher capital requirements in the future. See “Supervision and Regulation – Regulation of the Bank – Regulatory Capital Requirements.”

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As of December 31, 2014 and 2013, the reconciliation of the equity of Wells Federal Bank to each major category of regulatory capital is as follows:

	2014	2013
	(In thousands)

Equity under generally accepted accounting principles	$25,662	$25,395
Unrealized (gains) losses on available for sale securities	(93)	264
Disallowed servicing assets	(189)	(195)
Tier 1 capital	25,380	25,464
Allowance for loan losses included in Tier 2 capital	2,158	1,724
Unrealized gains on available for sale equity securities	28	72
Total risk-based capital	$27,566	$27,260

Off-Balance Sheet Arrangements

As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks in the normal course of business to meet the financing needs of our customers. These financial instruments include primarily commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For additional information, see Note 15 of the Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements

In February 2013, FASB issued Accounting Standards Update (“ASU”) 2013-02, Other Comprehensive Income – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends FASB ASC Top 220, Comprehensive Income (Topic 220). The amendments in this update supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 and 2011-12 for all public and private organizations. The amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The new requirement about presenting information about amounts reclassified out of accumulated other comprehensive income and their corresponding effect on net income present, in one place, information about significant amounts reclassified and, in some cases, cross-references to related footnote disclosures. Previously, this information was presented in different places throughout the financial statements. For the Company, the amendments of this update were effective prospectively for annual reporting periods beginning after December 15, 2013 and interim periods within those years. The adoption of ASU 2011-05 as of January 1, 2014, did not have a significant impact on the Company’s presentation of the comprehensive income.

In January 2014, FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors, which clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate

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property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. For public entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of the pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Non-GAAP Financial Measures

The Company identifies certain of the financial measures discussed herein as being “non-GAAP financial measures.” In accordance with the SEC’s rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in the Company’s statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that the Company discusses herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial

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measures that the Company discusses herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.

Book Value Per Share and Tangible Book Value Per Share. Book value per share and tangible book value are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. The Company calculates: (a) adjusted common equity as stockholders’ equity plus mezzanine equity; and (b) book value per share as adjusted common equity (as described in clause (a)) divided by shares of common stock outstanding. The Company considers its mortgage servicing rights as tangible assets, thus tangible book value per share equals book value per share as the Company has no intangible assets. For book value and tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is the Company’s stockholders’ equity.

The Company believes that these non-GAAP financial measures are important information to be provided to you because, as do the Company’s management, banking regulators, many financial analysts and other investors, you can use the book value and tangible book value in conjunction with other traditional bank capital ratios to assess the Company’s capital adequacy including the effect of the Company’s mezzanine equity, which is limited to common stock held by the Company’s ESOP that is redeemable at fair value, which the Company believes will remain outstanding due to its ESOP policies.

The following table presents, as of the dates set forth below, stockholders’ equity to adjusted common equity and presents the Company’s book value per share and tangible book value per share compared with the Company’s stockholders’ equity per common share:

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)

Stockholders’ equity	$24,086	$23,741	$24,149	$23,453	$21,339
Adjustments:
Mezzanine equity	2,533	2,342	2,008	1,506	1,888
Adjusted common equity (book value)	$26,619	$26,083	$26,157	$24,959	$23,227

Common shares outstanding excluding mezzanine equity shares	646,650	673,718	676,591	690,858	691,193
Total common shares outstanding	742,252	769,320	772,193	786,460	786,795
Stockholders’ equity per common share	$37.25	$35.24	$35.69	$33.95	$30.87
Book value per share	35.86	33.90	33.87	31.74	29.52
Tangible book value per share	35.86	33.90	33.87	31.74	29.52

BUSINESS OF WELLS FINANCIAL CORP.

Wells Financial Corp. is a bank holding company that was incorporated in December 1994 under the laws of the State of Minnesota for the purpose of acquiring all of the issued and outstanding common stock of Wells Federal Bank (the “Bank”). This acquisition occurred in April 1995 at the time the Bank simultaneously converted from a mutual to a stock institution, and sold all of its outstanding capital stock to the Company and the Company made its initial public offering of common stock.

In February 2005, the Company terminated the registration of its common stock, and stopped reporting, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the

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completion by the Company of a modified Dutch auction issuer tender offer and a one-for-100 share reverse stock split. By terminating the Company’s registration under the Exchange Act, we achieved significant cost savings in expenditures for legal and accounting costs related to being a public company registered with the SEC, as well as enabling management, employees and the Board of Directors to focus more on the operation and management of our business, rather than the periodic SEC reporting process.

The primary activity of the Company is directing and planning the activities of the Bank, the Company's primary asset. At December 31, 2014, the remainder of the assets of the Company were maintained in deposits in interest bearing accounts at the Bank. The Company engages in no other significant activities. As a result, references to the Company or Wells generally refer to the Bank, unless the context otherwise indicates. In the discussion of regulation, except for the discussion of the regulation of the Company, all regulations apply to the Bank rather than the Company.

As of December 31, 2014, the Company had total assets of $251.8 million, total deposits of $222.0 million, and stockholders’ equity of $24.1 million or 9.6% of total assets. The only subsidiary of the Company is the Bank.

The Bank converted from a federally chartered savings bank to a Minnesota state chartered commercial bank in 2012. The Bank is headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota and one loan origination office in Dakota County, Minnesota. The Bank was founded in 1934 and its deposits are insured to applicable limits by the FDIC. The Bank is a member of the Federal Home Loan Bank (“FHLB”) System. The Bank is a community oriented, full service retail commercial bank. The Bank attracts deposits from the general public and uses such deposits to invest in residential lending on owner-occupied and non-owner occupied properties, agricultural real estate and operating loans, home equity and other consumer loans, commercial real estate and commercial construction and operating loans. Cash in excess of amounts needed for lending operations is used to purchase investment securities and to maintain required liquidity. The Bank has two subsidiaries, Greater Minnesota Mortgage (GMM) and Wells Insurance Agency (WIA). GMM originated loans through referrals from community commercial banks and, primarily, sold these loans to the secondary market. GMM ceased operations on February 1, 2012 and its operations were transferred to the Bank. WIA is a full service insurance agency that sells property, casualty, life and health insurance.

Market Area and Competition

Our primary market area consists of Faribault, Martin, Blue Earth, Nicollet, Steele and Freeborn Counties, Minnesota. Located southwest of Minneapolis, this area is primarily rural and contains approximately 50 communities ranging in population size from 200 to 40,000. The primary lending concentration is in the Mankato/North Mankato and Owatonna areas. These areas have a relatively large population base. We have an office in the Mankato and Owatonna areas. Historically, the economy in our market area has been dependent on agriculture and agriculture related industries. Economic growth in our market area remains dependent upon the local economy. In addition, our deposit and loan activity is significantly affected by economic conditions in our market area including the agriculture industry.

The competition for deposit products includes banks ranging in size from larger, Minneapolis-based regional banks with branches in our market area to local independent community banks. Deposit competition also includes a number of insurance products sold by local agents and investment products sold by local and regional sales people.

Loan competition varies depending upon market conditions. Loan competition includes branches of large Minneapolis-based commercial banks and thrifts, credit unions, mortgage bankers with local

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sales staff and local banks. We believe that we are one of the few area lenders that has consistently offered a variety of loans throughout all types of economic conditions.

We have traditionally maintained a leadership position in mortgage loan volume and market share throughout our service area by virtue of our local presence. We believe that we have been able to effectively market our larger variety of loan and other financial products and services when compared to other local-based institutions and our superior customer service when compared to branches of larger institutions based outside of our market area.

Lending Activities

General. Historically, the Bank’s lending strategy was focused on the origination of traditional one-to-four family mortgage loans primarily secured by owner occupied and non-owner occupied single family residences and, to a lesser extent, home equity, home improvement, second mortgage, agricultural real estate and agricultural operating loans in the Bank’s primary market area. As a method to reduce interest rate risk, the Bank has begun to modify the composition of its loan portfolio in an effort to decrease the emphasis on mortgage loans on owner occupied and non-owner occupied single family residences and increase the emphasis on agricultural real estate and operating loans, consumer loans, commercial real estate and commercial construction and operating loans. Subject to market conditions, the Bank plans to continue to expand its commercial and agricultural real estate and operating lending.

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Loan Portfolio Composition. The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.

	At December 31,
	2014		2013		2012		2011		2010
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Real estate loans:
Residential	$56,674	30.7%	$54,370	32.5%	$47,909	29.9%	$47,957	27.6%	$39,491	21.0%
Commercial	30,653	16.6	28,537	17.0	30,121	18.8	34,388	19.9	40,309	21.4
Agricultural	38,128	20.7	33,854	20.2	28,410	17.8	31,153	18.0	41,685	22.2
Commercial Construction	4,035	2.2	548	0.3	200	0.1	116	0.1	1,938	1.0
Residential Construction	940	0.5	2,130	1.3	1,436	0.9	1,228	0.7	1,241	0.7
Total real estate loans	130,430	70.7%	119,439	71.3%	108,076	67.5%	114,842	66.3%	124,664	66.3%

Commercial and consumer loans:
Home equity, home improvement and second mortgages	32,741	17.7	32,036	19.1	35,586	22.3	36,221	20.8	39,245	20.9
Commercial operating and term	5,718	3.1	3,494	2.1	2,929	1.8	3,949	2.3	4,778	2.5
Agricultural operating and term	7,714	4.2	4,753	2.8	5,461	3.4	5,635	3.3	5,488	2.9
Vehicle	1,671	0.9	1,542	0.9	1,833	1.2	2,165	1.3	2,439	1.3
Consumer	6,279	3.4	6,268	3.9	6,086	3.8	10,367	6.0	11,410	6.1
Total commercial and consumer loans	54,123	29.3	48,093	28.8	51,895	32.5	58,337	33.7	63,360	33.7
Total loans	184,553	100.0%	167,532	100.0%	159,971	100.0%	173,179	100.0%	188,024	100.0%

Less
Net deferred loan origination fees	(261)		(258)		(152)		(151)		(156)
Loan fair value rate adjustment	35		—		—		—		—
Unaccreted discount	(119)		(149)		(180)		(212)		(243)
Allowance for loan losses	(2,158)		(1,724)		(1,738)		(2,800)		(2,207)
Total loans, net	$182,050		$165,401		$157,901		$170,016		$185,418

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Loan Portfolio Maturities. The following table sets forth the maturity of the Company's commercial and agricultural operating and term and construction loan portfolio at December 31, 2014. The table does not include prepayments, scheduled principal repayments or loans held for sale. All mortgage loans are shown as maturing based on contractual maturities.

	At December 31, 2014
	Commercial	Agricultural	Commercial Construction	Residential Construction	Total
	(In thousands)
Amounts Due:
Within 1 Year	$1,384	$5,668	$4,035	$940	$12,027

After 1 year:
1 to 5 years	3,364	1,616	—	—	4,980
After 5 years	970	430	—	—	1,400
Total due after one year	4,334	2,046	—	—	6,380
Total	$5,718	$7,714	$4,035	$940	$18,407

The following table sets forth the dollar amount of commercial and agricultural operating and term and construction loans at December 31, 2014 due after December 31, 2015, which have fixed interest rates and which have floating or adjustable interest rates. This table does not include loans held for sale.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)

Commercial	$4,961	$757	$5,718
Agricultural	6,793	921	7,714
Commercial Construction	4,035	—	4,035
Residential Construction	940	—	940
Total	$16,729	$1,678	$18,407

Residential Loans. The Company originates single family residential mortgage loans secured by property in the Company’s primary market area. Due to low interest rates on fixed rate residential mortgage loans over the past several years, the Company has sold the majority of these loans to the secondary market. As a source of noninterest income and to maintain its customer base the Bank retains the servicing on the majority of the loans sold to the secondary market.

Loan originations are generally obtained from existing customers, members of the local community, correspondent banks, and referrals from realtors within the Company's lending area. Mortgage loans originated and held by the Company in its portfolio include due-on sale clauses which provide the Company with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Company's consent.

The Company primarily originates fixed and adjustable rate mortgage loans with 15-30 year terms. The Company offers various loan programs, including low documentation loans for loans with lower loan-to-value ratios and other loan programs using cost of funds or one-year U.S. treasury indices for adjustable rate loan repricing. Interest rates charged on mortgage loans are competitively priced based on market conditions and the Company's cost of funds. Throughout the year, origination fees for loans

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were generally 1% of the loan amount. The Company's standard underwriting guidelines for fixed-rate mortgage loans conform to FreddieMac guidelines and the loans may be sold in the secondary market to private investors.

At December 31, 2014, the Company was servicing approximately $332.1 million of loans for others, primarily long term fixed rate loans sold to FreddieMac, FNMA and the Federal Home Loan Bank MPF Program. Generally, the Company retains all servicing on loans sold to the secondary market. Except for document deficiencies that may occur during origination that may require a repurchase by the Company, loans are sold without recourse.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) prohibits lenders from making residential mortgages unless the lender makes a reasonable and good faith determination that the borrower has a reasonable ability to repay the mortgage loan according to its terms. A borrower may recover statutory damages equal to all finance charges and fees paid within three years of a violation of the ability-to-repay rule and may raise a violation as a defense to foreclosure at any time. As authorized by the Dodd-Frank Act, the Consumer Financial Protection Bureau (“CFPB”) has adopted regulations defining “qualified mortgages” that would be presumed to comply with the Dodd-Frank Act’s ability-to-repay rules. Under the CFPB regulations, qualified mortgages originated by large creditors must satisfy the following criteria: (i) no negative amortization, interest-only payments, balloon payments, or a term greater than 30 years; (ii) no points or fees in excess of mandated levels; (iii) borrower’s income and assets are verified and documented; and (iv) the borrower’s debt-to-income ratio generally may not exceed 43%. Qualified mortgages are conclusively presumed to comply with the ability-to-pay rule unless the mortgage is a “higher cost” mortgage, in which case the presumption is rebuttable.

During 2014, the Company originated fewer than 500 first lien and closed-end second lien residential mortgages and had assets below $2 billion, so it is currently classified as a small creditor. As a small creditor, the Company is eligible to originate small creditor qualified mortgages and balloon-payment qualified mortgages. The debt-to-income ratio must be considered, however, the 43% debt-to-income limit does not apply. All mortgage loans are subject to ability-to-repay (ATR) requirements. Mortgage loans to borrowers who cannot demonstrate the ATR cannot be approved. Therefore, all approved mortgage loans are currently classified as qualified mortgages.

Consumer Loans. The Company offers home equity, home improvement and second mortgage loans on one- to four-family residences. Such loans are only made on owner-occupied one- to four-family residences and are subject to a 85% combined loan-to-value ratio. The Company services the majority of the underlying first mortgages on these loans. The underwriting standards for home equity, home improvement and second mortgage loans are similar to the Company’s standards applicable to one- to four-family residential loans. At December 31, 2014, home equity, home improvement and second mortgage loans totaled $32.7 million, or 17.7% of our total loan portfolio. To a lesser extent, the Company makes loans secured by vehicles and by savings accounts held with the Company. Loans secured by vehicles totaled $1.7 million, or 0.9% of the loan portfolio at December 31, 2014.

The Company originates consumer loans in order to provide a wide range of financial services to its customers and because the shorter terms and normally higher interest rates on such loans help maintain a profitable spread between its average loan yield and its cost of funds. Consumer loans, however, tend to have a higher risk of default than residential mortgage loans. Based on the Company's experience, a borrower faced with either paying a mortgage loan to avoid foreclosure on the borrower's home or defaulting on a consumer loan will continue paying the mortgage loan. At December 31, 2014, the Company had no consumer loans that were more than 90 days delinquent.

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Commercial and Agricultural Real Estate Loans. In order to enhance yields on its assets, the Company originates loans secured by commercial and agricultural real estate. Approximately 18.8% and 20.7% of our loan portfolio is secured by commercial and agricultural real estate, respectively. Of the $38.1 million of agricultural real estate loans as of December 31, 2014, $31.4 million were originated directly by the Company and $6.7 million were purchased participations originated by commercial banks in southern Minnesota. At December 31, 2014, loans secured by farm real estate were originated in amounts up to the lesser of 65% of the appraised value of the property or $3,500 per tillable acre. These loans are evaluated on a cash flow basis in addition to an asset value basis. At December 31, 2014, our largest agricultural real estate loan had a principal balance of $2.6 million and was performing in accordance with its repayment terms. Loans secured by commercial real estate are generally originated in amounts up to 80% of the appraised value of the property. At December 31, 2014, the Company's largest commercial real estate loan consisted of a $2.1 million performing commercial construction loan. As part of its underwriting, the Company requires that borrowers qualify for a commercial loan at the fully indexed interest rate rather than at the origination interest rate.

Loans secured by commercial real estate generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired. For loans secured by agricultural real estate, repayment is dependent, primarily, on the successful operation or management of the farm property securing the loan. The success of the farming operation may be affected by any number of factors outside the control of the farm borrower, including weather conditions, recent changes in government support programs, grain and livestock prices, and the uncertainty of government programs and other regulations. While the scheduled repayments of farm real estate loans depends on the successful operation of the farm, the Company underwrites these loans to be collateral dependent with a maximum loan-to-value ratio of 65%. At December 31, 2014, the outstanding balance on the Company’s largest agricultural real estate loan was $2.6 million. At December 31, 2014, the outstanding balance of the Company’s largest commercial real estate loans not secured by agricultural real estate ranged from $1.1 million to $1.8 million.

At December 31, 2014, $38.1 million, or 20.5% of our total loan portfolio including loans held for sale, consisted of agricultural real estate loans which are loans to finance the acquisition, development or refinancing of agricultural real estate.  We consider a number of factors in originating agricultural real estate loans.  We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the agricultural property securing the loan.  When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions.  In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service).

At this time, we offer fixed-rate agricultural real estate loans. We originate agricultural real estate loans in our primary lending area so that the loan to value does not exceed 65% or $3,500 per tillable acre, whichever is less. Generally, our agricultural real estate loans amortize over periods not in excess of thirty years. In recent years, with the substantial increases in the price of the agricultural real estate in our market area, consistent with our conservative underwriting practices, the loan-to-value ratio on the majority of our agricultural real estate loans has not exceeded 50%.

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We also originate agricultural real estate loans directly and through programs sponsored by the Farm Service Agency, an agency of the United States Department of Agriculture (“FSA”), which provides a partial guarantee on loans underwritten to FSA standards.

Agricultural real estate lending affords the Bank the opportunity to earn yields higher than those obtainable on one- to four-family residential lending. Nevertheless, agricultural real estate lending involves a greater degree of risk than one- to four-family residential real estate loans because of the typically larger loan amount. In addition, payments on agricultural real estate loans are dependent on the successful operation or management of the farm property securing the loan. The success of the loan may also be affected by many factors outside the control of the borrower.

Additionally, on a limited basis, the Bank also provides financing for part-time farmers and their primary residences. These loans are for customers who derive the majority of their income from non-farming related sources but do derive a portion of their income from the property they are financing.

Weather presents one of the greatest risks to agricultural real estate lending as hail, drought, floods, or other conditions, can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced by the farmer with a variety of insurance coverages which can help to ensure loan repayment. For instance, farmers are able to obtain multi-peril crop insurance coverage through a program partially subsidized by the Federal government.  Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or options to mitigate price risk. Another risk is the uncertainty of government programs and other regulations. During periods of low commodity prices, the income from government programs can be a significant source of cash to make loan payments and if these programs are discontinued or significantly changed, cash flow problems or defaults could result. Finally, many farms are dependent on a limited number of key individuals upon whose injury or death may result in an inability to successfully operate the farm.

Commercial and Agricultural Operating and Term Loans. Commercial operating and term loans are generally secured by equipment, inventory, commercial real estate and receivables. Agricultural operating and term loans are primarily secured by farm equipment, livestock, crops and farm real estate. At December 31, 2014, commercial and agricultural operating and term loans totaled $13.4 million, or 7.3% of our total loan portfolio. Commercial and agricultural operating and term loans generally involve a greater degree of risk than residential mortgage loans. This increased credit risk is a result of several factors, including the effects of general economic conditions and the increased difficulty of evaluating and monitoring these types of loans.

Construction Loans. Construction loans, with a maximum loan-to-value ratio of 80%, are made on commercial real estate projects. These loans generally have a term of approximately one year and a fixed interest rate. Construction loans are also made on single family residential property to the individuals who are the owners and occupants upon completion of construction. These loans are generally made for a term of six months with a maximum loan-to-value ratio of 80%, after which the loan is rewritten to a permanent loan and, generally, sold to the secondary market. At December 31, 2014, commercial and residential construction loans totaled $5.0 million, or 2.7% of our total loan portfolio.

The Company does not originate many speculative loans to builders and limits the loan-to-value ratio to 70% with a maximum loan term of 18 months. In underwriting such loans, the Company takes into consideration the number of units that the builder has on a speculative basis that remain unsold.

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Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. The Company's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Company may be compelled to advance additional funds to complete the development. Furthermore, if the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a property with a value that is insufficient to assure full repayment. For the small number of speculative loans originated to builders, the ability of the builder to sell completed dwelling units will depend, among other things, on demand, pricing, and availability of comparable properties and economic conditions.

In some instances for all loan types, it may be appropriate to originate or purchase loans that are exceptions to the guidelines and limits established within the lending policy described above and below. In general, exceptions to the lending policy do not significantly deviate from the guidelines and limits established within the lending policy and, if there are exceptions, they are clearly noted as such and specifically identified in loan approval documents.

Loans to One Borrower. Under Minnesota law, loans-to-one borrower are limited in an amount equal to 20% of the Bank’s capital stock and surplus accounts. Capital stock and surplus accounts are narrowly defined and does not include undivided profits. An additional 25% of capital, as defined above, over and above the basic limit can be loaned to one borrower if the 25% is secured by obligations of the United States or guaranteed by the United States having a market value of at least 10% in excess of the amount loaned. An additional 25% of capital and surplus, as defined above, can be loaned if secured by first real estate mortgages on improved property in Minnesota or adjacent states where the loan to value ratio is not more than 50%. The Company's maximum loan-to-one borrower limit under the basic lending limit was approximately $3.0 million as of December 31, 2014 and the Company was in compliance with its lending limit at that date.

Loan Delinquencies. The Company's collection procedures provide that when a mortgage loan is 15 days past due, a notice of nonpayment is sent. If payment is still delinquent after 30 days past due the customer will receive a letter and/or telephone call and may receive a visit from a representative of the Company. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 60 days past due and no repayment plan is in effect, a notice of right to cure default is mailed to the customer giving 30 additional days to bring the account current before foreclosure is commenced. The loan committee meets regularly to determine when foreclosure proceedings should be initiated and the customer is notified when foreclosure has been commenced.

Loans are reviewed on a monthly basis and are generally placed on a non-accrual status when a mortgage loan or a non-mortgage loan becomes 90 days delinquent and, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

Non-accrual loans fluctuate over time due to a variety of factors. The Company's experience has been that these fluctuations are normal and are not dependant on any one factor over time.

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The following table sets forth information regarding non-accrual loans, real estate owned, and certain other repossessed assets and loans.

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Residential real estate	$687	$737	$1,626	$567	$622
Commercial real estate	—	—	2,284	1,515	498
Agricultural real estate	—	397	—	—	66
Commercial construction real estate	—	—	—	—	—
Residential construction real estate	—	—	—	—	—
Home equity, home improvement and second mortgages	255	93	76	214	646
Commercial operating and term	67	73	33	138	431
Agricultural operating and term	—	—	—	—	—
Vehicle	—	—	2	20	16
Consumer	1	—	—	41	65
Total (1)	1,010	1,300	4,021	2,495	2,344

Accruing loans which are contractually past due 90 days or more:
Residential real estate	—	—	—	—	43
Commercial real estate	—	—	—	—	—
Agricultural real estate	—	—	—	—	—
Commercial construction real estate	—	—	—	—	—
Residential construction real estate	—	—	—	—	—
Home equity, home improvement and second mortgages	—	—	—	—	—
Commercial operating and term	—	—	—	—	—
Agricultural operating and term	—	—	—	—	—
Vehicle	—	—	—	—	—
Consumer	—	—	—	—	4
Total	$—	$—	$—	$—	$47
Total non-accrual and accruing loans past due 90 days or more	$1,010	$1,300	$4,021	$2,495	$2,391
Foreclosed real estate	$3,656	$4,340	$3,601	$4,501	$5,628
Other nonperforming assets	$—	$—	$—	$—	$—
Total nonperforming assets	$4,666	$5,640	$7,622	$6,996	$8,019
Total non-accrual and accruing loans past due 90 days or more to net loans	0.55%	0.78%	2.55%	1.47%	1.29%
Total non-accrual and accruing loans past due 90 days or more to total assets	0.40%	0.53%	1.65%	1.04%	1.00%
Total non-performing assets to total assets	1.85%	2.31%	3.12%	2.92%	3.36%

(1)	Includes $537,000, $100,000, $2,591,000, $1,092,000 and $152,000 in troubled debt restructurings at December 31, 2014, 2013, 2012, 2011 and 2010, respectively. At those dates, the Company had $3,212,000, $4,243,000, $4,897,000, $9,321,000 and $8,948,000, respectively, in troubled debt restructurings that were not on non-accrual.

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At December 31, 2014, non-accrual loans on one- to four-family residences consisted of seven loans totaling $687,000. Management estimates that the market value of the collateral on these loans exceeds the remaining principal balance on each of these loans. Non-accrual loans on all other mortgage loans and on non-mortgage commercial loans consist of six loans totaling $322,000. Consumer loans that are in non-accrual status consist of one loan, which is unsecured. The principal balance of the unsecured consumer loan that is in nonaccrual status is $1,000.

Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was immaterial for the year ended December 31, 2014. Amounts included in the Company’s interest income on non-accrual loans for the year ended December 31, 2014 were likewise immaterial.

As of December 31, 2014, there were no loans not disclosed in the tables above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

Classified Assets. FDIC policies provide for a classification system for problem assets of insured institutions which covers all problem assets. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

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The following table provides further information about the Company's problem assets as of the following dates. Repossessed property is included as substandard assets.

	Year Ended December 31,
	2014	2013	2012
	(In thousands)

Substandard	$6,741	$9,402	$13,002
Doubtful	—	—	—
Loss	—	—	—
Total	$6,741	$9,402	$13,002

Allowance for Loan Losses. It is management's policy to provide for losses on unidentified loans in its loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in the Company's loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loss provisions may be deemed necessary. There can be no assurance that the allowance for losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for losses will not be required.

The following table compares the changes in the outstanding principal balance and the associated allowance for loan loss at December 31, 2014 and 2013 by loan type. Dollars are in thousands.

	Change in	Change in	Allowance as a Percent
	Principal	Allowance for	of Principal Balance
	Balance	Loan Losses	2014	2013	Change
Loans individually evaluated for impairment	$(1,064)	$196	14.07%	7.34%	6.73%
Loans collectively evaluated for impairment	18,085	238	0.88%	0.83%	0.05%
Total	$17,021	$434	1.17%	1.03%	0.14%

Loans individually evaluated for impairment decreased by $1.1 million at December 31, 2014 when compared to December 31, 2013, however, management’s analysis of the cash flows and value of the underlying collateral on these loans resulted in an increase in the allowance for loan loss for this segment of the portfolio. The allowance for loans collectively evaluated for impairment increased $238,000, primarily due to a $18.1 million increase in the volume of loans. In addition to the increase due to volume, the allowance for loans collectively evaluated for impairment increased by five basis points due to qualitative factors related to changes in the nature/volume of the loan portfolio as the loan portfolio increased by approximately $17 million, primarily in agricultural and commercial real estate and operating and term loans. Offsetting the increase due to the nature/volume of the loan portfolio was a two basis point decrease in qualitative factors due to the decrease in past due loans. The allowance for loan losses related to vehicle and consumer loans decreased by $25,000 due to a decrease in net charge offs on these types of loans.

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Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio. The allocation of the allowance for loan losses is based on management's evaluation of the loans in the respective portfolios; the Company does not attempt to manage the percentage of the allocation between loan categories. As part of management's evaluation, for each loan category, the allowance is determined after examination of prior period experience but is adjusted for various factors such as delinquencies, expected charge-offs, recoveries, amount of classified assets, amount of non-accrual loans and any known local economic trends. As a result, the allocation of the allowance does not reflect relative levels of historic charge-offs between loan categories.

	At December 31,
	2014		2013		2012		2011		2010
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in thousands)
At end of period allocated to:
Residential real estate	$545	30.7%	$433	32.5%	$437	29.9%	$873	27.6%	$129	21.0%
Commercial real estate	722	16.6	624	17.0	507	18.8	1,244	19.9	1,419	21.4
Agricultural real estate	155	20.7	130	20.2	153	17.8	55	18.0	16	22.2
Commercial construction real estate	12	2.2	2	0.3	1	0.1	1	0.1	34	1.0
Residential construction real estate	13	0.5	11	1.3	8	0.9	7	0.7	—	0.7
Home equity, home improvement and second mortgages	431	17.7	254	19.1	422	22.3	505	20.8	317	20.9
Commercial operating and term	109	3.1	87	2.1	29	1.8	17	2.3	112	2.5
Agricultural operating and term	31	4.2	18	2.8	29	3.4	10	3.3	60	2.9
Vehicle	28	0.9	30	0.9	41	1.2	18	1.3	18	1.3
Consumer	112	3.4	135	3.9	111	3.8	70	6.0	102	6.1
Total allowance	$2,158	100.0%	$1,724	100.0%	$1,738	100.0%	$2,800	100.0%	$2,207	100.0%

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Analysis of the Allowance for Loan Losses. The following table sets forth information with respect to the Company's allowance for loan losses for the periods indicated:

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)

Total loans outstanding	$184,553	$167,532	$159,971	$173,179	$188,024
Average loans outstanding	172,011	158,393	165,825	176,995	193,132

Balance at beginning of period	$1,724	$1,738	$2,800	$2,207	$1,525
Provision for loan losses
Residential real estate	107	132	(284)	821	140
Commercial real estate	91	519	190	129	764
Agricultural real estate	25	(23)	98	39	(1)
Commercial construction real estate	10	1	—	(33)	(137)
Residential construction real estate	2	3	1	7	—
Home equity, home improvement and second mortgage	321	(56)	188	600	162
Commercial operating and term	23	76	37	(95)	9
Agricultural operating and term	13	(11)	19	(50)	1
Vehicle	(5)	(12)	42	3	(5)
Consumer	(67)	11	549	(11)	45
Total	520	640	840	1,410	978
Charge-offs:
Residential real estate	(6)	(140)	(152)	(77)	(46)
Commercial real estate	—	(468)	(930)	(304)	(69)
Agricultural real estate	—	—	—	—	—
Commercial construction real estate	—	—	—	—	—
Residential construction real estate	—	—	—	—	—
Home equity, home improvement and second mortgage	(183)	(160)	(272)	(416)	(178)
Commercial operating and term	(1)	(44)	(25)	—	—
Agricultural operating and term	—	—	—	—	—
Vehicle	—	(3)	(32)	(8)	(7)
Consumer	(28)	(38)	(527)	(36)	(39)
Total	(218)	(853)	(1,938)	(841)	(339)
Recoveries:
Residential real estate	11	4	—	—	—
Commercial real estate	7	66	3	—	—
Agricultural real estate	—	—	—	—	—
Commercial construction real estate	—	—	—	—	—
Residential construction real estate	—	—	—	—	—
Home equity, home improvement and second mortgage	39	48	1	4	33
Commercial operating and term	—	26	—	—	5
Agricultural operating and term	—	—	—	—	—
Vehicle	3	4	13	5	4
Consumer	72	51	19	15	1
Total	132	199	36	24	43
Net loan charge-offs	$(86)	$(654)	$(1,902)	$(817)	$(296)
Balance at end of period	$2,158	$1,724	$1,738	$2,800	$2,207

Allowance for loan losses as a percent of total loans outstanding	1.17%	1.03%	1.09%	1.62%	1.17%
Net loans charged off as a percent of average loans outstanding	0.05%	0.41%	1.15%	0.46%	0.15%

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Investment Activities

The Company is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The Company has maintained a liquidity portfolio in excess of regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short-term demand for funds to be used in the Company's loan origination and other activities. At December 31, 2014, the Company had an investment portfolio of approximately $36.3 million, consisting primarily of U.S. government, corporate and agency obligations. To a lesser extent, the portfolio also includes FreddieMac stock, certificates of deposit and FHLB stock, as permitted by applicable regulations. The Company classifies its investments, including debt and equity securities, as available for sale, in accordance with SFAS 115. The Company will continue to seek high quality investments. The primary and secondary goals of the investment portfolio are safety of principal and rate of return, respectively.

Investment Portfolio. The following table sets forth the carrying value of the Company's investments at the dates indicated. At December 31, 2014, the Company's securities that were classified as available for sale had an unrealized net gain of $151,000. At December 31, 2014, the market value for the interest bearing deposits shown below approximated their cost.

	At December 31,
	2014	2013	2012
	(Dollars in thousands)

Securities available for sale:
Residential mortgage-backed agencies	$22,545	$31,042	$12,926
SBA pools	1,832	2,112	2,439
Obligations of states and political subdivisions	9,698	8,214	7,649
Government-sponsored enterprise equity	102	201	54
Total securities available for sale	34,177	41,569	23,068
Certificates of deposit in other institutions at cost	4,181	3,695	9,631
Total investments	$38,358	$45,264	$32,699

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Investment Portfolio Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's investment securities portfolio at December 31, 2014.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Securities
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Fair
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value
	(Dollars in thousands)
Residential mortgage-backed agencies	$—	—%	$1,248	0.82%	$3,363	1.43%	$18,066	1.58%	$22,677	1.51%	$22,545
SBA pools	18	0.9%	—	—%	714	1.17%	1,103	0.78%	1,835	0.93%	1,832
Obligations of states and political subdivisions	200	1.00%	4,241	2.86%	2,674	3.67%	2,359	3.35%	9,474	3.17%	9,698
Government-sponsored enterprise equity	—	—%	—	—%	—	—%	—	—%	40	—%	102
Total securities available for sale	$218	0.92%	$5,489	2.40%	$6,571	2.35%	$21,528	1.89%	$34,026	1.94%	$34,177

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Sources of Funds

General. Deposits are the major external source of the Company's funds for lending and other investment purposes. The Company derives funds from amortization and prepayment of loans and, to a much lesser extent, maturities of investment securities, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. The Company may also borrow from the FHLB of Des Moines and the United Bankers Bank as a source of funds.

Deposits. Consumer and commercial deposits are attracted principally from within the Company's primary market area through the offering of a broad selection of deposit instruments including regular savings accounts, NOW accounts, and term certificate accounts. The Company also offers IRA and KEOGH accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors.

The interest rates paid by the Bank on deposits can be set daily at the direction of senior management. Senior management determines the interest rate to offer the public on new and maturing accounts. Senior management obtains the interest rates being offered by other financial institutions within its market area. This data along with a report showing the dollar value of certificates of deposit maturing is reviewed and interest rates are determined.

The following table sets forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	At December 31,
	2014			2013			2012
	Average Balance	Percent of Total Deposits	Weighted Average Nominal Rate	Average Balance	Percent of Total Deposits	Weighted Average Nominal Rate	Average Balance	Percent of Total Deposits	Weighted Average Nominal Rate
	(Dollars in thousands)

Demand deposits, noninterest-bearing	$13,509	6.19%	—%	$14,163	6.54%	—%	$14,393	6.69%	—%
NOW and money market accounts	90,454	41.45%	0.07%	83,300	38.48%	0.10%	79,277	36.85%	0.22%
Savings accounts	41,374	18.96%	0.05%	36,908	17.05%	0.07%	32,274	15.00%	0.15%
Certificates of deposit	72,900	33.40%	0.70%	82,105	37.93%	0.84%	89,186	41.46%	1.11%
	$218,237	100.00%	0.27%	$216,476	100.00%	0.37%	$215,130	100.00%	0.56%

The following table sets forth our deposit activities for the periods indicated.

	At or For the Years Ended December 31,
	2014	2013	2012
	(Dollars in thousands)

Beginning balance	$214,370	$214,928	$210,555
Net deposits (withdrawals) before interest credited	7,074	(1,260)	3,302
Interest credited	528	702	1,071
Net increase (decrease) in deposits	7,602	(558)	4,373
Ending balance	$221,972	$214,370	$214,928

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As of December 31, 2014, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $15.9 million.

Non-interest bearing demand accounts constituted $16.6 million, or 7.5% of the Bank's deposit portfolio at December 31, 2014. Money market accounts and NOW accounts constituted $95.8 million, or 43.2% of the Bank's deposit portfolio at December 31, 2014. Regular savings accounts constituted $42.1 million, or 18.9% of the Bank's deposit portfolio at December 31, 2014. Certificates of deposit constituted $67.5 million or 30.4% of the deposit portfolio, including $12.2 million of which had balances of $100,000 and over. As of December 31, 2014, the Bank had no brokered deposits.

Jumbo Certificate Accounts. The following table indicates, at December 31, 2014, the amount of and average rate paid on the Company’s certificates of deposit of $100,000 or more by time remaining until maturity.

Maturing Period	Amount	Rate
	(In thousands)
Three months or less	$5,600	0.58%
Over three through six months	1,919	0.64%
Over six through 12 months	4,846	0.77%
Over 12 months	3,488	0.70%
Total	$15,853

Borrowings. Deposits are the primary source of funds of the Company’s lending and investment activities and for its general business purposes. Through the Bank, the Company may obtain advances from the FHLB of Des Moines to supplement its supply of lendable funds. Advances from the FHLB of Des Moines are typically secured by a pledge of the Bank’s stock in the FHLB of Des Moines and a portion of the Company’s first mortgage loans and certain other assets. The Bank, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At December 31, 2014, the Company had no advances outstanding from the FHLB of Des Moines. At December 31, 2014, the maximum borrowing capacity from the FHLB of Des Moines was $72.4 million. Future use of advances depends on the rates on advances as compared to the rates on deposits.

The Company also maintains an established line of credit with the United Bankers Bank. At, December 31, 2014, the Company had no outstanding borrowings from the United Bankers Bank and the total amount available under the line of credit was $1.5 million.

Subsidiary Activity

The Company has one wholly-owned subsidiary, the Bank. The Bank has two wholly-owned subsidiaries, known as Wells Insurance Agency, Inc. (“WIA”) and Greater Minnesota Mortgage, Inc. (“GMM”). GMM ceased operations on February 1, 2012 and its operations were transferred to the Bank.

A Minnesota bank may invest up to 50% of its capital stock and paid in surplus in subsidiaries located in Minnesota engaged in any activity that a Minnesota bank may engage in (other than receiving deposits and paying checks); that a bank clerical service corporation may engage in or authorized under federal law for a national bank, bank holding company or a subsidiary of either. A clerical services corporation performs certain clerical, bookkeeping, accounting, statistical and similar functions for two or more banks.

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WIA was incorporated under the laws of the State of Minnesota in 1976. WIA offers life, health, casualty, and business insurance on behalf of others and also offers fixed-rate annuities. The Bank's investment in WIA totaled $1.4 million at December 31, 2014.

GMM was incorporated under the laws of Minnesota in 1997. GMM originated loans through referrals from community commercial banks and, primarily, sells these loans to the secondary market. GMM ceased operations on February 1, 2012 and its operations were transferred to the Bank.

Personnel

As of December 31, 2014, the Bank had 76 full-time and one part-time employees. None of the Bank's employees are represented by a collective bargaining group. The Company, with no employees of its own, utilizes those of the Bank.

Description of Property

The Company does not own any real property but utilizes the offices of the Bank. The Bank operates from its main full service office located at 53 First Street, S.W., Wells, Minnesota, eight additional full service offices, and one loan origination office. The Bank owns the offices in Wells and four branch facilities, and leases the remaining locations. In the opinion of the Bank’s management, the physical condition of each of the offices is good and is adequate for the conduct of the Bank’s business.

Legal Proceedings

There are various claims and lawsuits in which Wells is periodically involved, such as claims to enforce liens, condemnation proceedings on properties in which Wells holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of Wells. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

SUPERVISION AND REGULATION

Set forth below is a brief description of certain laws which relate to the regulation of Wells and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of the Company

General. The Company, as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and by the Department of Commerce of the State of Minnesota (the “Department”).  The Company is required to file annually a report of its operations with, and is subject to examination by, the Federal Reserve Board and the Department. This regulation and oversight is generally intended to ensure that the Company limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of its subsidiary bank.

Under the BHCA, the Company must obtain the prior approval of the Federal Reserve Board before it may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or

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bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares.

Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank’s investments in the stock or securities of the holding company, and on the subsidiary bank’s taking of the holding company’s stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

Source of Strength Doctrine. As a matter of policy, which has been codified by the Dodd-Frank Act, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve Board that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations, or both.

Non-Banking Activities. The business activities of the Company, as a bank holding company, are restricted by the BHCA. Under the BHCA and the Federal Reserve Board’s bank holding company regulations, the Company may only engage in, or acquire or control voting securities or assets of a company engaged in, (1) banking or managing or controlling banks and other subsidiaries authorized under the BHCA and (2) any BHCA activity the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks to be a proper incident thereto. These include any incidental activities necessary to carry on those activities, as well as a lengthy list of activities that the Federal Reserve Board has determined to be so closely related to the business of banking as to be a proper incident thereto.

Regulatory Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The Federal Reserve Board’s capital adequacy guidelines are similar to those imposed on the Bank by the Federal Deposit Insurance Corporation (“FDIC”). See “Regulation of the Bank-Regulatory Capital Requirements” and “Recent Amendments to Regulatory Capital Requirements.”

The Federal Reserve Board, however, has adopted a policy statement (the “Small Bank Holding Company Policy Statement”) that exempts bank holding companies with less than $500 million in consolidated assets that are not engaged in significant non-banking or off-balance sheet activities and that do not have a material amount of debt or equity securities registered with the SEC from its regulatory capital requirements. As long as their bank subsidiaries are well capitalized, such bank holding companies need only maintain a pro forma debt to equity ratio of less than 1.0 in order to pay dividends and repurchase stock and to be eligible for expedited treatment on applications. In accordance with enacted legislation, the Federal Reserve Board has amended the Small Bank Holding Company Policy Statement to extend its coverage to bank and thrift holding companies with consolidated assets of less than $1.0 billion effective May 15, 2015.

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Regulation of the Bank

General. As a Minnesota state-chartered, FDIC-insured commercial bank, the Bank is subject to extensive regulation and examination by the Department and by the FDIC, which insures its deposits to the maximum extent permitted by law. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect depositors and not for the purpose of protecting stockholders. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or the United States Congress, could have a material impact on the Company, the Bank and their operations.

Branching. Minnesota banks may establish branch offices in the municipality where their main office is located within 5,000 feet of their main office, in a municipality where there is not a main office of another bank, or in a municipality with a population of at least 10,000. A branch office may be established in a municipality with a population less than 10,000 if all the banks having a main office in that municipality consent in writing. Establishment of a branch in township requires an act of the legislature. Any bank with an office within three miles of a proposed branch may object in writing to a proposed branch. A Minnesota bank may only operate a branch in another state if the branch is acquired by merger.

Federal Deposit Insurance. The Bank’s deposits are insured to applicable limits by the FDIC.  Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the maximum deposit insurance amount has been permanently increased from $100,000 to $250,000.

The FDIC has adopted a risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based on their examination ratings and capital ratios. The assessment base is the institution’s average consolidated assets less average tangible equity.  Insured banks with more than $1.0 billion in assets must calculate quarterly average assets based on daily balances while smaller banks and newly chartered banks may use weekly averages.  In the case of a merger, the average assets of the surviving bank for the quarter must include the average assets of the merged institution for the period in the quarter prior to the merger. Average assets are reduced by goodwill and other intangibles.  Average tangible equity equals Tier 1 capital. For institutions with more than $1.0 billion in assets, average tangible equity is calculated on a weekly basis while smaller institutions may use the quarter-end balance.  The base assessment rate for insured institutions in Risk Category I ranges between 5 to 9 basis points and for institutions in Risk Categories II, III, and IV, the base assessment rate is 14, 23 and 35 basis points, respectively.  An institution’s assessment rate may be reduced based on the amount of its outstanding unsecured long-term debt and for institutions in Risk Categories II, III and IV may be increased based on their brokered deposits.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal government established to recapitalize the Federal Savings and Loan Insurance Corporation.  The FICO

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assessment rates, which are determined quarterly, averaged 0.12% of insured deposits on an annualized basis in fiscal year 2014.  These assessments will continue until the FICO bonds mature in 2017.

Regulatory Capital Requirements. The FDIC has promulgated capital adequacy requirements for state-chartered banks that, like the Bank, are not members of the Federal Reserve System. Through December 31, 2014, the FDIC’s capital adequacy regulations required the Bank to meet three minimum capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) “Tier 1” or “core” capital equal to at least 4% (3% if the institution had received the highest possible rating on its most recent examination) of total adjusted assets, and (3) total capital equal to 8% of total risk-weighted assets. Tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders’ equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual banks. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. An institution’s risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. The risk weights imposed by the regulations effective through December 31, 2014 ranged from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.

In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule to revise the risk-based and leverage capital requirements and the method for calculating risk-weighted assets, to conform them to the international regulatory standards agreed to by the Basel Committee on Banking Supervision in the accord often referred to as “Basel III”.  The final rule applies to all depository institutions as well as to all top-tier bank and savings and loan holding companies that are not subject to the Federal Reserve Board’s Small Bank Holding Company Policy Statement. The final rule became effective for the Bank on January 1, 2015.

Among other things, the final capital rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), sets the minimum leverage ratio for all institutions at a uniform 4% of total assets, increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt out is exercised, establishes new limitations on the inclusion in regulatory capital of deferred tax assets and mortgage servicing rights, and expands the recognition of collateral and guarantors in determining risk-weighted assets.

In addition to higher capital requirements, the final capital rule requires banks and covered financial institution holding companies to maintain a capital conservation buffer of at least 2.5% of risk-weighted assets over and above the minimum risk-based capital requirements. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital buffer requirement will be phased in over four years beginning January 1, 2016. The fully phased-in capital buffer requirement will effectively raise the minimum required risk-based capital ratios to 7% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.

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In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors but also qualitative factors, and has the authority to establish higher capital requirements for individual institutions where necessary.

At December 31, 2014, the Bank exceeded all then-effective regulatory capital requirements and was classified as “well capitalized.” In addition, on a pro forma basis following completion of the proposed transaction, the Bank will comply with the new regulatory capital standards and will continue to be classified as “well capitalized.”

Prompt Corrective Regulatory Action. Under applicable federal statute, the federal bank regulatory agencies are required to take “prompt corrective action” with respect to institutions that do not meet specified minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the FDIC’s prompt corrective action regulations in effect through December 31, 2014, an institution was deemed to be “well capitalized” if it had a Total Risk-Based Capital Ratio of 10.0% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution was “adequately capitalized” if it had a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and generally a Leverage Ratio of 4.0% or greater. An institution was “undercapitalized” if it had a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital ratio of less than 4.0%, or generally a Leverage Ratio of less than 4.0%. An institution was deemed to be “significantly undercapitalized” if it had a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%. An institution was considered to be “critically undercapitalized” if it had a ratio of tangible equity to total assets that is equal to or less than 2.0%

The prompt corrective action regulations provide for the imposition of a variety of requirements and limitations on institutions that fail to meet the above capital requirements. In particular, the FDIC may require any savings institution that is not “adequately capitalized” to take certain action to increase its capital ratios. If the savings institution’s capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the institution’s activities may be restricted.

The final regulatory capital rule adopted by the federal banking agencies in July 2013 adjusted the prompt corrective action categories effective January 1, 2015. As amended, the prompt corrective action rules incorporate a Common Equity Tier 1 Capital requirement and increase the requirements for certain capital categories.  In order to be adequately capitalized for purposes of the prompt corrective action rules, a banking organization is now required to have at least an 8% Total Risk-Based Capital Ratio, a 6% Tier 1 Risk-Based Capital Ratio, a 4.5% Common Equity Tier 1 Risk Based Capital Ratio and a 4% Tier 1 Leverage Ratio.  To be well-capitalized, a banking organization is required to have at least a 10% Total Risk-Based Capital Ratio, an 8% Tier 1 Risk-Based Capital Ratio, a 6.5% Common Equity Tier 1 Risk Based Capital Ratio and a 5% Tier 1 Leverage Ratio.

Affiliate Transaction Restrictions. Federal laws strictly limit the ability of banks to engage in transactions with their affiliates, including their bank holding companies. In particular loans by a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of a bank subsidiary’s capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus. Further, loans and other extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

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Loans to One Borrower. Under Minnesota law, loans-to-one borrower are limited in an amount equal to 20% of the Bank’s capital stock and surplus accounts. Capital stock and surplus accounts are narrowly defined and does not include undivided profits. An additional 25% of capital, as defined above, over and above the basic limit can be loaned to one borrower if the 25% is secured by obligations of the United States or guaranteed by the United States having a market value of at least 10% in excess of the amount loaned. An additional 25% of capital and surplus, as defined above, can be loaned if secured by first real estate mortgages on improved property in Minnesota or adjacent states where the loan to value ratio is not more than 50%. The Company's maximum loan-to-one borrower limit under the basic lending limit was approximately $3.0 million as of December 31, 2014 and the Company was in compliance with that limit at that date.

Federal Home Loan Bank System. The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Trustees of the FHLB.

As a member, the Bank is required to purchase and maintain restricted stock in the FHLB of Des Moines in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of the Bank’s outstanding advances from the FHLB. At December 31, 2014, the Bank was in compliance with this requirement.

Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking and NOW accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the Department. At December 31, 2014, the Bank met its reserve requirements.

Restrictions on Dividends. Provided that it has established a surplus fund equal to at least 50% of its capital stock, the board of directors of a Minnesota bank may pay declare such dividends out of net profits for the dividend period as they deem expedient subject to the approval of the Department. Any remaining net profits for the dividend period will be available for the declaration of dividends for up to three subsequent annual dividend periods. At December 31, 2014, the Bank had $2.1 million in net profits available for the declaration of dividends.

The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. In a recent Supervisory Letter, the Federal Reserve Board staff has stated that, as a general matter, bank holding companies should eliminate cash dividends if net income available to shareholders for the past four quarters, net of dividends previously paid, is not sufficient to fully fund the dividend. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

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Federal Securities Laws

We have filed with the Securities and Exchange Commission, or SEC, a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued and sold pursuant to the stock offering.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates are subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

We do not intend to register our common stock under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act and, therefore, will not be subject to the periodic and other reporting requirements of Section 13 of the Exchange Act. Under Section 15(d) of the Exchange Act, and SEC regulations thereunder, we will be subject to the periodic reporting requirements, but not the proxy solicitation or beneficial ownership reporting requirements, of Section 13 of the Exchange Act for at least the fiscal year in which our registration statement under the Securities Act of 1933 becomes effective.

TAXATION

Federal Taxation

General. Wells Financial Corp. and Wells Federal Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. For federal income tax purposes, Wells files a consolidated federal income tax return with its wholly owned subsidiary, Wells Federal Bank, on a fiscal year basis. The applicable federal income tax expense or benefit is properly allocated to each subsidiary based upon taxable income or loss calculated on a separate company basis. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Wells Financial Corp. and Wells Federal Bank.

Method of Accounting. For federal income tax purposes, income and expenses are reported on the accrual method of accounting and we will file our federal income tax return using a December 31 fiscal year end.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.

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Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2014, we had no minimum tax credit carry forward.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2014, we had no net operating loss carry forward for federal income tax purposes.

Corporate Dividends. We may exclude from our income 100% of dividends received from Wells Federal Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Our federal income tax returns have not been audited in the most recent five-year period.

Minnesota Taxation

The Bank is subject to taxation by the State of Minnesota, which has a franchise tax based on federal taxable income, with certain adjustments. The Company is also subject to an annual franchise tax measured by taxable income.

MANAGEMENT OF WELLS

Shared Management Structure

The directors of Wells Financial Corp. are the same persons who are the directors of Wells Federal Bank. In addition, each executive officer of Wells Financial Corp. is also an executive officer of Wells Federal Bank. We expect that Wells Financial Corp. and Wells Federal Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services by Wells Federal Bank. In the future, directors and executive officers may receive additional compensation for their services to Wells Financial Corp.

Executive Officers of Wells Financial Corp. and Wells Federal Bank

The following table sets forth information regarding the executive officer of Wells Financial Corp. and Wells Federal Bank.

Name	Age (1)	Position
James D. Moll (2)	64	Interim President and Chief Executive Officer, Treasurer, Chief Financial Officer and Director

(1)	As of December 31, 2014.
(2)	Mr. Moll was appointed as the Interim President and Chief Executive Officer of Wells and the Bank following the resignation of Lonnie R. Trasamar, the former President and Chief Executive Officer of Wells and the Bank, on January 26, 2015.

The executive officers of Wells Financial Corp. and Wells Federal Bank are elected annually.

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Directors of Wells Financial Corp. and Wells Federal Bank

Wells Financial Corp. has six directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Wells Federal Bank will be elected by Wells Financial Corp. as its sole stockholder.

The following table states our current directors’ names, their ages as of December 31, 2014, the years when they began serving as directors of Wells Financial Corp. and Wells Federal Bank and when their current terms expire. Currently, each director of the Company is also a member of the board of directors of the Bank.

Name	Position(s) Held	Age (1)	Director Since	Current Term Expires

Gerald D. Bastian	Director	75	1986	2018
David Buesing	Director	68	1998	2016
Richard Mueller	Director	65	1986	2016
James D. Moll	Interim President and Chief Executive Officer, Treasurer, Chief Financial Officer and Director	64	2013	2016
Randel I. Bichler	Chairman of the Board and Director	70	1998	2017
Dale E. Stallkamp	Director	69	1999	2017

(1) As of December 31, 2014.

In addition, in connection with the closing of the conversion merger, the Bank will elect or appoint up to five non-employee directors of St. James to an advisory board of the Bank, if they are willing to serve. The advisory board will be maintained for one year following the closing of the conversion merger.

Board Independence

Because our common stock is quoted on the OTCQB, we are not subject to certain rules respecting the independence of directors applicable to companies traded on the Nasdaq Stock Market or on another national securities exchange. However, the board of directors believes that each of our directors, with the exception of Mr. Moll, would be “independent” as defined in the listing standards of the Nasdaq Stock Market if our common stock were listed thereon. Mr. Moll is not independent because he serves as a compensated executive officer of Wells Financial Corp. and Wells Federal Bank.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies discuss the specific experience, qualifications, attributes and skills that caused the Board of Directors to determine that that the person should serve as a director. Unless otherwise indicated, directors and executive officers of Wells have held their positions for the past five years.

Gerald D. Bastian has been a director of the Bank since 1986 and of the Company since its formation in 1994. Mr. Bastian began serving as a Vice President of the Bank from 1974, and as the Vice President of the Company from 1994, until his retirement in 2005. His participation in our local community for over 40 years brings knowledge of the local economy and business opportunities for the Bank.

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David Buesing has been a director of the Company since 1998.  Mr. Buesing was employed by Wells Concrete Products from 1973 until his retirement in 2007.  He served as President and General Manager of that company from 1982 to 2006.  Mr. Buesing has been a director of Wells Concrete Products since 1978.  He is a past director of the Precast/Prestressed Concrete Institute and of the Associated General Contractors of Minnesota. He currently serves as Vice Chairman of the Board of the Company. His participation in our local community for over 40 years brings knowledge of the local economy and business opportunities for the Bank.

Richard Mueller has been a director of the Bank since 1986 and of the Company since its formation in December 1994. Mr. Mueller is the sole owner of Wells Drug Co., Inc. Mr. Mueller has served as a member of the local school board as well as a member of the Wells Chamber of Commerce. Mr. Mueller is a first cousin of Mr. James D. Moll, an executive officer of the Company. His participation in our local community for over 35 years brings knowledge of the local economy and business opportunities for the Bank.

James D. Moll, CPA, has been a director of the Company and the Bank since July 2013. Mr. Moll has been the Interim President and Chief Executive Officer of the Company and the Bank since January 2015. Since December 1994, Mr. Moll has been the Chief Financial Officer of the Company and the Bank and, since February 1995, the Treasurer of the Company and the Bank. Prior to December 1994, Mr. Moll was an employee of the Bank’s subsidiary, Wells Insurance Agency ("WIA"). Mr. Moll managed WIA for more than five years. Mr. Moll is a first cousin of Mr. Richard Mueller, a director of the Company and the Bank. His extensive experience in banking and his duties as Chief Financial Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes him well-suited to educating the Board on these matters.

Randel I. Bichler has been a director of the Company and the Bank since 1998. Mr. Bichler has been engaged in the general practice of law in Wells since 1978. He retired from the United States Army Reserve (Judge Advocate General Corp) as a Lt. Colonel in 1997. He currently serves as Chairman of the Board of the Company and Vice Chairman of the Board of the Bank. His participation in our local community for over 35 years brings knowledge of the local economy and business opportunities for the Bank.

Dale E. Stallkamp has been a director of the Company and the Bank since April 1999. Mr. Stallkamp started his certified public accounting practice in September 1972. Prior to that time he was employed by the public accounting firm of Peat, Marwick, Mitchell. His participation in our local community for over 40 years brings knowledge of the local economy and business opportunities for the Bank.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. Each member of the Board of Directors also currently serves as a member of the Board of Directors of the Bank, which meets monthly and may have special meetings.

During the year ended December 31, 2014, the Board of Directors of the Company held 12 regular meetings and five special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company and the committees on which such director served during the year ended December 31, 2014.

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The Compensation Committee, a standing committee, consists of the present non-employee members of the Board of Directors of the Company. During 2014 and until his resignation on January 26, 2015, Mr. Trasamar served as a non-voting advisory member of the committee and advised the committee on compensation matters for employees other than himself. Following the resignation of Mr. Trasamar, Mr. Moll will serve as a non-voting advisory member of the committee. The Compensation Committee met two times during the year ended December 31, 2014.

The Audit Committee currently consists of Directors Stallkamp, Buesing and Bichler, all of whom have been determined to be independent in accordance with the requirements of the Nasdaq Stock Market. The Audit Committee met four times during the year ended December 31, 2014. The Audit Committee is responsible for recommending the appointment of the Company’s independent public accountants and meeting with such accountants with respect to the scope and review of the annual audit. Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

The Board of Directors has not determined that any member of its Board is an Audit Committee Financial Expert as that term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board does not believe that the background and experience of any current member of the Audit Committee meets the requirements of the Exchange Act definition of an “Audit Committee Financial Expert.”

The Board of Directors acts as the Company’s Nominating Committee. In such capacity, the Board of Directors is responsible for identifying individuals qualified to become Board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the Board and its committees have the benefit of qualified and experienced independent directors.

Corporate Governance Policies and Procedures

Wells and the Bank have each adopted a code of business conduct and ethics governing the activities of employees and representatives of both Wells and the Bank, including their directors and officers. The codes of business conduct and ethics set forth the duties and responsibilities of each director, employee and representative of Wells and the Bank with respect to compliance with laws, rules and regulations, accuracy of publicly disclosed information, the avoidance of conflicts of interest and other corporate governance matters.

Wells has also adopted a code of ethics that applies to its chief executive officer, chief financial officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors Compensation

Director Summary Compensation Table. Members of the Board of Directors of the Company are not compensated by the Company for serving as a director but are compensated by the Bank for their service as a director of the Bank. During 2014, Chairman Bichler received $1,450 per month. Chairman of the audit committee Stallkamp received $1,600 per month. All other members of the Board of Directors of the Bank, except for Mr. Trasamar and Mr. Moll, received $1,100 per month, regardless of attendance at Board meetings. For 2014, non-employee directors received between $150 and $350 per

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committee meeting attended ($13,600 in the aggregate) for Audit, Employment Enhancement, Commercial Credit, Building Site and Compensation Committee meetings. For the year ended December 31, 2014, fees paid to directors totaled $89,800.

The following table sets forth the compensation paid to our directors for the fiscal year ended December 31, 2014, except Mr. Trasamar and Mr. Moll who are included in the Summary Compensation Table below.

Name	Fees earned or paid in cash	All other Compensation	Total
Randel I. Bichler	$20,350	$—	$20,350
Dale E. Stallkamp	22,150	—	22,150
Gerald D. Bastian	14,650	—	14,650
David Buesing	16,750	—	16,750
Richard Mueller	15,900	—	15,900

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Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal years ended December 31, 2014 and 2013, certain information as to the total compensation paid to Lonnie R. Trasamar, the Company’s former President and Chief Executive Officer and James D. Moll, the Company’s Interim President and Chief Executive Officer and Chief Financial Officer. No other executive officer received total compensation exceeding $100,000 for the 2014 and 2013 fiscal years. All compensation was paid by the Bank.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total

Lonnie R. Trasamar	2014	$155,355	$17,359	$2,382	$—	$—	$—	$8,391	$183,487
Former President and Chief Executive Officer(2)	2013	152,693	37,736	3,739	—	—	—	8,939	203,107

James D. Moll	2014	$125,798	$7,042	$15,713	$—	$—	$—	$8,475	$157,028
Interim President and Chief Executive Officer and Chief Financial Officer(3)	2013	123,167	15,123	2,401	—	—	—	8,849	149,540

(1)	For Mr. Trasamar, this column includes $436 and $283 of group term life benefits, $4,661 and $4,581 of 401(k) Plan matching contributions, and $3,294 and $4,075 of ESOP allocations, each for the years 2014 and 2013, respectively. For Mr. Moll, this column includes $2,022 and $2,203 of health and group term life benefits, $3,781 and $3,717 of 401(k) Plan matching contributions, and $2,672 and $2,929 of ESOP allocations, each for the years 2014 and 2013, respectively.
(2)	Mr. Trasamar resigned from his positions as President, Chief Executive Officer and director of Wells and the Bank on January 26, 2015. Because Mr. Trasamar was a named executive officer as of December 31, 2014, this prospectus discloses Mr. Trasamar’s compensation.
(3)	Mr. Moll was appointed as the Interim President and Chief Executive Officer of Wells and the Bank following the resignation of Mr. Trasamar on January 26, 2015.

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Benefit Arrangements and Plans

Defined Contribution 401(k) Plan. The Bank provides a 401(k) plan that covers substantially all of the Bank’s employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15% of the participant’s annual compensation. At the discretion of the Board of Directors, the Bank may make matching and other contributions to the plan. Discretionary matching contributions of $74,553 and $75,361 (up to 3% of participant annual compensation) were made for the years ended December 31, 2014 and 2013, respectively.

Employee Stock Ownership Plan (ESOP). An employee stock ownership plan (ESOP) was adopted in 1995, covering all full-time employees of the Company who have attained age 21 and completed one year of service during which they worked at least 1,000 hours. The Company makes annual discretionary contributions to the ESOP. As these funds are available, the ESOP acquires shares of Company stock and allocates the shares to ESOP participants. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. In 2014 and 2013, 7,570 and 4,526 shares, respectively, were purchased, and 2,839 and 3,081 shares, respectively, were allocated to ESOP participants at a cost of approximately $64,080 for both 2014 and 2013, which was charged to compensation expense.

The ESOP held 95,602 shares of Company stock at December 31, 2014 and 2013. At December 31, 2014 and 2013, 89,304 and 94,035 shares, respectively, have been released for allocation to participants.

The Company is subject to a put option on ESOP shares distributed to participants. The put option is a right to demand that the Company buy shares of its stock held by the participant for which there is no market. The put price is representative of the fair market value of the stock, which is approximately $26.50 per share per an independent valuation received by the ESOP as of December 31, 2014. The Company must pay for the purchase within a five-year period.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Pursuant to FASB ASC Topic 718-40, we are required to record a compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

In connection with the stock offering, the ESOP is expected to purchase 8% of the shares of the Company sold in the stock offering. We anticipate that the ESOP will fund its stock purchase with a loan from the Company equal to the aggregate purchase price of the common stock. This loan will be repaid principally through Wells Bank’s contribution to the ESOP and dividends payable on the common stock held by the ESOP over the anticipated 10 year term of the loan. The interest rate for the ESOP loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter, the interest rate will adjust annually. We currently contribute approximately $64,000 per year to the ESOP, and therefore do not anticipate that we will increase our annual ESOP expenses as a result of the shares of Company common stock purchased in the stock offering.

The ESOP trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released to the participants’ accounts annually as the loan is repaid, on a pro-rata basis. The ESOP trustee reserves the right to purchase shares of Company common stock in the open market following the offering to fund all or a portion of the intended purchases.

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Outstanding Equity Awards at Fiscal Year End. The following table sets forth information concerning outstanding equity awards of the named executive officers at fiscal year end.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that have Not Vested ($)

Lonnie R. Trasamar	1,750	—	$29.60	03/20/2017	—		$—
	3,500		30.00	04/19/2015

James D. Moll	1,100	—	$19.10	05/18/2020	1,631	(1)	$44,184	(2)
	1,100		29.60	03/20/2017
	2,200		30.00	04/19/2015

(1)	Mr. Moll received a stock award of 2,175 shares on December 17, 2013 which award vests at a rate of 25% per year beginning on the first anniversary of the grant date of such award, i.e. on December 17, 2014.
(2)	The market value was calculated by multiplying the closing market price of Wells stock as of December 31, 2014 of $27.09 by the number of shares that have not yet vested.

Wells Financial Corp. 2003 Stock Option Plan. In 2003, the Company approved the Wells Financial Corp. 2003 Stock Option Plan (the “Plan”). Pursuant to the Plan, stock options for 120,000 common shares could be granted to officers, directors, employees and other persons providing services to the Company. The Plan had a life of ten years and expired in November 2013. Consequently, no additional options may be granted under the Plan. The Plan options have a maximum term of 10 years and are granted with an exercise price equal to the market price on the grant date. Awards to nonemployee directors are exercisable on the grant date. Awards to employees are generally exercisable on the grant date subject to employment conditions. Options granted under the Plan may be options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify. As of December 31, 2014, there were 16,950 shares available to be issued under the Plan upon the exercise of stock options that were awarded under the Plan before it expired.

Wells Federal Bank 2003 Stock Bonus Plan. The Bank adopted the Wells Federal Bank 2003 Stock Bonus Plan in 2003 (the “2003 Plan”). The Company authorized stock awards of up to 50,000 shares to directors, officers and employees of the Bank. These awards vest at the rate of 25 percent per year of continuous service with the Bank beginning on the first anniversary of the date of grant. As of December 31, 2014, there were 17,425 shares available to be issued under the 2003 Plan.

Change in Control Severance Agreement.  Wells Federal Bank has entered into a change in control severance agreement with James D. Moll, Interim President and Chief Executive Officer and Chief Financial Officer, dated July 1, 2011. The severance agreement has a term of thirty-six months, which may annually be extended for an additional one-year period upon a determination and resolution of the Board of Directors of the Bank that Mr. Moll’s performance has met the requirements and standards of the Board, and the agreement has a current expiration date of July 1, 2015. The employment of Mr. Moll is terminable by the Bank with or without “just cause” (as defined in the agreement). Provided, however, that if the Bank terminates the employment of Mr. Moll without just cause, or if Mr. Moll voluntarily terminates for “good reason” (as defined in the agreements), in connection with or within twelve months following a “change in control” of Wells or the Bank, Mr. Moll will be entitled to a lump-sum severance payment equal to 1.5 times his average annualized base salary for the five most recent

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completed calendar years. The severance agreement defines a “change in control” to mean (i) a change in ownership of Wells or the Bank, (ii) a change in the effective control of Wells or the Bank, or (iii) a change in the ownership of a substantial portion of the assets of Wells or the Bank. Additionally, in the event that the employment of Mr. Moll is involuntarily terminated without just cause prior to and not in anticipation of a change in control, but within 90 days of such termination of employment Wells or the Bank enters into an agreement for a change in control, the Mr. Moll will be entitled to receive the severance payment described above, less any severance pay previously received. It is anticipated that all payments made by the Bank under this agreement would be a tax-deductible compensation expense for federal tax purposes. If Mr. Moll was terminated in connection with a change in control as of December 31, 2014, he would be entitled to a severance payment of approximately $182,342 under the change in control severance agreement. The severance agreement additionally provides that all sums payable thereunder will be reduced to the extent necessary so that no such payment, when aggregated with all other payments to be made to such individual by Wells, the Bank or any successors, will be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Code.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by the Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. The Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. The Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors, and all loans and extensions of credit made to these individuals are made on substantially the same terms, including interest-rates and collateral, as those made to individuals unrelated to the Bank.

In addition, loans made by the Bank to a director or executive officer of the Bank must be approved by a majority of the disinterested members of the board of directors. The aggregate amount of the Bank’s loans to its officers and directors and their related entities was $342,232 at December 31, 2014. As of December 31, 2014, these loans were performing according to their original terms.

All loans made by the Bank to directors, executive officers and members of their immediate family were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

Other Transactions. Since January 1, 2013, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds of $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

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Indemnification of Directors and Officers

Our Articles of Incorporation provide that we will indemnify any director, officer or employee of Wells who was or is a party, or is threatened to be made a party, to any proceeding by reason of the fact that he or she is or was a director, officer or employee of Wells. We will indemnify such persons against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding to the fullest extent permitted under Minnesota law. The indemnification may include the advancement of funds to pay for expenses incurred by the indemnified party.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Wells pursuant to our Articles of Incorporation or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN

BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports with the SEC regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than as noted below, management knows of no person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which is the beneficial owner of more than 5% of the outstanding shares of Common Stock as of the date hereof.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding

Western Investment LLC	74,152	(2)	9.9%
7050 Union Park Avenue
Midvale, Utah 84047

Wells Federal Bank Employee Stock Ownership Plan	95,602	(3)	12.8%
53 First Street SW
Wells, Minnesota 56097

Directors and Executive Officers:
Gerald D. Bastian	29,910		4.0%
Randel I. Bichler	19,499		2.6%
David Buesing	17,713		2.4%
James D. Moll	23,031		3.1%
Richard Mueller	17,686		2.4%
Dale E. Stallkamp	39,935		5.4%
All Directors and Executive Officers as a group (6 persons)	148,914		19.8%

(1)	A person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date hereof. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes all shares held

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directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2)	Based on information provided to the Company by Western Investments.
(3)	The Bank’s Employee Stock Ownership Plan ("ESOP") purchased such shares for the exclusive benefit of ESOP participants. Unallocated shares are held in a suspense account.

THE CONVERSION MERGER AND THE OFFERING

This stock offering is being conducted pursuant to the Plan of Conversion Merger, which was approved by the board of directors of St. James on November 5, 2014 and by the boards of directors of Wells and the Bank on November 6, 2014. On November 14, 2014, Wells, the Bank and St. James also entered into an Agreement and Plan of Conversion Merger pursuant to which we will acquire St. James in a conversion merger transaction. The Agreement and the Plan of Conversion Merger, and the transactions contemplated thereby, are subject to certain regulatory approvals, as well the approval of the members of St. James with respect to the Plan of Conversion Merger. We must receive the approval of the OCC, FDIC, the MDFI and, unless waived, the Federal Reserve Board, each of which are pending.

General

Pursuant to the Agreement and the Plan of Conversion Merger, St. James will convert from a federally chartered mutual (meaning no stock outstanding) savings association to a federally chartered stock savings association. We will acquire 1,000 shares of common stock of St. James in the conversion merger for $1.00 in cash, without interest, per share. The 1,000 shares of St. James common stock will constitute all of St. James’ issued and outstanding shares of common stock. Immediately following our acquisition of St. James, St. James will merge with and into the Bank, with the Bank as the resulting institution, and the St. James common stock then held by Wells will be cancelled. Completion of the offering and consummation of St. James’ conversion and merger with and into the Bank immediately thereafter are interdependent transactions.

In connection with the conversion merger of St. James, we are offering up to 97,963 shares of Wells common stock to “Eligible Account Holders” of St. James, Wells’ tax-qualified employee stock ownership plan, or ESOP, “Supplemental Eligible Account Holders” of St. James and “Other Members” of St. James. To the extent shares remain available, shares may be offered to the general public, with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus. In order to consummate the conversion merger, we must sell at least 72,407 shares of our common stock offered pursuant to the Plan.

In a typical stand-alone conversion, St. James would conduct an offering of a range of shares of its common stock based on an independent appraisal of St. James’ pro forma market value. McAuliffe Financial, LLC, an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of February 13, 2015, the estimated aggregate pro forma market value of St. James was between $1,955,000 and $2,645,000, with a midpoint of $2,300,000. In accordance with federal banking regulations, the number of shares being offered is based on the foregoing independent appraisal. Neither Wells nor St. James received a separate fairness opinion of a financial advisor.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $3,042,000, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 112,657 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations.

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We will not decrease the minimum of the valuation range and the adjusted maximum of the offering range without a resolicitation of subscribers. The subscription price per share will remain fixed.

All shares of common stock to be sold in the offering will be sold at the same purchase price per share. You will not be charged a commission to purchase shares of common stock in the offering. Sterne, Agee & Leach, Inc. will assist us in selling the shares of common stock on a best efforts basis.

The following is a brief summary of the stock offering and the conversion merger, and is qualified in its entirety by reference to the provisions of the Agreement and Plan of Conversion Merger. Copies of the Agreement and the Plan of Conversion Merger are available from Wells and St. James upon request and are also filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Reasons for the Conversion Merger

As a mutual savings and loan association, St. James’ sole source of capital is the retention of earnings. St. James faces increasing challenges generating sufficient earnings from its operations to keep pace with the regulatory and technology changes while maintaining high capital levels. The association expects to continue to face earnings challenges in the future. St. James’ Board of Directors has considered various options for St. James in light of these challenges.

The Board of Directors determined that St. James would not be able to convert to stock form on a stand alone basis due to the significant expense of the conversion process and the additional operating expenses it would incur for some time after the conversion. The Board of Directors also considered merging with another mutual savings and loan association, but there are few mutual associations in Minnesota and it is unlikely that an out-of-state association would be attracted to a small institution in a rural market. Furthermore, none of the mutual associations in Minnesota have a business plan similar to St. James’.

St. James was initially contacted by Wells in December 2013, when Wells expressed interest in determining if a conversion merger transaction was possible. Based upon favorable preliminary discussions between St. James and Wells, the parties pursued the permissibility of such a transaction with the OCC and their respective advisors.

The conversion merger is subject to approval by the members of St. James.

St. James’ primary reasons for the conversion merger are as follows:

•	limited options continuing as a stand-alone entity;

•	high operating expenses as a stand-alone entity due to its small size and limited earning capacity resulting therefrom;

•	alleviate pressure to grow the balance sheet and increase earnings;

•	increasing complexity of regulatory compliance; and

•	expansion of services available to customers by combining with Wells.

In determining to undertake the conversion merger, the St. James board also considered the potential risks and costs associated with a failure to successfully complete the conversion merger and the potential impact on business and customer relationships of a change from an independent mutual

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institution but determined that these considerations did not outweigh the potential benefits of the conversion merger.

Reasons for the Offering

Wells’ primary reasons for the offering are to:

•	fulfill a condition required for regulatory approval of the conversion merger that Wells sell shares of its common stock with a value equal to the pro forma market value of St. James in a subscription offering giving preference to certain St. James depositors and borrowers;

•	provide a larger capital cushion for asset growth, which will primarily be realized through existing operations;

•	improve our overall capital and competitive position;

•	increase our loans to one borrower limit to allow us to make larger loans, including larger commercial real estate loans;

•	support growth and diversification of operations, products and services; and

•	provide additional financial resources to pursue branch expansion and possible future acquisition opportunities.

The Wells board also considered the potential costs and expenses associated with the offering and the conversion merger as well as the reporting and other responsibilities that would be applicable to Wells following the offering but determined that these considerations did not outweigh the potential benefits to Wells of the offering and conversion merger.

Other than the acquisition of St. James, we have no current arrangements to acquire other financial institutions.

Required Approvals

In order to complete the conversion merger and the offering, we must receive all the required approvals or non-objections from the OCC, the FDIC, the MDFI and, unless waived, the Federal Reserve Board. Completion of the conversion merger is also subject to approval of the Plan of Conversion Merger by a majority of the total eligible votes of members of St. James at a special meeting called for the purpose of considering and voting on the Plan. A special meeting of members to consider and vote upon the Plan of Conversion Merger has been set for ________, 2015.

THE OFFERING

General

In connection with the conversion merger of St. James, we are offering up to 97,963 shares of our common stock at the maximum (and up to 112,657 shares of our common stock at the adjusted maximum of the offering range) to eligible depositors and borrowers of St. James, up to 8.0% of the shares of our common stock sold in the offering to Wells’ ESOP, and, to the extent shares remain available, to the general public, with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus. If necessary, all shares of

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common stock not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering through selected dealers managed by Sterne, Agee & Leach, Inc., acting as our agent in the sale of the common stock. In order to consummate the conversion merger, we must sell at least 72,407 shares of our common stock. Sterne, Agee & Leach, Inc., will assist us in selling the shares of common stock on a best efforts basis. The stock offering will expire at __:__ p.m. Central Time, on ________, 2015, unless extended.

All shares of common stock to be sold in the offering will be sold at the same purchase price per share. You will not be charged a commission to purchase shares of common stock in the offering. The minimum amount of shares of common stock that you may purchase is 25 shares, provided, however, that if the purchase price is greater than $20.00 per share, such minimum number of shares will be adjusted so that the aggregate purchase price for such minimum shares will not exceed $500.00. Therefore, at a purchase price of $27.00 per share, the minimum number of shares of common stock you may purchase is 18 shares. Funds received prior to completion of the offering will be placed in a segregated account established specifically for this purpose at the Bank and will earn interest at Wells Federal Bank’s passbook savings rate. All funds authorized for withdrawal from deposit accounts with St. James must be in the accounts at the time the stock order form is received. However, funds will not be withdrawn from an account until the completion of the conversion merger and offering and will earn interest within the account at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order form is received, making the designated funds unavailable to you. If the conversion merger is not consummated, any such hold on funds will be released.

Conduct of the Offering

Subject to the limitations set forth in the Plan of Conversion Merger, we are offering shares of Wells common stock in a “subscription offering” in the following descending order of priority:

First:	Depositors of St. James with $50 or more on deposit as of the close of business on September 30, 2013, or Eligible Account Holders.
Second:	Wells’ tax qualified employee stock ownership plan, or ESOP.
Third:	Depositors of St. James with $50 or more on deposit as of the close of business on ________, 2015, or Supplemental Eligible Account Holders.
Fourth:	Other depositors of St. James as of the close of business on ________, 2015 and borrowers of St. James as of January 18, 2012 whose borrowings remained outstanding as of the close of business on ________, 2015, or Other Members.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus.

Subscription Offering and Subscription Rights

In accordance with the Plan of Conversion Merger, rights to subscribe for shares of common stock in the subscription offering have been granted, as described above. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum and overall purchase limitations set forth in the Plan of Conversion Merger and as described below under “—Limitations on Common Stock Purchases.”

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Priority 1: Eligible Account Holders. Each depositor of St. James with aggregate deposit account balances of $50 or more (a “Qualifying Deposit”) on September 30, 2013 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of: (1) 5.0% of the shares of our common stock sold in the offering; (2) one-tenth of one percent (.10%) of the total offering of shares of common stock; or (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations and to the extent shares are available. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled on a pro rata basis in the same proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2013. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also St. James directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding September 30, 2013.

Priority 2: ESOP. Wells’ employee stock ownership plan, or ESOP, will receive, without payment therefore, nontransferable subscription rights to purchase in the aggregate up to 8% of the shares of common stock sold in the offering. If we offer more shares of common stock than the maximum of the offering range (up to 97,963 shares), the ESOP will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. We also reserve the right for the ESOP to purchase shares of common stock in the open market following the offering instead of purchasing shares during the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our ESOP, each depositor of St. James with a Qualifying Deposit on ________, 2015, who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (1) 5.0% of the shares of common stock sold in the offering, (2) one-tenth of one percent (.10%) of the total number of shares of common stock issued in the offering; or (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares issued by a fraction of which the numerator is the aggregate amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate amount of Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations and to the extent that shares are available. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares

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will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at ________, 2015. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our ESOP and Supplemental Eligible Account Holders, each depositor of St. James on ________, 2015 who is not an Eligible Account Holder or Supplemental Eligible Account Holder and borrowers of St. James as of January 18, 2012 whose borrowings remained outstanding as of the close of business on ________, 2015 (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (1) 5.0% of the shares of common stock sold in the offering; or (2) one-tenth of one percent (.10%) of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations and to the extent that shares are available. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions and to the extent shares are available, any remaining shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled on a pro rata basis based on the size of the stock order of each Other Member whose order remains unfilled.

Restrictions on Transfer of Subscription Rights and Shares. Federal regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion Merger or the shares of Wells common stock to be issued and sold when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares in the subscription offering will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before the completion of the offering.

We will pursue any and all legal and equitable remedies in the event that we become aware of the transfer of subscription rights and will not honor orders which we determine to involve the transfer of subscription rights.

Expiration Date. The subscription offering will expire at __:__ p.m., Central Time on ________, 2015, unless extended by us for up to 45 days or additional periods with the approval of the OCC, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. We are not required to give subscribers notice of any extension unless it extends beyond ________, 2015. Subscription rights that have not been exercised prior to the expiration date will become void.

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Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders of St. James, Wells’ ESOP, Supplemental Eligible Account Holders of St. James, and Other Members of St. James, we may offer shares pursuant to the Plan of Conversion Merger in a community offering to members of the general public. Shares will be offered with a preference given first to natural persons and trusts of natural persons residing in St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus. The shares of Wells common stock sold in the community offering will be sold at the same price as the shares sold in the subscription offering.

Subscribers in the community offering may purchase up to 5% of the shares of our common stock sold in the offering, subject to the overall purchase limitations and to the extent shares are available. See “The Offering—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing within St. James, Minnesota or Watonwan County, Minnesota (community residents), we will allocate the available shares among them in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons and trusts of natural persons residing within St. James, Minnesota or Watonwan County, Minnesota whose orders remain unsatisfied, on an equal number of shares basis per order. If there are any shares remaining after all accepted orders by persons residing within St. James, Minnesota or Watonwan County, Minnesota have been satisfied, such remaining shares will be allocated first to shareholders of record of Wells on the last day of the month immediately preceding the effectiveness of the registration statement of which this prospectus is a part who purchase shares in the community offering, applying the same allocation method used for community residents. If there are any shares remaining after all accepted orders by shareholders of record of Wells on the last day of the month immediately preceding the effectiveness of the registration statement of which this prospectus is a part, such remaining shares will then be allocated to members of the general public who purchase shares in the community offering, applying the same allocation method used for community residents.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within St. James, Minnesota or within Watonwan County, Minnesota, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give subscribers notice of any such extension unless such period extends beyond ________, 2015. These extensions may not go beyond ________, 2017, which is two years after the special meeting of St. James’ members to vote on the conversion merger.

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Syndicated Community Offering

The Plan of Conversion Merger also provides that, if necessary, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Sterne, Agee & Leach, Inc. as our agent. We expect that the syndicated community offering, if any, will begin as soon as practicable after termination of the subscription offering and the community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Sterne, Agee & Leach, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sterne, Agee & Leach, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same per share price at which shares are offered and sold in the subscription and community offerings. Subscribers in the syndicated community offering may purchase up to 5.0% of the shares of our common stock sold in the offering, subject to the maximum and overall purchase limitations and to the extent shares are available. See “—Limitations on Common Stock Purchases.” The syndicated community offering must be completed within 45 days after the expiration of the subscription offering, unless extended with the approval of the OCC.

The syndicated community offering, if held, will be managed by Sterne, Agee & Leach, Inc. acting as our agent. See “—Plan of Distribution; Selling Agent Compensation” below for a discussion of fees associated with a syndicated community offering. In such capacity, Sterne, Agee & Leach, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Sterne, Agee & Leach, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and direct community offerings. Payments in the syndicated community offering, however, must be made in immediately available funds (bank checks, money orders, St. James deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of orders for at least 72,407 shares of common stock (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at Wells Federal Bank’s passbook savings rate, which is currently ___% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and direct community offerings, is subject to conditions set forth in an agency agreement by and among Wells Financial Corp. and Wells Federal Bank, on one hand, and Sterne, Agee & Leach, Inc. on the other hand.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The OCC and FINRA must approve any such arrangements. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other action as may be permitted with any required regulatory approval or non-objection.

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Limitations on Common Stock Purchases

The Plan of Conversion Merger includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock (subject to adjustment if the purchase price is greater than $20.00 per share) or more than 5% of the shares of common stock sold in the offering (subject to adjustment as described below);

•	Wells’ employee stock ownership plan, or ESOP, may purchase in the aggregate up to 8% of the shares of common stock issued in the offering;

•	Except for the ESOP, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase, in all categories of the offering combined, more than 5% of the shares of common stock sold, subject to adjustment as described below; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by St. James’ executive officers and directors and their associates, in the aggregate, may not exceed 35% of the shares issued in the offering.

No individual, together with any associates and no group of persons acting in concert, may purchase shares of common stock so that, when combined with shares of Wells common stock currently owned, such person or persons would hold more than 9.9% of the number of shares of Wells common stock outstanding upon completion of the offering, a Total 9.9% Limit.

Subject to approval of the OCC, we may decrease or increase the maximum purchase limitations to up to 9.99% of the shares sold in the offering, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. Even under this increased purchase limit, the total permitted to be purchased, when aggregated with shares of Wells common stock already owned, would remain subject to the Total 9.9% Limit described above. Our ESOP is authorized to purchase up to 8.0% of the shares sold in the offering, without regard to these purchase limitations.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of St. James’ members, St. James and Wells may decrease the individual or the aggregate purchase limitations set forth herein or, as provided herein, increase such limitations, to a percentage which does not exceed 9.99% of the total shares of Wells common stock sold in the conversion merger, whether prior to, during or after the subscription offering, community offering and/or syndicated community offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on the stock order form a desire to be resolicited, will be given, and, in our sole discretion, some other large subscribers may be given, the opportunity to increase their subscriptions up to the then applicable limit. In the event of resolicitation of such subscribers, we may accept wire transfer payments, however, such persons will be prohibited from paying for additional shares with a personal check. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 112,657 shares, shares will be allocated in the following order of priority:

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(1)	to fill the ESOP’s subscriptions for up to 8% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing within St. James, Minnesota or Watonwan County, Minnesota, and then to shareholders of record of Wells on the last day of the month immediately preceding the date of the final prospectus.

The term “associate” of a person means:

(1)	any corporation or organization (other than Wells, Wells Federal Bank or St. James or a majority-owned subsidiary of Wells) of which the person is an officer, director, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan of Wells or the Bank in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative or spouse of the person, or any relative of such spouse, who either lives in the same home as the person or who is a director or officer of Wells, Wells Federal Bank, St. James or any subsidiary of Wells.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

We have the right to determine whether prospective purchasers are associates or acting in concert. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our and St. James’ directors are not treated as associates of each other solely because of their membership on the respective board of directors. Shares of common stock purchased in the offering will be freely transferable. Any purchases made by any associate of an executive officer or director of Wells Federal Bank or Wells Financial Corp. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, Inc., members of the Financial Industry Regulatory Authority and their

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associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock after the conversion merger and thereafter, see “—Restrictions on Acquisition of Wells Financial Corp.”

Plan of Distribution; Selling Agent Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

To assist in the marketing of our shares of common stock, we have retained Sterne, Agee & Leach, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority.  In its role as financial advisor, Sterne, Agee & Leach, Inc. will:

•	provide advice on the financial and securities market implications of the plan of conversion;

•	assist in structuring our stock offering, including developing a market strategy for the stock offering;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, as needed;

•	assist us in preparing for and scheduling meetings with potential investors, as necessary; and

•	provide general advice and assistance as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, Sterne, Agee & Leach, Inc. has received a management fee of $25,000, and will receive a success fee of 6.00% of the dollar value of all shares sold in the subscription, direct community and syndicated community offerings, subject to a minimum success fee of $175,000. The $25,000 management fee will be credited against the minimum $175,000 success fee. The management fee will be refundable to Wells to the extent services are not actually performed by Sterne, Agee & Leach, Inc.

The Plan of Conversion Merger provides that, if necessary, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sterne, Agee & Leach, Inc.  In such capacity, Sterne, Agee & Leach, Inc. may form a syndicate of other broker-dealers.  Neither Sterne, Agee & Leach, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sterne, Agee & Leach, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  If there is a syndicated community offering, Sterne, Agee & Leach, Inc. will pass on to selected broker-dealers, if any, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

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Depending upon the final dollar value of shares sold in the offering, the maximum selling agent commissions would be approximately $175,000, $175,000, $175,000 and $182,500 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

We will indemnify Sterne, Agee & Leach, Inc. against liabilities and expenses (including legal fees) related to or arising out of Sterne, Agee & Leach, Inc.’s engagement and performance of services as our financial advisor.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Wells Federal Bank and St. James may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.   Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sterne, Agee & Leach, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, St. James has engaged Sterne, Agee & Leach, Inc. to act as our records agent in connection with the conversion merger and stock offering. In its role as records agent, Sterne, Agee & Leach, Inc. will, among other things:

•	consolidate customer accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

•	tabulate proxies and ballots;

•	act as or support the inspector of election at the special meeting of members; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

For these services, Sterne, Agee & Leach, Inc. has been paid a fee of $35,000.  St. James will indemnify Sterne, Agee & Leach, Inc. against liabilities and expenses (including legal fees) related to or arising out of Sterne, Agee & Leach, Inc.’s engagement as St. James’ records agent and performance of services as records agent.  The records agent fee will be refundable to St. James to the extent services are not actually performed by Sterne, Agee & Leach, Inc.

Sterne, Agee & Leach, Inc. also will be reimbursed by Wells for reasonable expenses related to financial advisory services in an amount not to exceed $10,000 and for attorney’s fees not to exceed $75,000.  Sterne, Agee & Leach, Inc. also will be reimbursed by St. James for reasonable expenses related to records agent services in an amount not to exceed $5,000. If the Plan of Conversion Merger is terminated or if Sterne, Agee & Leach, Inc.’s engagement is terminated in accordance with the provisions of the agreements with Wells or St. James, Sterne, Agee & Leach, Inc. will only receive its management

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and records agent fees (subject to refund to the extent services are not actually performed), and reimbursement of its reasonable out-of-pocket expenses and attorneys’ fees and will return any amounts paid or advanced by us or St. James in excess of these amounts.  Wells has not previously engaged the services of Sterne, Agee & Leach, Inc.

Offering Deadline

Expiration Date. The subscription and community offerings will expire at __:__ p.m., Central Time, on ________, 2015, unless we extend either or both for up to 45 days, with the approval of the OCC, if required. This extension does not require approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond ________, 2015, would require the approval of the OCC. In such event, we would conduct a resolicitation of subscribers. In a resolicitation, subscribers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of a subscriber’s interest is not received before the end of the resolicitation period, the stock order will be cancelled and funds will be returned, by check, with interest calculated at Wells Federal Bank’s passbook savings rate, and St. James deposit account withdrawal authorizations will be cancelled.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with, or preceded by, a prospectus. Subscription funds will be maintained in a segregated account at Wells Federal Bank and will earn interest at Wells Federal Bank’s passbook savings rate, currently ____% per annum, from the date of the order form is processed.

We and St. James will terminate the offering if we do not sell at least 72,407 shares. We reserve the right in our sole discretion to terminate the offering at any time and for any reason. If the offering is terminated, we will cancel any deposit account withdrawal authorizations and promptly return, by check, all funds delivered, with interest at Wells Federal Bank’s passbook savings rate.

We and St. James have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion Merger. We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 72,407 shares within 45 days after the expiration date of the subscription offering and the OCC has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned, by check, promptly to the subscribers with interest calculated at the Wells Federal Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond ________, 2015 is granted by the OCC, we will resolicit subscribers as described above. Aggregate offering extensions may not go beyond ________, 2017, which is two years after the date of the special meeting of members to vote on the Plan of Conversion Merger.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete and sign an order form and remit full payment or appropriate deposit withdrawal authorization. We will not be required to accept photocopied or facsimilated order forms. All order forms and payments must be received (not postmarked) prior to __:__ p.m., Central Time, on ________, 2015. We are not required to accept order forms that are not received

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by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the Stock Information Center address indicated on the order form or by hand-delivery to St. James Federal Savings and Loan Association, located at 501 1st Avenue South, St. James, Minnesota 56081. Please do not hand-deliver stock order forms to Wells Federal Bank. Please do not mail stock order forms to Wells Federal Bank. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the Plan of Conversion Merger and of the acceptability of the order forms will be final, subject to the authority of the OCC.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Wells Federal Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares

Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Wells Financial Corp.; or

(2)	authorization of withdrawal from the types of St. James deposit accounts designated on the stock order form.

In the case of payments made by personal check, these funds must be available in the account(s). Funds will be immediately deposited into a segregated account at Wells Federal Bank. Payments made by check or money order will earn interest at Wells Federal Bank’s passbook savings rate from the date the order is processed until the offering is completed or terminated, at which time a subscriber will be issued a check for interest earned.

Appropriate means for designating withdrawals from deposit accounts at St. James are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at Wells Federal Bank’s passbook savings rate subsequent to the withdrawal.

Wells Federal Bank and St. James are not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. If you wish to pay with cash, please contact the Stock Information Center. You may not pay by wire transfer, use a check drawn on a St. James or Wells Federal Bank line of credit, or use a third-party check to pay for shares of common stock.

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You may not designate on your stock order form a direct withdrawal from a St. James account with check-writing privileges. Please submit a check instead. If you request that we directly withdraw the funds from your St. James checking account, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Additionally, you may not designate direct withdrawal from an Individual Retirement Account or a prearranged funeral expense account held at St. James. If you wish to use funds in a funeral expense account, you must terminate the underlying contract for funeral services prior to your subscription. Please call the Stock Information Center if you have a question about using Individual Retirement Account or funeral expense account funds to purchase Wells common stock.

Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is terminated or extended beyond ________, 2015.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan, or ESOP, will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment at the time of submission of the order from an unrelated financial institution or Wells to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completing the Conversion Merger.” Until certificates for the shares of common stock are delivered to purchasers, purchasers may not be able to sell the shares of common stock that they purchased. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal regulations prohibit any person with subscription rights, including the Eligible Account Holders of St. James, Supplemental Eligible Account Holders of St. James and Other Members of St. James, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion Merger, or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your subscription offering stock purchase on the stock order form, adding the names of persons who are not owners of a qualifying deposit account as of the applicable eligibility date can result in loss of your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

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We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions. Notwithstanding any other provision of the Plan of Conversion Merger, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion Merger reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Stock Information Center

Wells Financial Corp., Wells Federal Bank and St. James Federal Savings and Loan Association office personnel may not, by law, assist with investment-related questions about the stock offering. If you have any questions regarding the offering or the conversion merger, please call our Stock Information Center, toll-free, at 1-(___) ___-____, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed weekends and bank holidays.

Independent Valuation of St. James

McAuliffe Financial, LLC, who is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained by St. James to prepare an appraisal of the estimated pro forma market value of St. James. This independent valuation will express St. James’ pro forma market value in terms of an aggregate dollar amount. McAuliffe Financial, LLC will receive fees of $30,000 for its appraisal services, including the independent valuation and any subsequent update, plus reasonable out-of-pocket expenses incurred in connection with the independent valuation. St. James has agreed to indemnify McAuliffe Financial, LLC under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by St. James to McAuliffe Financial, LLC except where McAuliffe Financial, LLC is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation. St. James has not previously engaged the services of McAuliffe Financial, LLC.

McAuliffe Financial, LLC has determined that as of February 13, 2015, the estimated aggregate pro forma market value of St. James was $2,300,000, resulting in an offering range of $1,955,000 to $2,645,000. Pursuant to regulations, this estimate was included when determining the minimum number of shares of common stock that must be purchased in order for us to consummate the conversion merger.

The independent valuation considered the following factors, among others:

•	the recent historical operating results and financial condition of St. James;

•	the economic and demographic conditions in St. James’ existing marketing area;

•	certain historical, financial and other information relating St. James;

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•	the aggregate size of the offering of Wells common stock;

•	the impact of the conversion merger on St. James and the Bank’s net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for the securities.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. In preparing the independent valuation, McAuliffe Financial, LLC relied on and assumed the accuracy and completeness of financial and statistical information provided by St. James. McAuliffe Financial, LLC did not independently verify the financial statements and other information provided by St. James, nor did McAuliffe Financial, LLC value independently the assets and liabilities of St. James. The independent valuation considers St. James only as a going concern and should not be considered as an indication of the liquidation value of St. James.

The original appraisal report of McAuliffe Financial, LLC has been filed as an exhibit to the registration statement of which this prospectus is a part and to St. James’ application to the OCC, and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

Stock Pricing

All shares of Wells common stock to be issued in the conversion merger will be sold at the same purchase price per share. The purchase price is equal to the average of the daily arithmetic mean of the closing bid and asked quotations of our common stock on the OTCQB commencing 30 trading days before the second trading day prior to the date of this prospectus.

Description of and Restriction on Sales Activities

Officers and employees of St. James, Wells and Wells Federal Bank may participate in the offering in ministerial capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of order forms. Wells officers may answer questions regarding its business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives of Sterne, Agee & Leach, Inc. Our and St. James’ officers, directors and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. No offers or sales will be made at teller counters.

THE CONVERSION

Effects of the Conversion Merger on Depositors and Borrowers of St. James

Upon completion of the conversion merger, St. James will cease to exist and the Bank will acquire all of the assets and assume all of the liabilities of St. James.

Deposits and Loans. Upon completion of the conversion merger, each account holder of St. James will become an account holder of the Bank. The conversion merger will not affect the deposit balance, interest rate or other terms of the account. Each deposit account will be insured by the FDIC to the same extent as before the conversion merger. Upon completion of the conversion merger, if a depositor of St. James also had a deposit account at the Bank, the total combined deposit account will

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generally be insured up to a maximum of $250,000. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion merger will not affect the loans of any borrower from St. James. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion merger. See “—Voting Rights” and “—Liquidation Account” below for a discussion of the effects of the conversion merger on the voting and liquidation rights of the depositors of St. James.

Voting Rights. As a federally-chartered mutual savings association, St. James has no authority to issue capital stock and thus, no stockholders. Control of St. James in its mutual form is vested in its board of directors. The directors are elected by members of St. James. Holders of qualifying deposits in St. James and borrowers as of January 18, 2012 who maintain their borrowings from St. James are members of St. James. In the consideration of all questions requiring action by St. James members, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor’s aggregate accounts and qualifying borrowers are entitled to one vote each.

After the conversion merger, all voting rights will be held solely by stockholders of Wells. A stockholder of Wells is entitled to one vote for each share of common stock owned.

Tax Effects . We have received an opinion of Jones Walker LLP, Washington, D.C., with regard to the federal income tax consequences of the conversion merger and of Quinlivan & Hughes, P.A., Saint Cloud, Minnesota, with regard to the Minnesota income tax consequences of the conversion merger, to the effect that the conversion merger will not be taxable for federal or Minnesota income tax purposes to Wells, the Bank, St. James or the eligible account holders of St. James, our tax qualified employee stock ownership plan, supplemental eligible account holders of St. James and other members of St. James. See “—Material Income Tax Consequences.”

Liquidation Account. In the unlikely event that St. James would completely liquidate in its present mutual form prior to the conversion, each depositor would be entitled to share in a distribution of its assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in St. James at the time of liquidation.

Upon a complete liquidation after the conversion merger, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Bank. Except as described below, a depositor’s claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of the Bank’s assets above that amount, if any.

The Plan of Conversion Merger provides for the establishment, upon the completion of the conversion merger, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of St. James. The liquidation rights of St. James to be maintained by the Bank after the conversion merger shall have equal priority in the event of liquidation of the Bank as other account holders for which the Bank is holding liquidation rights.

Upon a complete liquidation of the Bank after the conversion merger, each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with the Bank, would be entitled to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in St. James as of the close of business on September 30, 2013, and each Supplemental Eligible Account Holder would have a similar interest as of the close of business on ________, 2015. The interest as to each deposit account would be in the same proportion of the total liquidation account at St.

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James as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date of the Bank (the successor to St. James) on December 31 each year is less than the amount in the liquidation account on the respective qualifying dates, then the interest in this liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. Decreases in deposit accounts on any annual closing date will be reflected by a corresponding decrease in the amount held in the liquidation account. An individual’s interest in and the total amount held in the liquidation account will never be increased despite any increase in deposit accounts after the respective qualifying dates.

No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Material Income Tax Consequences

We have received an opinion from Jones Walker LLP, regarding the material federal income tax consequences of the conversion merger. The tax opinion has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The opinion covers those federal income tax matters that are material to the transaction. The opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by the Company and St. James, and the review of various documents as detailed in the opinion. The opinion provides that:

•	the conversion of St. James from a mutual savings association to a stock savings association will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized by St. James as a result of such mutual-to-stock conversion;

•	provided that the proposed merger of St. James with and into the Bank qualifies as a statutory merger under applicable state law and regulations, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

•	no gain or loss will be recognized by St. James or the Bank in the conversion merger;

•	Wells will recognize no gain or loss upon the receipt of money in exchange for shares of its common stock;

•	no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of St. James upon the issuance to them of withdrawable deposit accounts in the Bank in the same dollar amount as their savings accounts in St. James plus an interest in the liquidation account of the Bank in exchange for their withdrawable deposits in St. James; and

•	no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Wells common stock, provided that such nontransferable subscription rights do not have a fair market value greater than zero.

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In reaching their conclusion in the opinion stated in the last bullet above, Jones Walker LLP has also relied on the representations of Wells and St. James that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. In reaching their opinion stated in the last bullet above, Jones Walker LLP, has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Wells common stock at the same price to be paid in the offering by members of the general public.

The firm further noted that McAuliffe Financial, LLC has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Jones Walker LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable income to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (in certain cases, whether or not the rights are exercised) in an amount equal to the ascertainable value, and we could recognize income on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We are also subject to Minnesota income taxes and have received an opinion from Quinlivan & Hughes, P.A. that the conversion merger will be treated for Minnesota state income tax purposes similar to the treatment of the conversion merger for federal tax purposes.

Unlike a private letter ruling from the Internal Revenue Service, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the Internal Revenue Service or by a state taxing authority. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Accounting Consequences

In accordance with accounting principles generally accepted in the United States of America, the conversion merger will be accounted for using the acquisition method of accounting. Under the acquisition method, the assets and liabilities of St. James will be recorded at their respective fair values at the date of the conversion merger. If the fair value of the net assets acquired is more than the consideration transferred for St. James, a bargain purchase gain will be recorded. In accordance with Accounting Standard Codification 805, “Business Combinations,” the bargain purchase gain would be recognized as a gain in the period in which the conversion merger is closed. The acquisition method of accounting results in the operating results of St. James being included in the consolidated results of Wells from the date of the completion of the conversion merger.

Amendment or Termination of the Plan of Conversion Merger

The Plan of Conversion Merger may be amended by a two-thirds vote of each of the boards of directors of St. James and the Bank at any time prior to submission of the Plan of Conversion Merger to members of St. James for approval. After submission of the Plan of Conversion Merger to the members, the Plan of Conversion Merger may be amended by a two-thirds vote of each of the boards of directors of St. James and the Bank only with the concurrence of the OCC.

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The Plan of Conversion Merger may be terminated by a two-thirds vote of each of the boards of directors of St. James and the Bank at any time prior to the special meeting of the members of St. James to vote on the Plan of Conversion Merger, and at any time following the special meeting with the concurrence of the OCC.

THE MERGER

General

As of November 14, 2014, Wells, the Bank and St. James entered into an Agreement and Plan of Conversion Merger, which we refer to as the Agreement, pursuant to which we will acquire St. James in the conversion merger transaction and St. James will merge with and into the Bank, with the Bank as the resulting institution. Upon completion of the conversion merger, the Bank will acquire all of the assets and assume all of the liabilities of St. James. Completion of the offering and consummation of St. James’ conversion and merger with and into the Bank immediately thereafter are interdependent transactions.

Conditions to Completing the Conversion Merger

The respective obligations of Wells and St. James to effect the conversion merger are subject to the satisfaction or waiver of the following conditions specified in the Agreement.

Wells and St. James must:

•	fulfill their obligations under the Agreement;

•	avoid any material breach of their representations, warranties, and covenants under the Agreement;

•	obtain approvals or non-objections from the OCC, the FDIC, the MDFI and, unless waived, the Federal Reserve Board, and all other regulatory authorities with authority to approve or not object to the conversion merger;

•	not have in effect any order, decree or ruling of a court of competent jurisdiction or other governmental authority that would prevent the completion of the transaction; and

•	receive certain officer’s certificates from each other regarding the satisfaction of the Agreement’s conditions.

St. James must also:

•	obtain approval from certain of its members; and

•	not do anything that would have or result in any material adverse effect on St. James.

Wells must also obtain a tax opinion from counsel that the conversion merger shall qualify as a tax-free reorganization.

The Agreement has been filed as an exhibit to our registration statement on Form S-1 filed with the SEC and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

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Effective Time

The merger will be consummated if Wells, the Bank and St. James obtain all required regulatory approvals, non-objections or consents, and all other conditions to the conversion merger are either satisfied or waived. The merger of St. James with and into the Bank will become effective upon the filing of a certificate of merger with the Minnesota Secretary of State. Wells and St. James both have the right to terminate the Agreement if the conversion merger is not completed by November 14, 2015. However, we may agree with St. James to extend this deadline if Wells, the Bank and St. James reasonably believe that, through no fault of any party, the conversion merger cannot be completed within that time period.

Consent and Approvals of Regulatory Authorities Needed to Complete the Merger

Completion of the conversion merger and the transactions contemplated by the Agreement is subject to the prior approval or non-objection of the OCC, the FDIC, the MDFI and, unless waived, the Federal Reserve Board.

Representations and Warranties

Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans, which are customary for a transaction of this kind. These representations and warranties must be true and correct upon both signing of the Agreement and the completion of the conversion merger. You can find details of these obligations in Articles III and IV of the Agreement.

Conduct of Business

St. James has agreed that, pending consummation of the conversion merger, it will, unless we otherwise consent in writing, conduct its business and engage in tractions only in the ordinary course of business and consistent with past practice.

Termination

Termination. The Agreement may be terminated at any time prior to completion of the conversion merger, even if the members of St. James have approved the transaction, under the circumstances set forth below. The Agreement may be terminated by mutual written consent of the parties if the boards of directors of Wells and St. James each approve the termination by a majority vote.

The Agreement may also be terminated by either Wells or St. James under any of the following circumstances:

•	in response to a material breach of any representation, warranty, covenant or obligation which is not cured within 30 days;

•	if the conversion merger is not completed by November 14, 2015, or extended by mutual consent;

•	if any required regulatory approval is not obtained;

•	if the approval of the members of St. James is not obtained;

•	if the Plan of Conversion Merger terminates in accordance with its terms;

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•	if there is in effect any order, decree, or ruling of a court of competent jurisdiction or other governmental authority that would prevent the completion of the conversion merger transactions;

•	in the event that any of the conditions to completing the conversion merger cannot be satisfied or fulfilled by November 14, 2015, provided that the terminating party is not in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement.

Wells may also terminate the Agreement if the board of directors of St. James does not publicly recommend in the proxy materials from the meeting of the members of St. James the approval of the Agreement or if, after making such recommendation, the board of directors of St. James withdraws, qualifies or revises its recommendation in a manner adverse to Wells.

Effect of Termination. If the conversion merger is not consummated, Wells and St. James will each bear their own costs and expenses incurred in connection with the Agreement and the conversion merger; provided, however, that no party will be relieved or released from any liability or damages arising out of a willful breach of any provision contained in the Agreement. In certain circumstances, St. James may owe a termination fee to Wells pursuant to the terms of the Agreement.

Waiver and Amendment

Section 8.03 of Article VIII of the Agreement allows either Wells or St. James to extend the time for the performance of any obligation by the other party, and to waive, to the extent permitted by law, any condition or obligation of the other party.

Interests of Certain Persons in the Conversion Merger

St. James’ directors and officers have interests in the conversion merger as individuals which are in addition to, or different from, their interests as members of St. James. These interests are described below.

Appointment of Directors to an Advisory Board. Effective upon the completion of the conversion merger, Wells will offer the five non-employee directors of St. James, Daniel Birkholz, Steve Jeppson, Donald Kuhlman, Michael Kulseth and Harold Wolle, Jr., seats on a Wells Federal Bank advisory board. The advisory board will be maintained for a period of one year and each member of the advisory board will receive a fee of $275.00 per month for service on the advisory board.

Indemnification and Insurance. Following the effective time of the conversion merger, Wells has agreed to indemnify and hold harmless the current and former officers and directors of St. James against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the conversion merger to the same extent they were entitled under OCC regulations and St. James’ charter and bylaws as in effect on the date of the Agreement. St. James may also acquire a directors’ and officers’ liability insurance policy covering the current officers and directors of St. James in connection with any claims for a period of three years after the effective date of the conversion merger at an annual premium of no greater than 150% of the current annual premium paid by St. James for its existing directors’ and officers’ liability insurance policy.

Wells. We expect that Wells’ tax-qualified employee stock ownership plan, or ESOP, will purchase 8% of the total number of shares of common stock that we sell in the offering. If we receive

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order for more shares than the maximum of the offering range, the ESOP will have first priority to purchase shares over the maximum.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as to the approximate intended purchases of common stock by the directors and executive officers of St. James and Wells, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers will purchase shares of Wells common stock at the same purchase price per share as other purchasers in the offering.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum	Percent at Maximum
St. James Directors and Executive Officers(1)(2)
Daniel Birkholz	100	$2,700	0.1%	0.1%
Steve Jeppson	200	5,400	0.3	0.2
Donald Kuhlman	200	5,400	0.3	0.2
Michael Kulseth	200	5,400	0.3	0.2
Harold Wolle, Jr.	2,000	54,000	2.8	2.0
Timothy Peterson	200	5,400	0.3	0.2

All directors and executive officers of St. James as a group (6 persons)	2,900	$78,300	4.0%	3.0%

Wells Directors and Executive Officers(1)(2)
Randel I. Bichler	1,500	$40,500	2.1%	1.5%
Dale E. Stallkamp	3,500	94,500	4.8	3.6
Gerald D. Bastian	100	2,700	0.1	0.1
David Buesing	2,000	54,000	2.8	2.0
Richard Mueller	1,500	40,500	2.1	1.5
James D. Moll	1,500	40,500	2.1	1.5

All directors and executive officers of Wells as a group (6 persons)	10,100	$272,700	13.9%	10.3%

(1)	Number of whole shares based on an assumed offering price of $27.00 per share. The actual purchase price will be equal to the average of the daily arithmetic means of the closing bid and asked quotations of our common stock on the OTCQB, commencing 30 trading days before the second trading day prior to the date of the final prospectus, rounded to the nearest cent, with any amount equal to or greater than $0.005 rounded to the next higher $ 0.01.
(2)	St. James and Wells directors and executive officers may purchase shares in the subscription offering only if they are eligible depositors or borrowers of St. James. Otherwise, to the extent shares of Wells common stock remain available, such individuals intend to purchase stock in the community offering. It is generally anticipated that directors and executive officers of St. James will purchase shares in the subscription offering and directors and executive officers of Wells will purchase shares in the community offering.

Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the Plan of Conversion Merger.

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RESTRICTIONS ON ACQUISITION OF WELLS FINANCIAL CORP.

Although the board of directors of Wells is not aware of any effort that might be made to obtain control of Wells, certain provisions in Wells’ articles of incorporation and bylaws and in Minnesota law protect the interests of Wells and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Wells, Wells Federal Bank or the Wells stockholders.

The following discussion is a general summary of the material provisions of Wells Financial Corp.’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is general and, with respect to provisions contained in the articles of incorporation and bylaws of Wells Financial Corp., reference should be made in each case to the document in question, each of which is part of the registration statement on Form S-1 of Wells Financial Corp. filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of Wells Financial Corp. contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions also render the removal of the board of directors or management of Wells more difficult.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it will take at least two annual elections to replace a majority of our board of directors. Further, the articles of incorporation and bylaws authorize the board of directors to fill any vacancies, including any vacancy created by an increase in the number of directors, by a two-thirds vote of directors then in office. The articles impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors and the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the president, the chief executive officer, a majority of the board of directors or by such persons specifically permitted to call meetings by Minnesota law in accordance with the articles of incorporation. In addition to the persons specified in the bylaws, Minnesota law provides that special meetings of stockholders may also be called by the chief financial officer, two or more directors, or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who as of any record date beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

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Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed from office only for cause, and then only by the affirmative vote of two-thirds of the board of directors or the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock entitled to vote in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

Authorized but Unissued Shares. Wells has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 7,000,000 shares of common stock and 500,000 shares of serial preferred stock. The board of directors of Wells Financial Corp. may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Wells Financial Corp. has authority to issue. In addition, the board of directors of Wells Financial Corp. is authorized, without further approval of the stockholders, to issue shares of preferred stock from time to time in series, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Wells Financial Corp. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Wells Financial Corp. The board of directors has no present plan or understanding to issue any preferred stock. Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Amendments to Articles of Incorporation and Bylaws. Minnesota law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting (in each case, after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”); provided, however, that if the articles of incorporation require the approval of a larger proportion or number of holders, then the amendment or repeal must be approved by such larger proportion or number of holders. Minnesota law also provides that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be (1) approved by a majority of our board of directors, or (2) proposed by a shareholder or shareholders holding three percent or more of the voting power of the shares entitled to vote, before it can be submitted for consideration at an annual or special meeting. Notwithstanding the foregoing, our articles of incorporation provide that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions of our articles of incorporation:

•	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	The ability of stockholders to act by written consent;

•	The division of the board of directors into three staggered classes;

•	The ability of the board of directors to fill vacancies on the board;

•	The manner by which stockholders nominate directors and bring other business before meetings of stockholders;

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•	The requirement that at least 80% of stockholders or two-thirds of the board must vote to remove directors, and directors can only be removed for cause;

•	The requirements for approval of certain business combinations and fair price requirements;

•	The factors the board of directors may consider in its evaluation of offers;

•	The elimination of directors’ liability;

•	The rights of our directors and officers to indemnification;

•	The ability of the board of directors to amend and repeal the bylaws and articles; and

•	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Wells Financial Corp.

The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the outstanding shares of capital stock eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. “Person” is defined to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

The Change In Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Wells.

The Bank Holding Company Act provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve. Any company that acquires

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control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change In Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Wells and (b) before any other company could acquire 25% or more of the common stock of Wells.

DESCRIPTION OF WELLS CAPITAL STOCK

General

Wells Financial Corp. is authorized to issue 7,000,000 shares of common stock, par value of $0.10 per share, and 500,000 shares of preferred stock, no par value per share. Wells Financial Corp. currently expects to issue in the offering up to 97,963 shares of common stock, subject to adjustment. Wells Financial Corp. will not issue shares of preferred stock in the offering.

Each share of Wells Financial Corp. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the Plan of Conversion Merger, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Wells Financial Corp. represent nonwithdrawable capital, are not an account of an insurable type, and are not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Wells Financial Corp. may pay dividends out of statutory surplus or from net earnings if, as and when declared by our board of directors. The payment of dividends by Wells Financial Corp. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Wells Financial Corp. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Wells Financial Corp. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Wells Financial Corp. have exclusive voting rights in Wells Financial Corp. They elect the board of directors and act on other matters as are required to be presented to them under Minnesota law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Wells Financial Corp. issues shares of

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preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a Minnesota state chartered commercial bank, corporate powers and control of Wells Federal Bank are vested in its board of directors, who elect the officers of Wells Federal Bank, and in the shareholder of the Bank, who elects the directors of Wells Federal Bank. Voting rights of Wells Federal Bank are vested exclusively in the owners of the shares of capital stock of Wells Federal Bank, which is Wells Financial Corp., and voted at the direction of Wells Financial Corp.’s board of directors. Consequently, the holders of the common stock of Wells Financial Corp. will not have direct control of Wells Federal Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Wells Federal Bank, Wells Financial Corp., as the holder of 100% of Wells Federal Bank’s capital stock, would be entitled to receive all assets of Wells Federal Bank available for distribution, after payment or provision for payment of all debts and liabilities of Wells Federal Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders. In the event of liquidation, dissolution or winding up of Wells Financial Corp., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Wells Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Wells Financial Corp. are not entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the 500,000 shares of authorized preferred stock will be issued as part of the offering or the conversion merger. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for the common stock of Wells Financial Corp. is Computershare, Inc., Canton, Massachusetts.

EXPERTS

The consolidated audited financial statements of Wells Financial Corp. as of December 31, 2014 and 2013, respectively, and for each of the years in the two-year period ended December 31, 2014, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of McGladrey LLP, independent registered public accounting firm, which is included herein and upon the authority of that firm as experts in accounting and auditing.

McAuliffe Financial, LLC has consented to the publication herein of the summary of its report to St. James setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion merger and offering and its letter with respect to subscription rights.

115

LEGAL AND TAX MATTERS

The legality of the issuance of the common stock being offered and the federal income tax consequences of the conversion merger have been passed upon for us by Jones Walker LLP, Washington, D.C. The Minnesota income tax consequences of the conversion merger have been passed upon for us by Quinlivan & Hughes, P.A., Saint Cloud, Minnesota. Certain matters will be passed upon for St. James Federal Savings and Loan Association by Lindquist & Vennum LLP, Minneapolis, Minnesota, and certain matters will be passed upon for Sterne, Agee & Leach, Inc. by Vedder Price P.C., Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Wells Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge between the hours of 10:00 a.m. and 3:00 p.m. at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330.

In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

St. James has filed with the OCC an Application for Conversion on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the OCC, 400 7th Street, S.W., Washington, D.C. 20219, and at the Central District regional office of the OCC, located at One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, IL 60605. The Plan of Conversion Merger is available, upon request, at St. James’ home office.

116

Index to Consolidated Financial Statements of

Wells Financial Corp. and Subsidiary

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

117

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Wells Financial Corp. and Subsidiary

Wells, Minnesota

We have audited the accompanying consolidated balance sheets of Wells Financial Corp. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity and mezzanine equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Sioux Falls, South Dakota

March 12, 2015

F-1

Wells Financial Corp. and Subsidiary

Consolidated Balance Sheets
December 31, 2014 and 2013
(Dollars in Thousands, Except Per Share Data)

Assets	2014	2013
Cash and cash equivalents, including interest-bearing accounts, 2014, $7,411; 2013, $5,370	$14,373	$12,625
Certificates of deposit, at cost	4,181	3,695
Federal funds sold	2,000	5,000
Securities available for sale	34,177	41,569
Federal Home Loan Bank stock, at cost	2,079	2,021
Loans held for sale	1,707	1,952
Loans receivable, net of allowance for loan loss of $2,158 in 2014; $1,724 in 2013	182,050	165,401
Accrued interest receivable	834	804
Premises and equipment, net	3,172	3,040
Mortgage servicing rights, net	1,886	1,952
Foreclosed real estate	3,656	4,340
Other assets	1,711	1,402
Total assets	$251,826	$243,801

Liabilities, Mezzanine Equity and Stockholders’ Equity

Liabilities
Deposits	$221,972	$214,370
Advances from borrowers for taxes and insurance	2,630	2,614
Accrued interest payable	17	6
Accrued expenses and other liabilities	588	728
Total liabilities	225,207	217,718

Commitments, Contingencies and Credit Risk

Mezzanine Equity
Redeemable common stock held by ESOP, $0.10 par value, 95,602 shares issued and outstanding	2,533	2,342

Stockholders’ Equity
Preferred stock, no par value; 500,000 shares authorized; none outstanding	-	-
Common stock, $0.10 par value; 7,000,000 shares authorized; 2,091,898 shares issued	209	209
Additional paid-in capital	17,110	17,096
Retained earnings, substantially restricted	35,552	34,893
Accumulated other comprehensive income (loss)	93	(264)
Treasury stock, 2014, 1,445,248 shares; 2013, 1,418,180 shares	(28,878)	(28,193)
Total stockholders’ equity	24,086	23,741
Total liabilities, mezzanine equity and stockholders’ equity	$251,826	$243,801

See Notes to Consolidated Financial Statements.

F-2

Wells Financial Corp. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2014 and 2013
(Dollars in Thousands, Except Per Share Data)

	2014	2013
Interest income:
Loans receivable	$8,088	$7,705
Investment securities and interest-bearing deposits	730	770
Total interest income	8,818	8,475

Interest expense:
Deposits	597	797
Borrowed funds	-	1
Total interest expense	597	798

Net interest income	8,221	7,677

Provision for loan losses	520	640
Net interest income after provision for loan losses	7,701	7,037

Noninterest income:
Gain on sale of loans held for sale	803	1,542
Loan servicing fees	768	923
Insurance commissions	641	659
Fees and service charges	483	454
Other	874	573
Total noninterest income	3,569	4,151

Noninterest expenses:
Compensation and benefits	4,649	4,218
Occupancy	764	868
Data processing	962	812
Advertising	249	250
Amortization of mortgage servicing rights	324	430
Other real estate owned	499	730
Other	1,897	1,908
Total noninterest expenses	9,344	9,216

Income before income taxes	1,926	1,972

Income tax expense	623	786
Net income	$1,303	$1,186

Earnings per share:
Basic	$1.72	$1.54
Diluted	1.72	1.54

See Notes to Consolidated Financial Statements.

F-3

Wells Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income
Periods Ended September 30, 2014 and 2013
(Dollars in Thousands, Except Per Share Data)

	2014	2013

Net income	$1,303	$1,186
Other comprehensive income (loss):
Unrealized gain (loss) on securities, net of related taxes	357	(684)
Comprehensive income	$1,660	$502

See Notes to Consolidated Financial Statements.

F-4

Wells Financial Corp. and Subsidiary

Consolidated Statements of Stockholders’ Equity and Mezzanine Equity

Years Ended December 31, 2014 and 2013

(Dollars in Thousands, Except Per Share Data)

		Additional
	Common	Paid-In	Retained
	Stock	Capital	Earnings

Balances, December 31, 2012	$209	$17,147	$34,502
Net income	-	-	1,186
Other comprehensive loss, net of related taxes	-	-	-
Cash dividends declared ($0.60 per share)	-	-	(461)
Stock-based compensation	-	(51)	-
Treasury stock purchases, 6,666 shares	-	-	-
Change in fair value related to redeemable common stock	-	-	(334)
Balances, December 31, 2013	209	17,096	34,893
Net income	-	-	1,303
Other comprehensive income, net of related taxes	-	-	-
Cash dividends declared ($0.60 per share)	-	-	(453)
Stock-based compensation	-	14	-
Treasury stock purchases, 27,974 shares	-	-	-
Change in fair value related to redeemable common stock	-	-	(191)
Balances, December 31, 2014	$209	$17,110	$35,552

See Notes to Consolidated Financial Statements.

F-5

Accumulated			Mezzanine Equity
Other		Total	Redeemable
Comprehensive	Treasury	Stockholders’	Common
Income (Loss)	Stock	Equity	Stock

$420	$(28,129)	$24,149	$2,008
-	-	1,186	-
(684)	-	(684)	-
-	-	(461)	-
-	75	24	-
-	(139)	(139)	-
-	-	(334)	334
(264)	(28,193)	23,741	2,342
-	-	1,303	-
357	-	357	-
-	-	(453)	-
-	18	32	-
-	(703)	(703)	-
-	-	(191)	191
$93	$(28,878)	$24,086	$2,533

F-6

Wells Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2014 and 2013
(Dollars in Thousands, Except Per Share Data)

	2014	2013
Cash Flows From Operating Activities
Net income	$1,303	$1,186
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	520	640
Gain on sale of loans	(803)	(1,542)
Originations of loans held for sale	(25,332)	(50,770)
Proceeds from the sale of loans held for sale	26,380	57,271
Net change in mortgage servicing rights	66	(12)
Loss (gain) on sales of foreclosed real estate, net	(40)	15
Deferred income taxes	(196)	(67)
Depreciation expense	182	200
Amortization of net deferred loan origination fees	(84)	(70)
Amortization of securities premiums	210	181
Impairment of foreclosed real estate	302	304
Stock-based compensation expense	32	24
Changes in assets and liabilities:
Accrued interest receivable	(30)	22
Other assets	(361)	267
Accrued expenses and other liabilities	(129)	79
Net cash provided by operating activities	2,020	7,728

Cash Flows From Investing Activities
Net increase in loans	(11,334)	(10,847)
Loans purchased – Minnesota Lake	(6,247)	-
Net decrease (increase) in certificates of deposit	(486)	5,936
Net decrease in federal funds sold	3,000	16,000
Purchase of Federal Home Loan Bank stock	(215)	(314)
Proceeds from sale of Federal Home Loan Bank stock	157	481
Cash flows from available-for-sale securities	7,787	(19,842)
Purchase of premises and equipment	(314)	(48)
Investment in foreclosed real estate	(143)	-
Proceeds from sales of foreclosed real estate	1,061	1,719
Net cash used in investing activities	(6,734)	(6,915)

Cash Flows From Financing Activities
Net decrease in deposits	(4,826)	(558)
Deposits assumed - Minnesota Lake	12,428	-
Net increase in advances from borrowers for taxes and insurance	16	120
Dividends paid	(453)	(461)
Repayment of borrowed funds	-	(150)
Purchase of treasury stock	(703)	(139)
Net cash provided by (used in) financing activities	6,462	(1,188)

Net increase (decrease) in cash and cash equivalents	1,748	(375)

Cash and Cash Equivalents
Beginning	12,625	13,000
Ending	$14,373	$12,625

See Notes to Consolidated Financial Statements

F-7

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1.     Summary of Significant Accounting Policies

Nature of operations: Operations of Wells Financial Corp. (the Company) primarily consist of banking services through Wells Federal Bank (the Bank), and Wells Insurance Agency, Inc., a property and casualty insurance agency. The Company serves its customers through the Bank’s nine locations in south central Minnesota.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Wells Financial Corp., its wholly owned subsidiary, Wells Federal Bank, and the Bank’s wholly owned subsidiary, Wells Insurance Agency, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of financial statement presentation: The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan loss, valuation of available-for-sale securities, mortgage servicing rights, and foreclosed real estate.

Cash and cash equivalents: Cash and cash equivalents include cash on hand, demand, and interest-bearing deposits at other financial institutions, and amounts due from banks (including cash items in the process of clearing). For the purpose of reporting cash flows, cash flows from loans (except loans originated for sale), federal funds sold, certificates of deposit, advances from borrowers for taxes and insurance, and deposits are reported net.

Federal Home Loan Bank stock: The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and, as such, is required to maintain a minimum investment in stock of the Federal Home Loan Bank that varies with the level of advances outstanding with the Federal Home Loan Bank. The stock is bought from and sold to the Federal Home Loan Bank based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost and evaluated for impairment. In accordance with this guidance, the stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the Federal Home Loan Bank to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank and (d) the liquidity position of the Federal Home Loan Bank. The Company has not recognized any impairment as of December 31, 2014 and 2013.

Securities available for sale: Securities classified as available-for-sale include all marketable equity securities and those debt securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

F-8

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a net amount in accumulated other comprehensive income (loss). Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of individual securities below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value, with the resulting write-downs included in current earnings as realized losses.

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The Company employs a systematic methodology that considers available evidence in evaluating potential impairment of its investments. The assessment of whether such impairment has occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. Once a decline in fair value is determined to be other than temporary, an impairment charge is recorded in investment income, and a new cost basis in the investment is established.

Securities with unrealized losses that the Company deems to be other than temporary are recognized as realized losses. The assessment of whether such impairment has occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. As part of their assessment process, management determines whether (a) they do not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that they will not have to sell the debt security prior to recovery, in which case the security would not be considered other than temporarily impaired, unless there is a credit loss. When management does not intend to sell the security, and it is more likely than not they will not have to sell the security before recovery of its cost basis, the Company will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans held for sale: Loans held for sale are those loans the Company has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or fair value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans after allocating cost to servicing rights retained. All sales are made without recourse.

Interest rate lock commitments on mortgage loans to be funded and sold are valued at fair value and are included in other assets or liabilities, if material.

Loans receivable: The Company generally originates single-family residential loans within its primary lending area of south central Minnesota and northern Iowa. These loans are secured by the underlying properties. The Company is also active in originating residential real estate, commercial real estate, agricultural real estate, commercial construction real estate, residential construction real estate, home equity, commercial operating, agricultural operating, vehicle, and consumer loans.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by an allowance for loan losses, unaccreted discount and net deferred origination fees. Interest is accrued daily on the outstanding balances.

Interest on loans is generally recognized over the terms of the loans using the simple-interest method on principal amounts outstanding.

F-9

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

The Company determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. Accrual of interest is discontinued for loans at the time the loan is 90 days delinquent, unless the credit is well-secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual status is reversed against interest income. Accrual of interest is generally resumed when the borrower has demonstrated the ability to make all periodic interest and principal payments for an additional six months. If a loan is modified in a troubled debt restructuring, the analysis of the ability of the borrower to make the modified payments is required prior to returning the loan to accrual status.

Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components.

The Company maintains an allowance for loan losses for all commercial loans and agricultural operating loans in the portfolio using a risk-rating system. The calculated allowance is evaluated against the historical loss default rate for each loan type above (net of recoveries) to determine an appropriate level of allowance by loan type.

Homogeneous loans with similar risk and loss characteristics are also assessed for probable losses. These loan pools include consumer, residential real estate, agricultural real estate, home equity, and vehicle loans. Historical loss default rates are multiplied by the total of each portfolio segment to determine an appropriate level of allowance by segment.

The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of the loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element. The Company reviews the macroeconomic factors in order to conclude they are adequate based on current economic conditions.

F-10

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

The specific component of the allowance for loan losses relates to loans that are considered to be impaired. A loan is impaired when it is probable, based on current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The Company obtains external appraisals on real estate–related impaired loans. Other valuation techniques are used as well, including internal valuations, comparable property analyses, and contractual sales information. The Company may further discount appraisal values based on their age and the relationship to the listed comparables. The amount of impairment, if any, and any subsequent changes are included in the provision for loan losses.

Accrual of interest on impaired loans is discontinued when management believes the borrower’s financial condition is such that collection of interest is doubtful. Impaired loans also include loans that have been renegotiated in a troubled debt restructuring. Cash collections on impaired loans are generally credited to the loan balance, and no interest income is recognized on those loans until the principal balance has been determined to be collectible.

Troubled debt restructurings: A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date, and other actions intended to minimize potential losses. Accrual of interest is generally resumed when the borrower has demonstrated the ability to make the modified payments for a period of six months. Performance prior to the restructuring is considered when assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of the restructuring or after a shorter performance period.

Loan origination fees and related costs: Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company’s historical prepayment experience.

Loan servicing: The Company sells loans to investors in the secondary market and generally retains the right to service mortgage loans sold to others. Mortgage servicing rights retained are initially measured at fair value and have been recognized as a separate asset and are being amortized in proportion to and over the period of estimated net servicing income.

Mortgage servicing rights are subject to change based primarily on changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the mortgage servicing rights. Such changes may have a material effect on the amortization and valuation of mortgage servicing rights. Although management believes that the assumptions used to evaluate the mortgage servicing rights for impairment are reasonable, future adjustment may be necessary if future economic conditions differ substantially from the economic assumptions used to determine the value of the mortgage servicing rights.

F-11

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based upon estimated prepayment speeds, ancillary income received from loan servicing, and current interest rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on interest rates and the term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceeds their fair value.

Foreclosed real estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at their fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Any write-down to fair value less estimated costs to sell at the time of transfer to foreclosed real estate is charged to the allowance for loan loss. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management, and charge-offs to expense are made if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the entity, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the entity does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising: Advertising costs are expensed as incurred.

Premises and equipment: Land is carried at cost. Bank premises, leasehold improvements, and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Bank premises and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 10 to 40 years for bank premises and three to seven years for furniture, fixtures and equipment. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases, generally seven to 10 years.

Comprehensive income: Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported on the consolidated statement of comprehensive income (loss). Such items, along with net income, are components of comprehensive income (loss). Gains and losses on available-for-sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

Income taxes: Deferred taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. The Company is allowed bad-debt deductions based on actual charge-offs. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-12

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Earnings per share: Basic earnings per common share are computed based upon the weighted-average number of common shares outstanding during each year. Dilutive per share amounts assume conversion, exercise or issuance of all potential common stock instruments, unless the effect is to reduce a loss or increase income per common share.

Employee stock plans: The Company accounts for stock-based compensation plans under the recognition and measurement principles of Equity and Compensation—Stock Compensation topics of the Accounting Standards Codification (ASC), which require that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The effect of these topics is to require entities to measure the cost of employee services received in exchange for stock awards based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award.

Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying amounts reported for cash and cash equivalents approximate their fair values.

Certificates of deposit: Due to the short duration of the instruments, the carrying amounts reported for certificates of deposit approximate their fair values.

Federal funds sold: The carrying amounts reported for federal funds sold approximate their fair values.

Securities available for sale: The fair value of debt securities was generally determined based on matrix pricing. Matrix pricing is a mathematical technique that utilizes observable market inputs including, for example, yield curves, credit ratings and prepayment speeds. The fair value of government-sponsored enterprise equity securities is determined based on documented trade history.

Federal Home Loan Bank stock: The carrying amount approximates fair value.

Loans held for sale: Fair values are based on quoted market prices of similar loans sold on the secondary market.

Loans and accrued interest receivable: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Mortgage servicing rights: Fair values are estimated using discounted cash flows based on current market rates and conditions.

F-13

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Deposits and other liabilities: The fair values disclosed for demand deposits and savings accounts are, by definition, equal to their carrying amounts, which represent the amounts payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on those certificates. The carrying amounts of advances by borrowers for taxes and insurance and accrued interest payable approximate their fair values.

Borrowed funds: The fair value of long-term fixed-rate borrowed funds is estimated by using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance-sheet instruments: Since the majority of the Company’s off-balance-sheet instruments consist of non–fee-producing commitments to originate and sell loans, the Company has determined they do not have a significant fair value.

Derivatives—rate-lock commitments: The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitment). Rate-lock commitments on mortgage loans held for sale are derivatives. Derivative instruments are recognized in the consolidated balance sheet at fair value, and changes in the fair value thereof are recognized in the consolidated statement of income. The Company originates single-family residential loans for sale pursuant to programs primarily with the Federal Home Loan Mortgage Corporation (FHLMC). Under the structure of the programs, at the time the Company initially issues a loan commitment in connection with such programs, it does not lock in a specific interest rate. At the time the interest rate is locked in by the borrower, the Company concurrently enters into a forward loan sale agreement with respect to the sale of such loan at a set price in an effort to manage the interest rate risk inherent in the locked loan commitment.

The forward loan sale agreement also meets the definition of a derivative instrument. Any change in the fair value of the loan commitment after the borrower locks in the interest rate is substantially offset by the corresponding change in the fair value of the forward loan sale agreement related to such loan. The period from the time the borrower locks in the interest rate to the time the Company funds the loan and sells it to FHLMC is generally 60 days. The fair value of each instrument will rise or fall in response to changes in market interest rates subsequent to the dates the interest rate locks and forward loan sale agreements are entered into. In the event that interest rates rise after the Company enters into an interest rate lock, the fair value of the loan commitment will decline. However, the fair value of the forward loan sale agreement related to such loan commitment should increase by substantially the same amount, effectively eliminating the Company’s interest rate and price risk.

At December 31, 2014, the Company had $1,698 of loan commitments outstanding related to loans being originated for sale, all of which were subject to interest rate locks and forward loan sale agreements as described above. The fair values of outstanding interest rate-lock commitments and forward sale commitments were considered immaterial to the Company’s consolidated financial statements as of December 31, 2014 and 2013, and therefore, are not recognized in the consolidated financial statements and are not included in the disclosures in Note 17.

F-14

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Fair value measurements: The Fair Value topic of the ASC defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurement. This topic also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy, with the highest priority being quoted prices in active markets. Fair value measurements are disclosed by level within that hierarchy.

Recent accounting pronouncements: In January 2014, the FASB issued guidance that requires an entity to derecognize the loan receivable and recognize the real estate property when it has received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require annual disclosures. This guidance is effective for the Company for fiscal years beginning after December 15, 2014. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue Recognition – Revenue from Contracts with Customers (Topic 606). This ASU provides guidance on when to recognize revenue from contracts with customers. The objective of this ASU is to eliminate diversity in practice related to this topic and to develop guidance that would streamline and enhance revenue recognition requirements. The ASU defines five steps to recognize revenue including, identify the contract with a customer, identify the performance obligations in the contract, determine a transaction price, allocate the transaction price to the performance obligations and then recognize the revenue when or as the entity satisfies a performance obligation. This update is effective for public entities annual reporting periods beginning after December 15, 2016, and the Company is currently assessing the potential impact to the consolidated financial statements.

Segment reporting: The Company’s activities are considered to be a single industry segment for financial reporting purposes. The Company is engaged in commercial and retail banking, investment and insurance services with operations in southern Minnesota. Substantially all income is derived from a diverse base of commercial and retail lending activities.

F-15

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 2. Certificates of Deposit

Certificates of deposit with a carrying value of $4,181 and $3,695 at December 31, 2014, and 2013, respectively, had weighted-average yields of 0.41 percent 0.80 percent at December 31, 2014, and 2013, respectively and contractual maturities of less than one year.

Note 3. Securities Available for Sale

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Residential mortgage-backed agencies	$22,677	$60	$(192)	$22,545
Small business administration commercial pools	1,835	6	(9)	1,832
Obligations of state and political subdivisions	9,474	250	(26)	9,698
Government-sponsored enterprise equity	40	62	-	102
	$34,026	$378	$(227)	$34,177

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Residential mortgage-backed agencies	$31,801	$60	$(819)	$31,042
Small business administration commercial pools	2,112	7	(7)	2,112
Obligations of state and political subdivisions	8,071	222	(79)	8,214
Government-sponsored enterprise equity	40	161	-	201
	$42,024	$450	$(905)	$41,569

F-16

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 3. Securities Available for Sale (Continued)

Contractual maturities: The amortized cost and fair value of securities available for sale as of December 31, 2014, by contractual maturity are shown below. Maturities may differ from contractual maturities in residential mortgage-backed securities and Small Business Administration (SBA) pools because the mortgages underlying the securities may be called or repaid without any penalties. In addition, government-sponsored enterprise equity securities have no maturity. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	December 31, 2014
	Amortized Cost	Fair Value

Due in one year or less	$200	$200
Due in one to five years	4,241	4,310
Due after five through 10 years	2,674	2,694
Due after 10 years	2,359	2,494
	9,474	9,698

Residential mortgage-backed agencies	22,677	22,545
SBA pools	1,835	1,832
Government-sponsored enterprise equity	40	102
	$34,026	$34,177

Pledged securities: Securities with a carrying value of $20,961 and $21,554 at December 31, 2014 and 2013, respectively, were pledged to secure borrowed funds and for other purposes as required or permitted by law.

Changes in other comprehensive income (loss) — unrealized gains on securities available for sale:

	Years Ended December 31
	2014	2013

Balance, beginning	$(264)	$420
Unrealized gains (losses) during the year	605	(1,160)
Deferred tax effect relating to unrealized gains (losses)	(248)	476
Balance, ending	$93	$(264)

F-17

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 3. Securities Available for Sale (Continued)

Temporarily impaired securities:

	December 31, 2014
			Continuous Unrealized
	Continuous Unrealized		Losses Existing
	Losses Existing 12 Months or Less		Greater Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Residential mortgage-backed agencies	$5,679	$20	$10,566	$172	$16,245	$192
SBA pools	-	-	1,250	9	1,250	9
Obligations of states and political subdivisions	1,495	6	1,180	20	2,675	26
	$7,174	$26	$12,996	$201	$20,170	$227

	December 31, 2013
	Continuous Unrealized		Continuous Unrealized
	Losses Existing		Losses Existing
	12 Months or Less		Greater Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Residential mortgage-backed agencies	$25,441	$819	$-	$-	$25,441	$819
SBA pools	1,380	7	-	-	1,380	7
Obligations of states and political subdivisions	82,327	72	126	7	82,453	79
	$109,148	$898	$126	$7	$109,274	$905

There were 37 and 42 securities in unrealized loss positions as of December 31, 2014 and 2013, respectively.

Unrealized losses are deemed to be temporary. Most of these underlying securities consist of mortgage-backed securities. Market fluctuations are caused primarily by changes in interest rates and prepayments of underlying mortgages. Volatility in economic conditions influences the prices of these securities. Gross realized gains and losses on the sale of available-for-sale securities during the years ended December 31, 2014 and 2013 were not significant.

F-18

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale

Composition of loans receivable:

	December 31
	2014	2013

Residential real estate	$56,674	$54,370
Commercial real estate	30,653	28,537
Agricultural real estate	38,128	33,854
Commercial construction real estate	4,035	548
Residential construction real estate	940	2,130
Home equity, home improvement and second mortgages	32,741	32,036
Commercial operating and term	5,718	3,494
Agricultural operating and term	7,714	4,753
Vehicle	1,671	1,542
Consumer	6,279	6,268
Total loans	184,553	167,532

Net deferred loan origination fees	(345)	(407)
Allowance for loan loss	(2,158)	(1,724)
Loans receivable, net	$182,050	$165,401

F-19

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Loans are made to individuals as well as commercial and tax-exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the creditworthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that a majority of the loan customers are located in the markets serviced by the Company.

The Company’s extension of credit is governed by the individual loan policies that were established to control the quality of the Company’s loans. These policies and procedures are reviewed and approved by the Board of Directors on a regular basis.

Residential real estate loans: The Company originates residential real estate loans in its service area and also originates loans throughout Minnesota through its correspondent bank relationships. These loans are one to four family loans. Currently, the majority of residential real estate loans being originated are sold to the secondary market and are reported in the financial statements as loans held for sale.

Commercial real estate loans: The Company’s goal is to create and maintain a high-quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Company. Commercial real estate loans are subject to underwriting standards and processes similar to commercial operating and term loans. These loans are underwritten using historical and projected cash flows, and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market, such as geographic location and property type.

Agricultural real estate loans: The Company originates loans secured by agricultural real estate in its service area. Agricultural land in the Company’s service area is considered to be prime agricultural land. These loans are underwritten using both a cash flow analysis and appraised values. These are amortizing loans, and loan-to-value ratios generally do not exceed 60 percent at loan inception.

Commercial construction real estate loans: The Company defines construction loans as loans where the loan proceeds are controlled by the Company and used exclusively for the improvement of real estate in which the Company holds a mortgage. Commercial construction loans are underwritten based on projected cash flows and value of the construction project, generally up to 80% of cost or appraised value, whichever is less. Construction cost over-runs and construction delays may have a negative impact on the property valuation when completed. Due to the inherent risk in this type of loan, they are subject to other industry-specific policy guidelines outlined in the Company’s credit risk policy and are monitored closely.

Residential construction real estate loans: Residential construction loans originated by the Company generally are limited to six-month terms. When construction is completed, these loans are converted to permanent financing or sold to the secondary market. Construction cost over-runs and construction delays may have a negative impact on the property valuation when completed and prevent the Company from selling the permanent financing to the secondary market.

Commercial operating and term loans: Commercial operating and term loans are originated in the Company’s primary service area. These loans are made to individuals, partnerships, corporations, limited liability partnerships and limited liability companies for the purpose of assisting in the development of a business enterprise. Loans to closely held businesses will generally be guaranteed in full or for a

F-20

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

meaningful amount by the businesses’ major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not perform as forecasted, and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Agricultural operating and term loans: Agricultural operating and term loans are originated in the Company’s primary service area and are generally used to purchase agricultural equipment or crop inputs. These loans are primarily secured by agricultural real estate and agricultural equipment or crops. Agricultural term and operating loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral. Based on an analysis of the customer’s credit, the Company will lend up to 85% of the current market value of the collateral. The cash flows of borrowers, however, may not behave as forecasted, and collateral securing loans may fluctuate in value due to economic or individual performance factors.

Consumer loans, including home equity, home improvement and second mortgages, and vehicle loans: The Company originates direct consumer loans, including home equity lines and loans, credit cards, and vehicle loans, using a scoring-based credit analysis as part of the underwriting process. Each loan type has a separate specified scoring that consists of several factors, including debt to income, type of collateral and loan-to-collateral value, credit history, and Company relationship with the borrower.

Loans receivable:

	December 31, 2014
				Loans Past
		30–59 Days	60–89 Days	Due 90 Days	Total
	Current	Past Due	Past Due	or More	Past Due	Total

Residential real estate	$54,698	$782	$507	$687	$1,975	$56,674
Commercial real estate	30,653	-	-	-	-	30,653
Agricultural real estate	37,843	285	-	-	285	38,128
Commercial construction real estate	4,035	-	-	-	-	4,035
Residential construction real estate	940	-	-	-	-	940
Home equity, home improvement and second mortgages	32,291	193	2	255	450	32,741
Commercial operating and term	5,569	82	-	67	149	5,718
Agricultural operating and term	7,674	40	-	-	40	7,714
Vehicle	1,661	8	1	1	10	1,671
Consumer	6,243	26	10	-	36	6,279
Total loans	$181,607	$1,416	$520	$1,010	$2,945	$184,553

Nonperforming loans	$-	$-	$-	$1,010	$1,010	$1,010

F-21

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2013
				Loans Past
		30–59 Days	60–89 Days	Due 90 Days	Total
	Current	Past Due	Past Due	or More	Past Due	Total

Residential real estate	$50,794	$2,548	$291	$737	$3,576	$54,370
Commercial real estate	28,365	172	-	-	172	28,537
Agricultural real estate	33,097	360	-	397	757	33,854
Commercial construction real estate	548	-	-	-	-	548
Residential construction real estate	2,130	-	-	-	-	2,130
and second mortgages	31,427	347	169	93	609	32,036
Commercial operating and term	3,421	-	-	73	73	3,494
Agricultural operating and term	4,753	-	-	-	-	4,753
Vehicle	1,525	12	5	-	17	1,542
Consumer	6,230	20	18	-	38	6,268
Total loans	$162,290	$3,459	$483	$1,300	$5,242	$167,532

Nonperforming loans	$-	$-	$-	$1,300	$1,300	$1,300

Recorded investment in nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2014 and 2013, were as follows:

	December 31, 2014
		Loans Past Due
		90 Days or More
	Nonaccrual	and Still Accruing

Residential real estate	$687	$-
Commercial real estate	-	-
Agricultural real estate	-	-
Commercial construction real estate	-	-
Residential construction real estate	-	-
Home equity, home improvement and second mortgages	255	-
Commercial operating and term	67	-
Agricultural operating and term	-	-
Vehicle	1	-
Consumer	-	-
Total	$1,010	$-

F-22

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2013
		Loans Past Due
		90 Days or More
	Nonaccrual	and Still Accruing

Residential real estate	$737	$-
Commercial real estate	-	-
Agricultural real estate	397	-
Commercial construction real estate	-	-
Residential construction real estate	-	-
Home equity, home improvement and second mortgages	93	-
Commercial operating and term	73	-
Agricultural operating and term	-	-
Vehicle	-	-
Consumer	-	-
Total	$1,300	$-

No interest income was recognized on nonaccrual loans for the years ended December 31, 2014 and 2013.

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk-rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard” and “Doubtful,” which correspond to risk ratings five, six and seven, respectively. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful, or risk-rated seven, have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention, are deemed to be Special Mention, or risk-rated five. Risk ratings are updated any time the situation warrants.

F-23

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass-rated loans. Loans listed as not rated are included in groups of homogeneous loans with similar risk and loss characteristics. The following tables present the risk category of loans by class of loans based on the most recent analyses performed and the contractual aging as of December 31, 2014 and 2013:

	December 31, 2014
		Special
	Pass	Mention	Substandard	Doubtful	Total

Commercial real estate	$26,449	$3,556	$648	$-	$30,653
Commercial construction real estate	4,035	-	-	-	4,035
Commercial operating and term	5,426	-	292	-	5,718
Agricultural operating and term	7,714	-	-	-	7,714
Total	$43,624	$3,556	$940	$-	$48,120

	December 31, 2013
		Special
	Pass	Mention	Substandard	Doubtful	Total

Commercial real estate	$23,252	$4,086	$1,199	$-	$28,537
Commercial construction real estate	548	-	-	-	548
Commercial operating and term	3,071	-	423	-	3,494
Agricultural operating and term	4,753	-	-	-	4,753
Total	$31,624	$4,086	$1,622	$-	$37,332

For consumer, residential real estate, agricultural real estate, home equity, vehicle and residential construction loan classes, the Company collectively evaluates loans for impairment. The Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Loans where credit quality and aging indicate potential weakness are placed on nonaccrual and are deemed to be nonperforming.

Impaired loans also include loans modified in a troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collections. The following tables present troubled debt restructurings by class of loans for the years ended December 31, 2014 and 2013:

F-24

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Year Ended December 31, 2014
		Premodification	Postmodification
	Number of	Outstanding	Outstanding
	Contracts	Recorded Investment	Recorded Investment
Total debt restructuring:
Home equity, home improvement and second mortgages	1	$46	$46
Modified payment terms

Year Ended December 31, 2013
		Premodification	Postmodification
	Number of	Outstanding	Outstanding
	Contracts	Recorded Investment	Recorded Investment
Total debt restructuring:
Residential real estate	2	$50	$44
Modified payment terms and Interest rates

There were no loans modified in a troubled debt restructuring that subsequently defaulted for the years ended December 31, 2014 and 2013.

Loans individually evaluated for impairment by class of loans as of December 31, 2014 and 2013, are as follows:

	December 31, 2014
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Residential real estate	$461	$461	$-	$505	$27
With an allowance recorded:
Residential real estate	822	822	115	830	34
Commercial real estate	2,637	2,637	341	2,690	99
Home equity, home improvement and second mortgages	73	73	73	74	2
Commercial operating and term	63	63	32	-	2
Consumer	16	16	12	16	2
Total	$4,072	$4,072	$573	$4,115	$166

F-25

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2013
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Residential real estate	$1,045	$1,045	$-	$1,093	$62
Commercial real estate	605	605	-	616	31
Home equity, home improvement and second mortgages	12	12	-	14	1
With an allowance recorded:
Residential real estate	563	563	53	584	22
Commercial real estate	2,725	2,725	273	2,139	69
Commercial operating and term	72	72	36	81	5
Consumer	114	114	15	115	1
Total	$5,136	$5,136	$377	$4,642	$191

Allowance for loan losses:

	Year Ended December 31, 2014
	Balance,				Balance,
	Beginning	Charge-offs	Recoveries	Provision	Ending

Residential real estate	$433	$(6)	$11	$107	$545
Commercial real estate	624	-	7	91	722
Agricultural real estate	130	-	-	25	155
Commercial construction real estate	2	-	-	10	12
Residential construction real estate	11	-	-	2	13
Home equity, home improvement and second mortgages	254	(183)	39	321	431
Commercial operating and term	87	(1)	-	23	109
Agricultural operating and term	18	-	-	13	31
Vehicle	30	-	3	(5)	28
Consumer	135	(28)	72	(67)	112
Total	$1,724	$(218)	$132	$520	$2,158

F-26

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	Year Ended December 31, 2013
	Balance,				Balance,
	Beginning	Charge-offs	Recoveries	Provision	Ending

Residential real estate	$437	$(140)	$4	$132	$433
Commercial real estate	507	(468)	66	519	624
Agricultural real estate	153	-	-	(23)	130
Commercial construction real estate	1	-	-	1	2
Residential construction real estate	8	-	-	3	11
Home equity, home improvement and second mortgages	422	(160)	48	(56)	254
Commercial operating and term	29	(44)	26	76	87
Agricultural operating and term	29	-	-	(11)	18
Vehicle	41	(3)	4	(12)	30
Consumer	111	(38)	51	11	135
Total	$1,738	$(853)	$199	$640	$1,724

The allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2014 and 2013, are as follows:

	December 31, 2014
	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Allowance for loan losses:
Residential real estate	$115	$430	$545
Commercial real estate	341	381	722
Agricultural real estate	-	155	155
Commercial construction real estate	-	12	12
Residential construction real estate	-	13	13
Home equity, home improvement and second mortgages	73	358	431
Commercial operating and term	32	77	109
Agricultural operating and term	-	31	31
Vehicle	-	28	28
Consumer	12	100	112
Total	$573	$1,585	$2,158

F-27

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2014
	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Loans:
Residential real estate	$1,283	$55,391	$56,674
Commercial real estate	2,637	28,016	30,653
Agricultural real estate	-	38,128	38,128
Commercial construction real estate	-	4,035	4,035
Residential construction real estate	-	940	940
Home equity, home improvement/second mortgages	73	32,668	32,741
Commercial operating and term	63	5,655	5,718
Agricultural operating and term	-	7,714	7,714
Vehicle	-	1,671	1,671
Consumer	16	6,263	6,279
Total	$4,072	$180,481	$184,553

	December 31, 2013
	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Allowance for loan losses:
Residential real estate	$53	$380	$433
Commercial real estate	273	351	624
Agricultural real estate	-	130	130
Commercial construction real estate	-	2	2
Residential construction real estate	-	11	11
Home equity, home improvement/second mortgages	-	254	254
Commercial operating and term	36	51	87
Agricultural operating and term	-	18	18
Vehicle	-	30	30
Consumer	15	120	135
Total	$377	$1,347	$1,724

F-28

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2013
	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Loans:
Residential real estate	$1,608	$52,762	$54,370
Commercial real estate	3,330	25,207	28,537
Agricultural real estate	-	33,854	33,854
Commercial construction real estate	-	548	548
Residential construction real estate	-	2,130	2,130
Home equity, home improvement/second mortgages	12	32,024	32,036
Commercial operating and term	72	3,422	3,494
Agricultural operating and term	-	4,753	4,753
Vehicle	-	1,542	1,542
Consumer	114	6,154	6,268
Total	$5,136	$162,396	$167,532

Loans with a carrying value of $96,740 and $89,258 at December 31, 2014 and 2013, respectively, were pledged to secure borrowed funds.

Related-party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 2014 and 2013, were $342 and $415, respectively. During 2014 and 2013, new loans to such related parties were $185 and $133, respectively, repayments were $67 and $166, respectively, and reduced by $191 and zero because of officer and director retirements, respectively. In the opinion of management, these loans have terms similar to other customer loans and do not present more than normal risk of collection.

Loans held for sale: As of December 31, 2014 and 2013, the Company’s loans held for sale were $1,707 and $1,952, respectively, and consisted of one- to four-family residential real estate loans.

Interest rate lock commitments related to the origination of mortgage loans that will be sold are considered derivative instruments. The Company estimates the fair value of these derivatives using the difference between the guaranteed interest rate in the commitments and the current market interest rate. To reduce the net interest rate exposure arising from its loan sale activity, the Company enters into a commitment to sell these loans at the same time that the interest rate lock commitment is quoted. The commitments to sell loans are also considered derivative instruments, with offsetting estimated fair values based on changes in current market rates. These commitments are not designated as hedging instruments and, therefore, changes in fair value are recognized immediately into income. The fair values of the Company’s derivative instruments are offsetting and deemed to be immaterial. The net gain on the derivative instruments was $247 and $520 in 2014 and 2013, respectively, and is included in the caption, gain on sale of loans held for sale, in the consolidated statements of income.

F-29

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 5. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans as of December 31, 2014 and 2013, were $332,075 and $350,234, respectively, and consist of one- to four-family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation, Federal Home Loan Bank and Federal National Mortgage Association.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $2,347 and $2,308 at December 31, 2014 and 2013, respectively.

Mortgage servicing rights are summarized as follows for the years ended December 31, 2014 and 2013:

	2014	2013

Balance at beginning of year, net	$1,952	$1,940
Mortgage servicing rights capitalized	258	442
Amortization expense	(324)	(430)
Valuation provision	-	-
Balance at end of year, net	$1,886	$1,952

The estimated fair value of mortgage servicing rights was $2,578 and $2,948 at December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, the valuation allowance was $15 and $15, respectively.

The following table indicates the estimated future amortization expense for mortgage servicing rights. The estimated amortization expense is based on existing asset balances. The timing of amortization expense actually recognized in future periods may differ significantly depending upon prepayment speeds affected by economic conditions, mortgage interest rates, and other matters.

Years Ending December 31,

2015	$388
2016	343
2017	302
2018	264
2019	228
Thereafter	361
$1,886

F-30

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 6. Premises and Equipment

	December 31
	2014	2013

Land	$464	$464
Buildings and improvements	4,631	4,444
Leasehold improvements	473	473
Furniture, fixtures and equipment	3,018	2,891
	8,586	8,272

Less accumulated depreciation and amortization	5,414	5,232
	$3,172	$3,040

Note 7. Foreclosed Real Estate

An analysis of activity for foreclosed real estate is as follows:

	Years Ended December 31
	2014	2013

Balance at beginning of year	$4,340	$3,601
Transfers from loans	726	2,733
Capitalized expenses	143	19
Proceeds from sales	(1,291)	(1,694)
Charge-offs/write-downs	(302)	(304)
Net gain (loss) on sales	40	(15)
Balance at end of year	$3,656	$4,340

Expenses applicable to foreclosed real estate include the following amounts reported in other real estate owned expense:

	Years Ended December 31
	2014	2013

Net (gain) loss on sales	$(40)	$15
Impairment	302	304
Operating expenses, net of rental income	237	411
	$499	$730

F-31

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 8. Deposits

	December 31
	2014	2013

Demand deposits, noninterest-bearing	$16,610	$13,506
NOW and money market accounts	95,775	85,132
Savings accounts	42,133	38,126
Certificates of deposit	67,454	77,606
	$221,972	$214,370

The aggregate amount of certificates of deposit over $250 was $826 and $573 at December 31, 2014 and 2013, respectively. Generally, deposit amounts in excess of $250 are not federally insured.

A summary of scheduled maturities of certificates of deposit is as follows:

Years Ending December 31,

2014	$50,744
2015	8,339
2016	5,655
2017	2,716
$67,454

Note 9. Borrowed Funds

The Company has a variable-rate $1,500 revolving line of credit from United Bankers Bank. The interest is based on the lender’s variable base rate (4.0% as of December 31, 2014). The note is secured by stock of the Bank and it matures on May 20, 2015. There was no outstanding balance on this note at both December 31, 2014 and 2013. The Company has no outstanding advances from the FHLB of Des Moines as of December 31, 2014 and 2013. The maximum borrowing capacity from the FHLB of Des Moines was $72,460 as of December 31, 2014.

F-32

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 10. Income Tax Matters

The components of income tax expense are as follows:

	Years Ended December 31
	2014	2013
Federal:
Current	$599	$654
Deferred	(147)	(52)
	452	602
State:
Current	220	199
Deferred	(49)	(15)
	171	184
Total	$623	$786

The effective tax rate recognized for the years ended December 31, 2014 and 2013 was 32.3 percent and 39.9 percent, respectively. Total income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate (35 percent) to income before income taxes as a result of the following:

	Years Ended December 31
	2014	2013

Computed expected tax expense	$674	$690
State income taxes, net of federal benefit	118	120
Effect of tax-exempt interest income	(78)	(76)
Effect of graduated rates	(19)	(20)
Other	(72)	72
Income tax expense	$623	$786

The Company utilizes a two-step process to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon ultimate settlement. The Company and its subsidiary file consolidated federal and state income tax returns. At December 31, 2014, the federal and Minnesota tax returns that the Company files are open for examination by taxing authorities for the years 2011, 2012 and 2013. The Company considers many factors when evaluating and estimating the Company’s tax positions, which may require periodic adjustments. At December 31, 2014, the Company did not record any liabilities for uncertain tax positions.

The Company recognizes accrued penalty and interest on uncertain tax positions, if any, as a component of its income tax expense.

F-33

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 10. Income Tax Matters (Continued)

The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets in other assets includes the following:

	December 31
	2014	2013
Deferred tax assets:
Allowance for loan losses	$873	$682
Management stock bonus plan	6	3
Accrued compensation	15	13
Impairment of securities	196	196
Repossessed property	664	711
Unaccreted discount	48	60
Other	47	8
Securities available for sale	-	191
Total deferred tax assets	1,849	1,864

Deferred tax liabilities:
Premises and equipment	99	110
FHLB stock	131	131
Mortgage servicing rights	763	790
Deferred loan origination fees	31	31
Securities available for sale	58	-
Prepaid expenses	77	59
Accrued real estate taxes	40	39
Other	74	75
Total deferred tax liabilities	1,273	1,235
Net deferred tax assets	$576	$629

Retained earnings include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736.

Note 11. Equity, Regulatory Capital and Dividend Restrictions

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

F-34

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 11. Equity, Regulatory Capital and Dividend Restrictions (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2014, the most recent notification of the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for Prompt Corrective Action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table summarizes the Bank’s compliance with its regulatory capital requirements:

					Minimum to Be Well
			Minimum		Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2014:
Tier I capital (to average assets)	$25,380	9.90%	$10,255	4.00%	$12,819	5.00%
Tier I capital (to risk-weighted assets)	25,380	13.58%	7,478	4.00%	11,217	6.00%
Total capital (to risk-weighted assets)	27,566	14.74%	14,956	8.00%	18,695	10.00%
As of December 31, 2013:
Tier I capital (to average assets)	25,464	10.36%	9,841	4.00%	13,201	5.00%
Tier I capital (to risk-weighted assets)	25,464	14.90%	6,834	4.00%	10,251	6.00%
Total capital (to risk-weighted assets)	27,260	15.96%	13,668	8.00%	17,085	10.00%

In July 2013, the federal banking agencies issued a final rule revising the regulatory capital rules applicable to most national bank and federal savings associations as well as their holding companies generally beginning on January 1, 2015. The rule implements the Basel Committee's December 2010 framework known as "Basel Ill" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The final rule implements a revised definition of regulatory capital, a new common equity Tier 1 minimum capital requirement of 4.50%, and a higher minimum Tier 1 capital requirement of 6.00% (which is an increase from 4.00%). Under the final rule, the total capital ratio remains at 8.00% and the minimum leverage ratio (Tier 1 capital to total assets) for all banking organizations, regardless of supervisory rating, is 4.00%.

F-35

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 11. Equity, Regulatory Capital and Dividend Restrictions (Continued)

Additionally, under the final rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. The buffer is measured relative to risk-weighted assets. The final rule also enhances risk sensitivity and addresses weaknesses identified by the regulators over recent years with the measure of risk weighted assets, including through new measures of creditworthiness to replace references to credit ratings, consistent with the requirements of the Dodd-Frank Act.

Except for the largest internationally active banking organizations (which are subject to the "advanced approaches" provisions of the final rule), the new minimum capital requirements generally become effective for all banking organizations on January 1, 2015, whereas the capital conservation buffer and the deductions from common equity Tier 1 capital phase in over time, beginning on January 1, 2016. Similarly, non-qualifying capital instruments phase out over time.

Note 12. Earnings Per Share

A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

	Year Ended December 31, 2014
		Weighted-average	Per Share
	Income	Shares	Amount
Basic earnings per share:
Net income	$1,303	755,781	$1.72
Effect of dilutive securities:
Stock options	-	1,360
Diluted earnings per share:
Net income plus assumed conversions	$1,303	757,141	$1.72

	Year Ended December 31, 2013
		Weighted-average	Per Share
	Income	Shares	Amount
Basic earnings per share:
Net income	$1,186	770,035	$1.54
Effect of dilutive securities:
Stock options	-	403
Diluted earnings per share:
Net income plus assumed conversions	$1,186	770,438	$1.54

As of December 31, 2014 and 2013, 15,850 options are not included in the dilutive earnings per share computation in each year because their inclusion would be antidilutive.

F-36

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 13.     Employee Benefit Plans

Defined contribution 401(k) plan: The Bank provides a 401(k) plan that covers substantially all of the Bank’s employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant’s annual compensation. At the discretion of the Board of Directors, the Bank may make matching and other contributions to the plan. Discretionary matching contributions of $75 and $75 (up to 3 percent of participant annual compensation) were made for the years ended December 31, 2014 and 2013, respectively.

Employee stock ownership plan: An employee stock ownership plan (ESOP) was adopted in 1995, covering all full-time employees of the Company who have attained age 21 and completed one year of service during which they worked at least 1,500 hours.

The Company makes annual discretionary contributions to the ESOP. As these funds are available, the ESOP acquires shares of Company stock and allocates the shares to ESOP participants. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. In 2014 and 2013, 7,570 and 4,526 shares, respectively, were purchased, and 2,839 and 3,081 shares, respectively, were allocated to ESOP participants at a cost of approximately $64 for both 2014 and 2013, which was charged to compensation expense.

The ESOP held 95,602 shares of Company stock at December 31, 2014 and 2013. At December 31, 2014 and 2013, 89,304 and 94,035 shares, respectively, have been released for allocation to participants. Allocated shares held by the ESOP are treated as outstanding in computing earnings per share.

The Company is subject to a put option on ESOP shares distributed to participants. The put option is a right to demand that the Company buy shares of its stock held by the participant for which there is no market. The put price is representative of the fair market value of the stock, which is approximately $26.50 and $24.50 per share per independent valuation as of December 31, 2014 and 2013, respectively. The Company must pay for the purchase within a five-year period. Since this put right is outside the control of the Company, this results in the classification of these shares as redeemable common stock in the mezzanine equity section of the balance sheet at their fair value, with changes to fair value recorded in retained earnings. The fair value of unreleased shares as of December 31, 2014 and 2013 was $167 and $38, respectively.

Stock option plans:

Wells Financial Corp. 2003 Stock Option Plan: In 2003 the Company approved the Wells Financial Corp. 2003 Stock Option Plan (the Plan). Pursuant to the Plan, stock options for 120,000 common shares may be granted to officers, directors, employees and other persons providing services to the Company. The Plan options have a maximum term of 10 years and are granted with an exercise price equal to the market price on the grant date. Awards to nonemployee directors are exercisable on the grant date. Awards to employees are generally exercisable on the grant date subject to employment conditions.

Options granted under the Plan may be options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Grant-date fair values were computed using the following assumptions: estimated life (in years), risk-free interest rate, expected volatility and dividend rate. The expected volatility is based on historical volatility for the estimated term of the award. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

F-37

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 13.     Employee Benefit Plans (Continued)

Stock option activity and balances as of December 31, 2014 and 2013, and during the years then ended are presented below:

		Years Ended December 31
	2014			2013
	Aggregate		Weighted-		Weighted-
	Intrinsic		Average		Average
Fixed Options	Value	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of year	$-	27,700	$29.29	66,937	$29.16
Granted	-	-	-	-	-
Exercised	-	(2,850)	19.10	(3,237)	17.00
Forfeited	-	(7,900)	33.38	(36,000)	30.15
Outstanding, end of year	-	16,950	$29.10	27,700	$29.29

The aggregate intrinsic value of a stock option in the table above represents the total pretax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders, had all option holders exercised their options on December 31, 2014. The intrinsic value changes based on changes in the market value of the Company’s stock. The total intrinsic value of options exercised during 2014 and 2013 was $25 and $15, respectively. The Company has purchased treasury stock and uses these shares for options exercised.

The status of the 16,950 options outstanding at December 31, 2014, is presented below:

			Remaining		Exercisable
		Exercise	Contractual	Number	Intrinsic
Date of Award	Shares	Price	Life (Years)	Exercisable	Value

April 19, 2005	7,900	$30.00	0.2	7,900	$-
March 20, 2007	7,950	29.60	2.2	7,950	-
May 18, 2010	1,100	19.10	5.4	1,100	9

For the years ended December 31, 2014 and 2013, the Company recognized $8 and $20 in compensation expense related to awards issued under this plan.

Management stock bonus plan: The Bank adopted the Wells Federal Bank 2003 Stock Bonus Plan in 2003 (the 2003 Plan). The Company authorized nonvested stock awards of up to 50,000 shares to directors, officers and employees of the Bank. These awards vest at the rate of 25 percent per year of continuous service with the Bank. The 2003 Plan expired in 2013 resulting in any unawarded shares being forfeited.

F-38

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 13. Employee Benefit Plans (Continued)

The status of nonvested shares outstanding as of December 31, 2014 and 2013, and the changes during the years then ended are presented below:

	Years Ended December 31
	2014	2013

Outstanding at beginning of year	2,618	932
Granted	-	2,175
Forfeited	-	-
Vested	(837)	(489)
Outstanding at end of year	1,781	2,618

The total fair value of shares vested during the years ended December 31, 2014 and 2013, was $17 and $9, respectively. The Bank recorded compensation expense of $25 and $4 related to this plan for the years ended December 31, 2014 and 2013, respectively. At December 31, 2014, there was a total of $22 of unrecognized compensation expense related to stock-based compensation arrangements granted under this plan. The expense expected to be recognized is $13 in 2015, $7 in 2016 and $3 in 2017. The total tax benefit recognized in the consolidated financial statements for the years ended December 31, 2014 and 2013, related to shares granted under the plan was $17 and $10, respectively. The total tax benefit realized on the tax returns for the years ended December 31, 2014 and 2013, was $21 and $6, respectively.

Note 14. Commitments and Contingencies

The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. The Company also has an agreement with its data processor whereby the processor agrees to provide certain data and item processing services that expire in 2016. The agreement automatically renews in five-year intervals unless terminated by either party. Future minimum rental and data processing commitments under these agreements as of December 31, 2014, are estimated as follows:

Years Ending December 31,	Rental	Data Processing

2015	$112	$690
2016	70	604
2017	34	561
2018	-	561
2019	-	561
Thereafter	-	140

F-39

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 14. Commitments and Contingencies (continued)

Total rental expense related to operating leases was approximately $172 and $194 for the years ended December 31, 2014 and 2013, respectively. Total data processing expense related to servicing agreements was $962 and $812 for the years ended December 31, 2014 and 2013, respectively.

In the normal course of business, the Company may be involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Note 15. Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include primarily commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit on loans totaled approximately $38,110 and $39,820 at December 31, 2014 and 2013, respectively.

The range of fixed-rate interest rates for unused commitments at December 31, 2014 is shown below:

	Outstanding Commitment	Range of Interest Rates
Unused commitments:
Revolving, open-end lines secured by 1-4 family residential properties	$21,208	2.50%	to	9.75%
Credit card lines	5,051	All at 15.96%
Commercial and industrial loans	2,149	3.99%	to	7.00%
Residential construction loans	492	3.50%	to	5.00%
Commercial construction	278	3.25%	to	7.00%
All other unused commitments	7,201	2.50%
Overdraft protection lines	1,731	All at 18.00%

Total	$38,110

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but normally includes real estate and personal property.

F-40

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 16. Concentrations

Concentration by geographic location: The Company makes agricultural, commercial, residential and consumer loans to customers primarily in south central Minnesota and northern Iowa. Although the Company’s loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans includes equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

Concentration by institution: The nature of the Company’s business requires that it maintain amounts due from banks that, at times, may exceed federally insured limits. The Company has not experienced any losses in such amounts. At December 31, 2014 and 2013, the Company had $7,411 and $11,073, respectively, on deposit with United Bankers Bank, which is included in cash and cash equivalents and federal funds sold on the consolidated balance sheets. The Company has evaluated its customers and has not identified any major customers as defined by generally accepted accounting principles.

Note 17. Fair Value Measurements

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date

Level 2:	Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data

Level 3:	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

F-41

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 17. Fair Value Measurements (Continued)

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Investment securities available for sale: The fair values of exchange-listed equity securities are based on quoted market prices and are categorized as Level 1 of the fair value hierarchy. The fair values of debt securities were generally determined based on matrix pricing. Matrix pricing is a mathematical technique that utilizes observable market inputs including, for example, yield curves, credit ratings and prepayment speeds. Fair values determined using matrix pricing are categorized as Level 2 in the fair value hierarchy.

Redeemable common stock: The Company has certain shares of common stock outstanding whereby the holder may put its shares to the Company for cash. This redeemable common stock is recorded at its fair value in the mezzanine equity section of our consolidated balance sheets and changes in fair value are recorded in retained earnings. The fair value of a share of common stock was determined by applying a market valuation approach based upon comparative financial and pricing analysis of the Company with a peer group of publicly traded financial institutions. The comparative financial analysis is based on three types of market pricing ratios: price to earnings, price to book (or price to tangible book) and price to assets, with a greater emphasis given to price to earnings and price to book value. Valuations include assumptions not observable in the marketplace, and the related fair value measurements have been categorized as level 3 measurements.

The Company is required, on a nonrecurring basis, to adjust the carrying value of certain assets or provide valuation allowances related to certain assets, using fair value measurements in accordance with generally accepted accounting principles.

Impaired loans: The specific allowance for collateral-dependent impaired loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral was determined based on appraisals, with further adjustments made to the appraised values due to various factors, including the age of the appraisal, age of comparables included in the appraisal, and changes in the market and in the collateral. As these significant adjustments are based on unobservable inputs, the resulting fair value measurements have been categorized as Level 3 measurements.

Foreclosed real estate: Foreclosed real estate is recorded at fair value based on property appraisals, less estimated selling costs, at the date of transfer. The carrying value of foreclosed real estate is not remeasured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. Property appraisals are based on assumptions generally not observable in the marketplace, and the related nonrecurring fair value measurement adjustments have been classified as Level 3.

F-42

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 17. Fair Value Measurements (Continued)

Mortgage servicing rights: Mortgage servicing rights are initially measured at fair value in the Company’s consolidated balance sheet. The Company utilizes the amortization method to subsequently measure its capitalized servicing assets. In accordance with ASC Topic 860, the Company must record impairment charges when the carrying value of certain strata exceeds their estimated fair value. To estimate the fair value of servicing rights, the Company computes the present value of expected future cash flows associated with the servicing rights using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds. For purposes of evaluating and measuring impairment of capitalized servicing rights, the Company stratifies such assets based on the predominant risk characteristics of the underlying financial instruments that are expected to have the most impact on projected prepayments, cost of servicing, and other factors affecting future cash flows associated with the servicing rights. Such factors may include financial asset or loan type, note rate and term. The amount of impairment recognized is the amount by which the carrying value of the capitalized servicing rights for a stratum exceeds estimated fair value. Impairment is recognized through a valuation allowance. The determination of fair value of capitalized servicing rights is considered a Level 3 valuation.

The following tables summarize assets and (liabilities) measured at fair value as of December 31, 2014 and 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
Recurring:
Investment securities available for sale:
Residential mortgage-backed securities	$-	$22,545	$-	$22,545
SBA pools	-	1,832	-	1,832
Obligations of states and political subdivisions	-	9,698	-	9,698
Government-sponsored enterprise equity securities	-	102	-	102
Redeemable common stock	-	-	(2,342)	(2,342)
Nonrecurring:
Foreclosed real estate	-	-	3,656	3,656
Collateral-dependent impaired loans	-	-	3,002	3,002
Mortgage servicing rights	-	-	646	646

F-43

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 17. Fair Value Measurements (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
Recurring:
Investment securities available for sale:
Residential mortgage-backed securities	$-	$31,042	$-	$31,042
SBA pools	-	2,112	-	2,112
Obligations of states and political subdivisions	-	8,214	-	8,214
Government-sponsored enterprise equity securities	-	201	-	201
Redeemable common stock	-	-	(2,533)	(2,533)
Nonrecurring:
Foreclosed real estate	-	-	4,340	4,340
Collateral-dependent impaired loans	-	-	3,097	3,097
Mortgage servicing rights	-	-	750	750

The following tables present additional quantitative information about the unobservable inputs used in the fair value measurement of mortgage servicing rights measured on a non-recurring basis that were categorized within Level 3 of the fair value hierarchy:

	Fair Value at December 31, 2014	Valuation Technique	Unobservable Input	Range
(in thousands)

Mortgage servicing rights	$646	Discounted cash flows(1)	Prepayment PSA	157 – 335
			Discount rate	8.50% – 9.25%
			Maturity (months) WAM	37 – 325
			Costs to service	$65 - $750

	Fair Value at December 31, 2013	Valuation Technique	Unobservable Input	Range
(in thousands)

Mortgage servicing rights	$750	Discounted cash flows(1)	Prepayment PSA	120 - 318
			Discount rate	8.50% – 9.25%
			Maturity (months) WAM	6 – 333
			Costs to service	$65 - $750

(1) The estimated fair value on mortgage servicing rights is determined through a cash flow analysis performed at the loan level and is based on the objective attributes of the portfolio (i.e., note rate, loan amount, etc.) and industry assumptions used in the marketplace.

F-44

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 17. Fair Value Measurements (Continued)

Changes in the fair value of redeemable common stock, which is a recurring fair value measurements using significant unobservable inputs (Level 3), for the fiscal years ended December 31, 2013 and 2014 were as follows:

Balance as of December 31, 2012	$2,008
Change in fair value related to redeemable common stock	334
Balance as of December 31, 2013	2,342
Change in fair value related to redeemable common stock	191
Balance as of December 31, 2014	$2,533

For the fiscal years ended December 31, 2013 and 2014 there were no transfers in or out of Levels 1, 2, and 3.

ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not recognized at fair value on a recurring basis or nonrecurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are recognized at fair value on a recurring or nonrecurring basis are discussed above. The methodologies for other financial assets and financial liabilities are discussed in Note 1.

The estimated fair values of the Company’s financial instruments are as follows:

		December 31
		2014		2013
	Level in Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$14,373	$14,373	$12,625	$12,625
Certificates of deposit	Level 2	4,181	4,181	3,695	3,695
Federal funds sold	Level 2	2,000	2,000	5,000	5,000
Securities available for sale	Level 2	34,177	34,177	41,569	41,569
FHLB stock	Level 2	2,079	2,079	2,021	2,021
Loans held for sale	Level 2	1,707	1,707	1,952	1,952
Loans receivable, net	Level 2	182,050	183,219	165,401	167,751
Accrued interest receivable	Level 2	834	834	804	804
Mortgage servicing rights	Level 3	1,886	2,578	1,952	2,948
Financial liabilities and mezzanine equity:
Deposits	Level 2	221,972	215,199	214,370	212,605
Advances from borrowers for taxes and insurance	Level 2	2,630	2,630	2,614	2,614
Accrued interest payable	Level 2	17	17	6	6
Redeemable common stock	Level 3	2,533	2,533	2,342	2,34 2

F-45

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 17. Fair Value Measurements (Continued)

Interest rate risk: The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to manage interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling-rate environment and less likely to prepay in a rising-rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising-rate environment and less likely to do so in a falling-rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

The fair value of commitments to extend credit is based on fees currently charged to enter into similar agreements with comparable credit risks and the current creditworthiness of the parties. Commitments are generally short-term in nature and, if drawn upon, are issued under current market terms and conditions for credits with comparable risks. Therefore, the fair values of these financial instruments are not significant.

Note 18. Additional Cash Flow Information

	Years Ended December 31
	2014	2013
Cash flows from securities:
Available-for-sale securities
Maturities and calls	$12,435	$6,689
Sale of securities	3,155	908
Purchases	(7,803)	(27,439)
	$7,787	$(19,842)

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$586	$787
Income taxes	460	900

Supplemental schedule of noncash investing and financing activities:
Loans originated in sale of foreclosed real estate	$223	$280
Foreclosed real estate acquired in settlement of loans	726	2,733

On August 15, 2014, the Company purchased selected assets and assumed selected liabilities of a branch office located in Minnesota Lake, Minnesota from Frandsen Bank & Trust. The transaction, which did not meet the definition of a business combination, included loans of $6,247, building of $87 and deposits of $12,428.

F-46

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 19. Financial Information of Wells Financial Corp. (Parent Only)

The Company’s condensed statements of financial condition as of December 31, 2014 and 2013 and related condensed statements of income and cash flows for each of those years in the two year period ended December 31, 2014 are as follows:

Condensed Balance Sheets

Assets	2014	2013

Cash	$740	$564
Prepaid fees and other assets	218	141
Investment in Wells Federal Bank	25,661	25,395
Total Assets	$26,619	$26,100

Liabilities and Stockholders' Equity

Liabilities	$-	$17
Mezzanine equity	2,533	2,342
Stockholders' equity	24,086	23,741
Total liabilities and stockholders’ equity	$26,619	$26,100

Condensed Statements of Income

	2014	2013

Interest expense	$-	$1
Compensation and benefits	22	17
Other expense	49	30
Loss before income taxes	71	48

Income tax benefit	13	16
Net loss before dividends and equity in undistributed income of subsidiary	(58)	(32)

Dividends from subsidiary	1,477	1,250
Equity in undistributed income of subsidiary	(116)	(32)
Net income	$1,303	$1,186

F-47

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 19. Financial Information of Wells Financial Corp. (Parent Only) (Continued)

Condensed Statements of Cash Flows

	2014	2013
Cash Flows From Operating Activities
Net Income	$1,303	$1,186
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	116	32
Other assets	(70)	19
Other liabilities	(17)	(134)
Net cash provided by operating activities	1,332	1,103

Cash Flows From Financing Activities
Purchase of treasury stock	(703)	(139)
Dividends paid	(453)	(461)
Net cash used in financing activities	(1,156)	(600)
Net increase in cash	176	503

Cash and Cash Equivalents
Beginning	564	61
Ending	$740	$564

Note 20. Subsequent Events

On January 26, 2015 the Bank was granted regulatory approval to pay $1,600 in dividends to the Company. This dividend represents 58.9% ($717) of the Bank’s 2013 net income and 64.9% ($883) of the Bank’s 2014 net income. This dividend was paid on February 17, 2015. On February 24, 2015 the Company declared a $0.18 per share dividend, payable on March 27, 2015 to shareholders of record on March 13, 2015.

On November 14, 2014, the Company entered into an agreement and plan of conversion merger with St. James Federal Savings and Loan Association (St. James), a federal mutual savings association. As of December 31, 2014, St. James had total assets of $27,215 and total equity of $2,755. Under the plan, St. James will merge into the Bank. Also under the plan, the Company plans to issue approximately 100,000 shares of common stock at a price based upon the average price of the Company’s stock for the 30-day period ending on the second trading day prior to the date of the final prospectus for the offering. The Company’s ESOP will acquire 8% of the newly issued shares. The plan provides for the establishment of a “liquidation account” for the benefit of eligible account holders of St. James. Completion of the merger is subject to regulatory approval.

Stock issuance costs incurred through December 31, 2014 totaled $170. These costs have been deferred and recognized as an other asset. Upon the successful close of the stock issuance, total stock issuance costs will be offset against the proceeds of the offering, which will be recognized as paid-in capital. If the stock issuance is abandoned, the stock issuance costs will be expensed.

F-48

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Wells Financial Corp. or Wells Federal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Wells Financial Corp. or Wells Federal Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 97,963 Shares of

(Subject to Increase to up to 112,657 Shares)

WELLS FINANCIAL CORP.

(Holding Company for Wells Federal Bank)

Common Stock

Par value $0.10 per share

PROSPECTUS

Sterne Agee

________, 2015

Until ________, 2015 or 40 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount
*	Legal Fees and Expenses:
*	Wells Financial Corp.	$150,000
*	St. James Federal Savings and Loan Association	75,000
*	Accounting Fees and Expenses	110,000
*	Records Agent and Data Processing Fees and Expenses	40,000
*	Marketing Agent Fees and Expenses (1)	260,000
*	Appraisal Fees and Expenses	30,000
*	Printing, Postage, Mailing and EDGAR Fees	30,000
*	Filing Fees (SEC, FINRA, MDFI)	5,000
*	Blue Sky Fees and Expenses	10,000
*	Other	5,000

*	Total	$715,000

*	Estimated
(1)	Estimated at the midpoint of the offering range. Wells Financial Corp. has retained Sterne, Agee & Leach, Inc. to assist in the sale of common stock on a best efforts basis in the offering. Includes legal fees payable to counsel for Sterne, Agee & Leach, Inc. in connection with the offering.

Item 14.  Indemnification of Directors and Officers

Articles XVII and XVIII of the Articles of Incorporation of Wells Financial Corp. (the “Corporation”), which are reproduced below, set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE XVII. Elimination of Directors’ Liability

Directors of the Corporation shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XVII shall not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Business Corporation Act, or (iv) for any transaction from which a director derived an improper personal benefit. If the Minnesota Business Corporation Act is amended after the effective date of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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ARTICLE XVIII. Indemnification.

A.           Definitions. For purposes of this Article XVIII, the terms defined in this Section have the meanings given them.

1.          "Official capacity" means (a) with respect to a director, the position of director in a corporation, (b) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (c) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, employee, or agent, as the case may be, of the other organization or employee benefit plan.

2.          "Proceeding" means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

3.          "Special legal counsel" means counsel who has not represented the Corporation or a related organization, or a director, officer, member of a committee of the board, or employee, whose indemnification is in issue.

B.          Indemnification Mandatory; Standard. The Corporation shall indemnify a director, officer or employee of the Corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

1.          Has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

2.          Acted in good faith;

3.          Received no improper personal benefit and section 302A.255 of the Minnesota Business Corporation Act, if applicable, has been satisfied;

4.          In the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

5.          In the case of acts or omissions occurring in the official capacity described in paragraph A.1.(a) or (b) of this Article, reasonably believed that the conduct was in the best interests of the Corporation, or in the case of acts or omissions occurring in the official capacity described in paragraph A.1.(c) of this Article, reasonably believed that the conduct was not opposed to the best interests of the Corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed

II-2

to the best interests of the Corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this Article.

C.          Advances. If a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section B have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

D.          Determination of Eligibility. All determinations whether indemnification of a person is required because the criteria set forth in Section B have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section C shall be made:

1.          By the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;

2.          If a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full board including directors who are parties;

3.          If a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

4.          If a determination is not made under clauses (1) to (3), by the shareholders, but the shares held by parties to the proceeding must not be counted in determining the presence of quorum and are not considered to be present and entitled to vote on the determination; or

5.          If an adverse determination is made under subsections (1) to (4) or under subsection (6), or if no determination is made under subsections (1) to (4) or under subsection (6) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the Corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person's liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.

II-3

6.          With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the Corporation, the determination whether indemnification of this person is required because the criteria set forth in Section B have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section C may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

E.          Insurance. The Corporation may purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the Corporation would have been required to indemnify the person against the liability under the provisions of this section.

F.          Savings Clause. If this Article XVIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVIII that shall not have been invalidated and to the full extent permitted by applicable law.

If Minnesota law is amended to permit further indemnification of the directors, officers, employees and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by Minnesota law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of such repeal or modification.

Item 15.  Recent Sales of Unregistered Securities

On March 13, 2013, the Company issued 1,100 shares of its common stock upon the exercise of stock options, at an exercise price of $17.00 per share, for aggregate proceeds of approximately $18,700.

On August 20, 2013, 2,137 stock options with an exercise price of $17.00 per share were exercised, in exchange for which the Company issued 518 shares of its common stock with a fair market value of $22.45 per share for an aggregate value of $11,629.

On November 24, 2014, 2,850 stock options with an exercise price of $19.10 per share were exercised, in exchange for which the Company issued 906 shares of its common stock with a fair market value of $28.00 per share for an aggregate value of $25,368.

The offers, sales and issuances of the shares of common stock as described in this Item 15 were exempt from registration under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans relating to compensation as provided under Rule 701. The recipients of such securities were our employees or directors and received the securities under our 2003 Stock Option Plan.

Item 16.  Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

II-4

(a) List of Exhibits

1.1	Engagement Letter between Wells Financial Corp. and Sterne, Agee & Leach, Inc. *
1.2	Form of Agency Agreement between Wells Financial Corp. and Sterne, Agee & Leach, Inc.
2.1	Plan of Conversion Merger of St. James Federal Savings and Loan Association with Wells Financial Corp. and Wells Federal Bank. *
2.2	Agreement and Plan of Conversion Merger by and among Wells Financial Corp., Wells Federal Bank and St. James Federal Savings and Loan Association, dated as of November 14, 2014. *
3.1	Articles of Incorporation of Wells Financial Corp. *
3.2	Bylaws of Wells Financial Corp. *
4	Form of Common Stock Certificate of Wells Financial Corp. *
5	Opinion of Jones Walker LLP regarding legality of securities being registered *
8.1	Federal Tax Opinion of Jones Walker LLP
8.2	State Tax Opinion of Quinlivan & Hughes, P.A.
10.1	Change in Control Severance Agreement between Wells Federal Bank and James D. Moll *
10.2	Wells Financial Corp. 2003 Stock Option Plan *
10.3	Wells Federal Bank 2003 Stock Bonus Plan *
21	Subsidiaries of the Registrant *
23.1	Consent of Jones Walker LLP (contained in opinions included as Exhibits 5 and 8.1)
23.2	Consent of McGladrey, LLP
23.3	Consent of McAuliffe Financial, LLC*
23.4	Consent of Quinlivan & Hughes, P.A. (contained in opinion included as Exhibit 8.2)
24	Power of Attorney (set forth on signature page as originally filed)*
99.1	Appraisal Agreement between St. James Federal Savings and Loan Association and McAuliffe Financial, LLC *
99.2	Letter of McAuliffe Financial, LLC with respect to Subscription Rights *
99.3	Appraisal Report of McAuliffe Financial, LLC *
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Records Agent Services Agreement between Sterne, Agee & Leach, Inc. and St. James Federal Savings and Loan Association. *

* Previously filed.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

II-5

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)          That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)          That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration

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statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wells, State of Minnesota, on April 27, 2015.

WELLS FINANCIAL CORP.

By:	/s/ James D. Moll
James D. Moll
Interim President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and as of April 27, 2015.

/s/ James D. Moll	/s/ Randel I. Bichler*
James D. Moll	Randel I. Bichler
Interim President and Chief Executive Officer, Director, Treasurer and Chief Financial Officer	Chairman of the Board and Director
(Principal Executive, Financial and Accounting Officer)

/s/ Gerald D. Bastian*	/s/ David Buesing*
Gerald D. Bastian	David Buesing
Director	Director

/s/ Richard Mueller*	/s/ Dale E. Stallkamp*
Richard Mueller	Dale E. Stallkamp
Director	Director

*	Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-1 of Wells Financial Corp. filed on March 12, 2015.

/s/ James D. Moll
James D. Moll
Attorney-in-Fact

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